As filed with the U.S. Securities and Exchange Commission on October 9, 2026.

File No. 333-298996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VME Companies, Inc.

(Exact name of registrant as specified in its charter)

Texas	3533	30-1495313
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Michael Thomas

Chief Executive Officer

VME Companies, Inc.

3300 S. Broadway Avenue, Suite 205

Tyler, Texas, 75701

(903) 561-4082

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Michael J. Blankenship Beniamin D. Smolij	Keith J. Billotti Walter G. Van Dorn
Winston Taylor LLP	Seward & Kissel LLP
800 Capitol Street, Suite 2400	One Battery Park Plaza
Houston, TX 77002	New York, NY 10004
(713) 651-2678	(212) 574-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION	DATED SEPTEMBER 17, 2026

VME Companies, Inc.

4,000,000 Shares of Common Stock

This is the initial public offering of shares of common stock, par value $0.001 per share (the “common stock”), of VME Companies, Inc., a Texas corporation. We are offering 4,000,000 shares of common stock. We currently estimate that the initial public offering price will be between $4.00 and $5.00 per share.

Prior to this offering, no public market existed for our common stock. We intend to apply to list our common stock for trading on the Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “VME.” At this time, Nasdaq has not yet approved our application to list our common stock. There is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this offering will not be completed.

We are a holding company with no material operations of our own, and we conduct all of our operations through our operating subsidiaries, VME Process, Inc. and VME Process Solutions, LLC. As a result, our results of operations, financial condition, and ability to pay dividends, if any, will depend on the operating and financial performance of, and cash distributions from, our operating subsidiaries.

Following this offering, we will be a “controlled company” within the meaning of the applicable rules of Nasdaq. As a “controlled company” we intend to rely on the following exemptions from Nasdaq’s corporate governance rules:

•	an exemption from the rule that a majority of our board of directors must be independent directors;

•	an exemption from the rule that our compensation committee be composed entirely of independent directors;

•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors or a nominating committee composed solely of independent directors. See “Risk Factors – We will be a “controlled company” within the meaning of the listing rules of Nasdaq, and, as a result, we intend to rely on exemptions from certain corporate governance requirements.”

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before buying our securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commission ([•]%)(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” for a description of compensation and other items of value payable to the underwriters.

We have granted the underwriters a [45-day] option to purchase up to 600,000 additional shares of common stock from us at the initial public offering price per share, less underwriting discounts and commissions to cover over-allotments, if any.

The underwriters expect to deliver the shares of our common stock to purchasers on or about [•], 2026.

Kingswood Capital Partners, LLC

The date of this prospectus is [•], 2026.

i

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto, in each case included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” “VME Companies,” “our company,” the “Company” and “our business” refer to VME Companies, Inc., a Texas corporation.

Our Business and Structure

We are a holding company headquartered in Tyler, Texas that owns and operates businesses providing proprietary process technologies, modular fabrication systems, and integrated engineering, procurement, and construction (“EPC”) solutions for complex offshore and onshore energy infrastructure projects. We design, fabricate, and deliver engineered modules, systems, and equipment to customers on a project basis and do not retain ownership of completed assets following delivery.

We conduct substantially all of our operations through two wholly-owned operating subsidiaries:

•	VME Process, Inc., a Texas corporation founded in 1985, which conducts our EPC solutions and modular systems (“EPC & Modular Solutions”) business; and
•	VME Process Solutions, LLC, a Texas limited liability company, which conducts our separation technologies and packaged equipment (“Separation Technologies”) business.

We are a topside and modular fabrication Specialist for the global energy industry. We specialize in the design and construction of high-complexity topside equipment, process modules, and integrated skids for offshore assets like floating production, storage and offloading vessels (“FPSOs”), mobile offshore production units (“MOPUs”), and fixed platforms.  Our major offshore operations and service hubs are strategically located in Southeast Asia to support the region’s growing FPSO and MOPU fleets.

This is a barge with VME modules being sent to the integration shipyard to be installed on the FPSO.

VME Companies, Inc. is a newly formed holding company, incorporated in Texas on February 10, 2026, to serve as the parent entity of our operating businesses. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship with one another. On April 15, 2026, Vinson-Shea Holdings, Ltd. and Kole & Marlee Holdings, Ltd. (the “Contributors”) completed a series of reorganization transactions to establish VME Companies, Inc. as the holding company for the business. In these transactions, the Contributors contributed 100% of the outstanding membership interests in VME Process Solutions, LLC and VME Services, LLC to VME Companies as a capital contribution, for no additional consideration. Concurrently, the Contributors contributed all 1,373 shares of common stock of VME Process, Inc. to VME Companies in exchange for 1,373 shares of common stock of VME Companies (700 shares to Vinson-Shea Holdings, Ltd. and 673 shares to Kole & Marlee Holdings, Ltd.), intended to qualify as a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, VME Companies now directly owns 100% of the equity interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC. The holding-company structure was established to position the Company for this offering by (i) creating a single corporate issuer with a unified capital structure capable of issuing registered securities to public investors, (ii) consolidating our operating subsidiaries under centralized governance to facilitate compliance with public-company reporting, disclosure, and corporate-governance requirements, (iii) enabling disciplined capital allocation by allowing the holding company to allocate proceeds from this offering and future financings among our operating businesses based on strategic priorities, and (iv) simplifying the Company’s organizational structure and streamline administrative functions. The reorganization did not materially change our operations, assets, management teams, or customer relationships.

Forward Stock Split

On October 8, 2026, our sole director and our shareholders approved, and we subsequently effected on October 9, 2026, a forward stock split of our outstanding common stock at a ratio of approximately 47,341.58776402-for-1 (the “Forward Stock Split”), pursuant to a Certificate of Amendment to our Certificate of Formation filed with the Secretary of State of the State of Texas. As a result of the Forward Stock Split, each one share of our common stock issued and outstanding immediately prior to the effective time was automatically reclassified and changed into approximately 47,341.58776402 shares of common stock, with any fractional share rounded to the nearest whole share (with 0.5 or more rounded up), such that our 1,373 outstanding shares of common stock became 65,000,000 shares of common stock, consisting of 33,139,111 shares held by Vinson-Shea Holdings, Ltd. and 31,860,889 shares held by Kole & Marlee Holdings, Ltd. The Certificate of Amendment also increased the number of authorized shares of our common stock from 100,000,000 shares to 1,000,000,000 shares. The par value of our common stock remained $0.001 per share. Unless otherwise indicated, all share and per share information in this prospectus gives retroactive effect to the Forward Stock Split.

= Partnership for U.S. tax purposes

= C Corporation for U.S. tax purposes

We are conducting this offering primarily to support targeted investments in engineering, estimating, and project execution capabilities and to strengthen our working capital position. These investments are intended to enhance our ability to pursue and execute projects.

Our Products and Services

VME Companies’ operations are conducted through two primary business lines: EPC & Modular Solutions and Separation Technologies.

EPC & Modular Solutions: Our EPC & Modular Solutions business provides integrated engineering, procurement and construction services for modularized process systems used in floating production, storage and offloading (“FPSO”) units and other offshore production facilities. We have completed over 2,000 projects and supplied modules to more than 60 FPSOs globally. Our capabilities span key process applications, including oil and gas separation, produced water treatment and gas compression, and are supported by engineering and fabrication facilities across Southeast Asia. Our modular approach is designed to reduce offshore installation time and improve capital efficiency for our customers. Approximately 80% - 90% of our sales are typically modular units for the FPSO.

An FPSO acts as a floating processing plant, handling:

• Oil separation & stabilization

• Gas compression & injection

• Water treatment & reinjection

• Storage of stabilized crude

• Safe gas flaring via flare tower

These integrated systems allow continuous offshore production without relying on fixed platforms or long export pipelines

Separation Technologies: Our Separation Technologies business designs and supplies specialized equipment and systems that facilitate the separation and treatment of oil, gas and water for onshore and offshore applications which we believe are one of the most critical vessels in any oil and gas processing plant. Our offerings include separation internals, pressure vessels, water and gas treatment systems and packaged pump units. We serve a diverse customer base across upstream (Oil & Gas Exploration and Production), midstream (Transportation and logistics) and downstream markets (Refining & Distribution), providing engineered solutions that support production efficiency, operational reliability and environmental compliance. Approximately 10% - 20% of our sales are typically separation technologies.

THREE PHASE SEPARATOR

Gas Out
Pressure Control Valve
Baffle
Demister
Inlet
Gas
Weir
Oil
Emulsion
Water
Oil
Level Control Valve
Level Control Valve
Water Out
Oil Out
PC
Gas Outlet
Mist Extractor
Pressure Control Valve
Inlet Diverter
Inlet
Gravity Settling Section
Oil & Emulsion
LC
LC
Oil
Water
Coalecing plates
Water Outlet
Oil Outlet

3-Phase (Oil-Gas-Water) Separators Overview

Pressure Release Valve
PSV Vent to Flare
1. Gas Outflow
ahmed safwat
Mist
Emulsion Layer
Natural Gas
Oil
Water
Well Fluid Inflow
3. Water Outflow
2. Oil Outflow

Basic Diagrams of a Three Phase Oil and Gas Separator

Our operations are conducted through our subsidiaries, including VME Process, Inc. and VME Process Solutions, LLC. Additional information regarding our reportable segments is included under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our revenue was $25.0 million for the six months ended June 30, 2026 compared to $52.1 million for the year ended December 31, 2025. We had a net loss for the six months ended June 30, 2026 of $0.6 million, while generating a net profit of $12.5 million for the year ended December 31, 2025.

We have a substantial working capital deficit and stockholders’ deficit and we are dependent on this offering and other uncommitted financing. Each of these conditions raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements expressing substantial doubt about our ability to continue as a going concern.

Industry Overview

Offshore deepwater oil and gas developments rely on floating production systems to commercialize reserves in water depths where fixed platforms are not practical. A significant portion of these developments utilize FPSOs, which integrate hulls, mooring systems, subsea infrastructure, and topside processing facilities that perform critical functions such as separation, treatment, compression, utilities, and power generation. FPSO-based developments are typically capital intensive, technically complex, and executed over multi-year timelines, but are designed for long operating lives and sustained production once commissioned.

Within this segment, topside engineering, procurement, construction, and integration represent a critical path element for FPSO project execution. Topside facilities must be specifically engineered for each field’s reservoir characteristics, production profile, environmental conditions, and regulatory requirements, while also meeting strict standards for safety, reliability, weight, and space constraints. As a result, FPSO topside projects are commonly executed under EPC or engineering, procurement, construction, and installation (“EPCI”) contracting structures, with contractors responsible for detailed engineering, procurement of specialized equipment, module fabrication, integration, and in some cases offshore installation and hook-up. Select projects may be awarded on a procurement and construction or construction-only basis depending on operator strategy, project maturity, and risk allocation.

Industry activity in FPSO developments has been supported by continued deepwater project final investment decisions in certain regions, particularly where large discoveries and established regulatory frameworks have enabled repeatable development programs. At the same time, the segment is characterized by cyclicality and capacity constraints, as demand for FPSOs and associated topside work fluctuates with commodity prices, operator capital allocation, and availability of specialized fabrication yards, skilled labor, and long-lead equipment. Periods of increased project activity can place pressure on schedules and costs across the supply chain.

In addition to project execution, FPSO developments require offshore support during commissioning, start-up, and operations, including technical assistance, spare parts management, and maintenance of topside equipment over the asset life cycle. Operators increasingly emphasize execution certainty, uptime, and lifecycle performance, which has increased focus on experienced contractors capable of delivering complex topside modules and providing post-delivery technical support. At the same time, heightened regulatory scrutiny and operator priorities around safety, reliability, and emissions performance continue to influence topside design, equipment selection, and operating practices across the industry.

The offshore deepwater FPSO topside market is characterized by cyclical demand, long project timelines, complex execution requirements, and exposure to supply chain, regulatory, and cost pressures, any of which may adversely affect project timing, margins, and financial performance.

Our Strategy and Competitive Strengths

Our strategy emphasizes execution discipline, risk management, and long-term value creation rather than growth at any cost. We seek to deploy our EPC capabilities in a manner that prioritizes project selectivity, capital discipline, and repeatable execution. While we have historically experienced periods in which project selection and concurrent execution of multiple large projects strained our resources and adversely affected operating performance, we have taken steps to strengthen our project governance, execution discipline, and risk management practices to better align our operations with this strategy.

Our competitive strengths include our experience executing FPSO topside projects, established engineering and fabrication operations in Southeast Asia, integrated engineering and modular fabrication capabilities, and customer relationships developed over multiple projects. We believe these capabilities support our ability to compete for selected FPSO topside and related EPC opportunities; however, competition in our markets is intense, and we may not be successful in securing future projects.

Key Elements of Our Strategy:

•	Strengthening project governance and execution discipline by implementing structured project execution methodologies, including defined stage gates, enhanced bid and contract review processes, and more rigorous project controls to better manage scope, schedule, and cost risk across the project lifecycle;

•	Expanding in-house engineering and technical oversight to reduce reliance on third-party resources, improve coordination between engineering and fabrication, and enhance front-end planning, constructability, and execution readiness for large-scale projects;

•	Enhancing supply chain management and vendor oversight through increased use of expeditors, quality surveillance, and performance monitoring to mitigate risks associated with long-lead equipment, supplier execution, and subcontractor performance;

•	Improving resource planning and capacity management to better align engineering, project management, and fabrication resources with project backlog and execution schedules, and to avoid overextension during periods of elevated project activity;

•	Focusing on selective project pursuit and risk-adjusted returns by prioritizing opportunities that align with our execution capabilities, technical expertise, and risk tolerance, and applying more disciplined bid evaluation and pricing methodologies; and

•	Selective investment in systems and infrastructure to improve visibility into project performance, cost tracking, and execution metrics, with the objective of reducing execution variability and improving predictability of project outcomes.

Facilities

Our operations are supported by a combination of leased engineering offices and owned and leased fabrication facilities located in Asia and the United States, as well as access to third-party yards and service providers. Together, these resources provide the capacity and flexibility needed to execute FPSO topside projects, and we believe our current facilities are adequate to support our existing operations.

All of our facilities are certified to ISO 9001 quality management standards, and our fabrication facility in Indonesia also holds an ISO 45001 certification for occupational health and safety and an ISO 14001 certification for environmental management.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and results of operations. You should carefully consider the risks discussed in the section titled “Risk Factors,” including the following risks, before investing in our common stock:

•	Volatility in offshore oil and gas activity and capital spending could cause significant fluctuations in our operating results.

•	Our packaged equipment and modular EPC contracts expose us to risks that could adversely affect project execution, margins, and financial performance.

•	The markets in which we operate are highly competitive, and we may be unable to compete effectively, which could adversely affect our revenue, margins, and results of operations.

•	A substantial portion of our revenue is derived from non-U.S. operations, which exposes us to political, regulatory, economic, and operational risks that could adversely affect our business, financial condition, and results of operations.

•	We depend on a limited number of customers and large, high-value projects, and the loss or reduction of business from any significant customer could materially adversely affect our revenues and results of operations.

•	Supply chain disruptions and cost escalation could adversely affect our project execution, margins, liquidity, and financial condition.

•	A significant portion of our contracts are fixed-price or lump-sum, and inaccuracies in cost estimates, scope assumptions, or execution performance could result in reduced margins or losses.

•	Our backlog may not be realized as revenue or may not result in expected profitability, and fluctuations in backlog may adversely affect our results of operations.

•	We are subject to information technology, cybersecurity and privacy risks.

•	We could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if we are unable to obtain raw materials.

•	Our operations and our customers’ operations are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which we or our customers may not be adequately insured and which could cause us to lose customers and substantial revenue.

•	Our operations may be impacted by changing macroeconomic conditions, including inflation.

•	A deterioration in global economic conditions and adverse developments affecting the financial services industry could affect our current and projected business operations and our financial condition and results of operations.

•	We must comply with export and import controls, economic sanctions and embargoes and other international trade laws and regulations, and any failure to comply with such laws and regulations could subject us to liability and have a material adverse impact on our business, financial condition and results of operations.

•	The cyclical nature of the oil and natural gas industry may cause our operating results to fluctuate.

•	Growth in drilling and completion activity, and our ability to benefit from such growth, could be adversely affected by any significant constraints in equipment, labor or takeaway capacity in the regions in which we operate.
•

We have a substantial working capital deficit and stockholders’ deficit, loans that were in default, and we are dependent on this offering and other uncommitted financing; these conditions raise substantial doubt about our ability to continue as a going concern.

•	Our large, complex EPC projects expose us to execution, schedule, cost-overrun, supply chain, labor, and regional operating risks, which could adversely affect our results of operations and financial condition.

•	We rely on a limited number of qualified vendors for certain critical components, and defects or performance issues in our products or systems could result in project delays, additional costs, warranty claims, or reputational harm.

•	Our fixed-price EPC contracts, scope changes, reliance on consortium partners and subcontractors, and related disputes and guarantees expose us to significant commercial and execution risks that could adversely affect our margins, liquidity, and results of operations.

•	Climate-related regulations, investor preferences, and energy transition trends could reduce demand for offshore oil and gas developments, including FPSO projects, and materially adversely affect our business.

•	Failure to comply with applicable environmental, data privacy, zoning, permitting, and other regulatory requirements could result in fines, operational restrictions, increased costs, or the suspension of our operations.

•	Regulatory regimes and certification requirements applicable to offshore facilities are frequently flowed down to us contractually, which may increase rework, delays, costs, and exposure to liquidated damages.

•	Our ability to operate and perform EPC services depends on maintaining licenses, permits, and approvals in multiple jurisdictions, and failure to obtain or maintain these authorizations could materially adversely affect our business.

•	Data protection, privacy, and cybersecurity requirements restrict cross-border data flows and expose us to regulatory, operational, and reputational risks.

•	Federal, state and local legislative and regulatory initiatives relating to oil and natural gas development and the potential for related litigation could result in increased costs and additional operating restrictions or delays for our customers, which could reduce demand for our products.

•	Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

•	We will incur significantly increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

•

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

•	Subjective estimates and judgments used by management in the preparation of our financial statements, including estimates and judgments that may be required by new or changed accounting standards, may impact our financial condition and results of operations.

•	A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in higher taxes on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.
•

We are involved and may in the future become involved in litigation and contractual disputes, with current matters representing aggregate potential exposure of approximately $17 million, partially offset by approximately $26.5 million in pending claims and counterclaims, and unfavorable outcomes could materially and adversely affect our business, financial condition, and results of operations.

Corporate Information

Our offices are located at 3300 S. Broadway Avenue, Suite 205 Tyler, Texas, 75701. Our telephone number is (903) 561-4082. Our website is www.vmecompanies.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may remain an emerging growth company for up to five years following the completion of this offering. For so long as we remain an emerging growth company, we are permitted to rely on certain exemptions from reporting and disclosure requirements applicable to other public companies that are not emerging growth companies. These exemptions include the option to delay adoption of new or revised accounting standards until those standards apply to private companies, exemption from the requirement to obtain an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements to hold non-binding advisory votes on executive compensation and certain golden parachute arrangements. As a result, the information contained in this prospectus may differ from the information you receive from other public companies.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (iii) the date on which we are deemed to be a “large accelerated filer,” meaning the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We also qualify as a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act of 1934, as amended (the “Exchange Act”). As a smaller reporting company, we may take advantage of certain reduced disclosure requirements, including the ability to present fewer years of audited financial statements and reduced executive compensation disclosure. If we remain a smaller reporting company at the time we cease to be an emerging growth company, we may continue to take advantage of these scaled disclosure requirements.

THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Capital Stock” section of this prospectus contains a more detailed description of the common stock.

Common stock offered by us	4,000,000 shares of common stock.
Underwriters’ over-allotment option

We have granted the underwriters a 45-day option to purchase up to an additional 600,000 shares of our common stock from us at the price to the public, less underwriting discounts and commissions to cover over-allotments, if any.

Common stock to be outstanding after this offering	69,000,000 shares of common stock or (69,600,000 shares of common stock if the underwriters’ option to purchase additional shares from us is exercised in full)(1)
Use of proceeds after expenses

We estimate that the net proceeds of the sale of our common stock in this offering will be approximately $ [•] million (or approximately $ [•] million if underwriter exercises the option in full to purchase additional shares of our common stock), based on an assumed initial public offering price of $4.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to support working-capital requirements associated with project execution, invest in targeted infrastructure and engineering capabilities, strengthen our balance sheet, and for general corporate purposes. See “Use of Proceeds” for more information.

Dividend policy

Over the past approximately 40 years, our owners have elected to take discretionary dividends only on three occasions, and such dividends were limited and opportunistic rather than part of a recurring dividend program. Historically, we have retained substantially all available earnings to fund operations, support growth initiatives, and maintain balance sheet flexibility.

Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Controlled company	After the completion of the initial public offering, Vinson-Shea Holdings, Ltd., which is controlled by our Chief Executive Officer, Michael Thomas, and Kole & Marlee Holdings, Ltd., which is controlled by our Executive Vice President and Chief Operating Officer, Kuoh Lee will control a majority of the voting power of the outstanding common stock, and we will be a “controlled company” within the meaning of applicable rules of Nasdaq. As a controlled company, We intend to rely on the exemptions from certain corporate governance standards of Nasdaq. See “Risk Factors – We will be a “controlled company” within the meaning of the listing rules of Nasdaq, and, as a result, we intend to rely on exemptions from certain corporate governance requirements.”

Lock-up agreements

We have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exchangeable or exercisable for any of our shares of common stock during the [six-month] period following the closing of this offering.

Our executive officers, directors, and shareholders beneficially owning more than 5% of our shares of common stock prior to the offering, have agreed during the six-month period following the closing of this offering to substantially similar lock-up provisions, subject to certain exceptions. Please refer to the sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Transfer agent	[•]
Proposed Nasdaq trading symbol	VME

(1)	In this prospectus, except as otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering is based on 65,000,000 shares of common stock outstanding as of the date of this prospectus after giving effect to the Forward Stock Split, and the other information based thereon:

•	assumes an initial public offering price of $4.50 per share of common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus);
•	gives retroactive effect to the approximately 47,341.58776402-for-1 Forward Stock Split of our common stock effected on October 9, 2026; and assumes no exercise of the underwriters’ option to purchase up to 600,000 additional shares from us in this offering to cover over-allotments, if any.

SUMMARY FINANCIAL DATA

The following table summarizes certain of our financial data. We derived the summary statements of operations and comprehensive loss data for the years ended December 31, 2025, and 2024 and the summary balance sheet data as of December 31, 2025, and 2024, from our audited financial statements and related notes appearing elsewhere in this prospectus. Comprehensive loss for the year ended December 31, 2024 included material losses from bad debt, legal settlements and foreign exchange, while comprehensive loss for the year ended December 31, 2025 included various settlements and structural changes, both of which may not recur. Additionally, financial results are highly sensitive to a small number of significant projects and customers. Please refer to Notes 7 and 8 in the Notes to the Financial Statements for the year ended December 31, 2025, and Note 7 in the Notes to the Financial Statements for the six months ended June 30, 2026 for customer concentration disclosures.

The summary statement of operations data for the three and six months ended June 30, 2026 and 2025, and the summary balance sheet data as of June 30, 2026, were derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements.

Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The summary financial data should be read together with our financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

Consolidated Statements of Operations and Comprehensive Loss Data:

(in U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024
	(unaudited)		(audited)
Contract revenues	$12,633,855	$8,282,161	$52,051,346	$188,794,069
Cost of revenues	(10,618,019)	(8,024,604)	(19,153,899)	(202,040,366)
Gross profit (loss)	$2,015,836	$257,557	$32,897,447	$(13,246,297)
Operating expenses:
Selling, general and administrative	2,604,227	4,021,085	16,618,827	38,961,083
(Gain) loss on disposal of assets	19,855	(30,093)	(127,690)	—
Depreciation and amortization	107,696	129,970	426,525	365,864
Total operating expenses	$2,731,778	$4,120,962	$16,917,662	$39,326,947
Income (loss) from operations	$(715,942)	$(3,863,405)	$15,979,785	$(52,573,244)
Other income (expense):
Interest income	26,380	45,437	158,931	127,657
Interest expense	(98,795)	(125,441)	(488,329)	(600,628)
Total other income (expense), net	$(72,415)	$(80,004)	$(329,398)	$(472,971)
Income (loss) before income tax	(788,357)	(3,943,409)	15,650,387	(53,046,215)
Income tax benefit (expense)	(1,038,913)	5,825,407	(3,131,701)	8,543,093
Net income (loss)	$338,322	$282,998	$12,518,686	$(44,503,122)
Noncontrolling interest of a subsidiary	2,227	2,436	24,212	2,796,868
Net income (loss) attributable to VME Process, Inc.	$340,549	$285,433	$12,542,898	$(41,706,254)
Cumulative translation adjustment	84,683	218,086	365,824	2,504
Comprehensive income (loss) attributable to VME Process, Inc.	$425,232	$503,519	$12,908,721	$(41,703,750)
Net income (loss) per share, basic and diluted	$246.41	$206.12	$9,117.76	$(32,413.05)
Weighted-average common shares outstanding, basic and diluted	1,373	1,373	1,373	1,373

	Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2025	2024
	(unaudited)		(audited)
Contract revenues	$25,012,360	$40,315,109	$52,051,346	$188,794,069
Cost of revenues	(18,766,627)	(41,616,876)	(19,153,899)	(202,040,366)
Gross profit (loss)	$6,245,733	$(1,301,767)	$32,897,447	$(13,246,297)
Operating expenses:
Selling, general and administrative	5,101,973	9,823,082	16,618,827	38,961,083
(Gain) loss on disposal of assets	(246)	13,122	(127,690)	—
Depreciation and amortization	225,250	201,398	426,525	365,864
Total operating expenses	$5,326,977	$10,037,602	$16,917,662	$39,326,947
Income (loss) from operations	$918,756	$(11,339,369)	$15,979,785	$(52,573,244)
Other income (expense):
Interest income	53,938	99,151	158,931	127,657
Interest expense	(287,327)	(218,469)	(488,329)	(600,628)
Total other income (expense), net	$(233,389)	$(119,318)	$(329,398)	$(472,971)
Income (loss) before income tax	685,367	(11,458,687)	15,650,387	(53,046,215)
Income tax benefit (expense)	(1,274,909)	5,824,712	(3,131,701)	8,543,093
Net income (loss)	$(589,542)	$(5,633,975)	$12,518,686	$(44,503,122)
Noncontrolling interest of a subsidiary	5,031	4,477	24,212	2,796,868
Net income (loss) attributable to VME Process, Inc.	$(584,511)	$(5,629,498)	$12,542,898	$(41,706,254)
Cumulative translation adjustment	94,559	299,280	365,824	2,504
Comprehensive income (loss) attributable to VME Process, Inc.	$(489,952)	$(5,330,218)	$12,908,721	$(41,703,750)
Net income (loss) per share, basic and diluted	$(429.38)	$(4,103.40)	$9,117.76	$(32,413.05)
Weighted-average common shares outstanding, basic and diluted	1,373	1,373	1,373	1,373

Consolidated Balance Sheet Data:

(in U.S. dollars)

	As of June 30,	As of December 31,
	2026	2025	2024
	(unaudited)	(audited)
Cash	$4,652,279	$4,335,781	$11,981,890
Restricted cash	2,478,327	1,584,143	771,298
Total current assets	$48,432,046	$43,538,699	$52,325,747
Total assets	$88,523,648	$82,517,587	$117,759,986
Total current liabilities	$92,111,027	$85,834,056	$129,064,863
Total liabilities	$95,187,584	$88,686,541	$136,813,449
Working capital (deficit)(1)	(43,678,981)	(42,295,357)	(76,739,116)
Total stockholders’ equity (deficit)	$(6,663,936)	$(6,168,953)	$(19,053,463)

(1)	Working capital (deficit) is computed as total current assets less total current liabilities.

12

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the information contained in this prospectus, including our financial statements and the related notes, before making an investment decision regarding the shares of common stock. If any of the following risks are realized, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Volatility in offshore oil and gas activity and capital spending could cause significant fluctuations in our operating results.

Activity levels in the offshore oil and gas industry are highly volatile and have historically experienced significant fluctuations over relatively short periods of time. Demand for our products and services depends in large part on the level and timing of capital expenditures by oil and gas producers and operators, including investment in offshore production facilities and FPSO projects. These spending decisions are influenced by expectations regarding future oil and gas prices, project economics, regulatory and permitting requirements, access to resources, and broader macroeconomic and geopolitical conditions.

Demand and pricing for our products and services may be adversely affected by factors beyond our control, including changes in commodity prices, production levels by OPEC and non-OPEC countries, geopolitical conflicts, trade sanctions and supply chain disruptions, public health crises, evolving environmental and climate-related policies, foreign exchange fluctuations, and the development and adoption of alternative energy sources. Periods of reduced offshore activity or customer capital spending could result in lower order intake, delays or cancellations of projects, underutilization of our capacity, and volatility in our revenues, operating results, and cash flows.

Our packaged equipment and modular EPC contracts expose us to risks that could adversely affect project execution, margins, and financial performance.

As of June 30, 2026, we had a combined backlog of approximately $127.1 million across our EPC & Modular Solutions and Separation Technologies businesses, representing contracts for the manufacture, assembly, testing, and delivery of equipment, modules, and related services. These contracts, many of which are fixed-price or lump-sum in nature, subject us to a variety of risks that could reduce margins, delay project completion, result in contractual penalties, or adversely affect our competitive position, including:

•	financial difficulties or reduced capital spending by customers, which could result in delays, scope changes, cancellations, or non-payment;
•	adverse credit market conditions affecting our customers’ ability to finance or proceed with projects;
•	inaccuracies in our cost estimates or pricing assumptions, which could result in cost overruns and reduced or negative margins;
•	failure to deliver equipment or modules that meet contractual technical specifications, performance requirements, or quality standards;
•	disruptions in the global supply chain, including delays or cost increases associated with third-party suppliers, long-lead equipment, or shortages of critical components;
•	increases in the costs of raw materials, labor, or logistics;
•	delays or disruptions arising from factors beyond our control, including weather events, shipyard access constraints, labor availability, public health crises, or geopolitical developments; and
•	changes in trade policies, tariffs, export controls, sanctions, or other regulatory restrictions that could adversely affect our supply chain, cost structure, or ability to perform under existing contracts.

Although many of our contracts provide for advance payments and progress billings and generally limit customer termination for convenience, unfavorable market conditions or financial difficulties experienced by our customers have in the past, and may in the future, result in the delay, suspension, modification, or cancellation of projects. Any such events could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

The markets in which we operate are highly competitive, and we may be unable to compete effectively, which could adversely affect our revenue, margins, and results of operations.

The FPSO topside, EPC, modular fabrication, and energy infrastructure markets in which we operate are highly competitive. We compete with national, regional, and international engineering and construction contractors, fabrication yards, and equipment suppliers, some of which have greater financial, technical, manufacturing, and marketing resources than we do, broader geographic reach, or long-standing customer relationships. Competitive dynamics in our markets may result in pricing pressure, reduced margins, or the loss of project opportunities.

Our revenue and earnings may be adversely affected by, among other factors:

•	aggressive pricing or changes in pricing strategies by competitors;
•	competitors’ ability to offer integrated solutions, financing support, or broader service offerings;
•	improvements in competitors’ execution capabilities, delivery timelines, or capacity availability;
•	the introduction of new technologies, processes, or execution methodologies by competitors that improve cost, schedule, safety, or performance outcomes; and
•	increased competition from local or state-owned enterprises in certain jurisdictions in which we operate, including as a result of local content requirements, regulatory preferences, or government policies favoring domestic providers.

Our ability to compete effectively also depends, in part, on our ability to maintain and enhance our technical capabilities, engineering expertise, and project execution methodologies. If we are unable to adopt or effectively implement new technologies, digital tools, or execution practices, or if competitors are able to do so more successfully, our competitive position could be adversely affected.

We rely on a combination of proprietary know-how, trade secrets, contractual protections, and, to a lesser extent, intellectual property rights to protect aspects of our technologies, processes, and equipment designs. There can be no assurance that these protections will be sufficient to prevent competitors from replicating or developing similar capabilities. In addition, we may face claims that our technologies or processes infringe the intellectual property rights of third parties, which could result in litigation, increased costs, licensing requirements, or restrictions on our ability to offer certain products or services, any of which could adversely affect our business, financial condition, results of operations, and cash flows.

A substantial portion of our revenue is derived from non-U.S. operations, which exposes us to political, regulatory, economic, and operational risks that could adversely affect our business, financial condition, and results of operations.

A significant portion of our revenue is derived from operations outside the United States, with substantial activities in Southeast Asia. Approximately 40% of our revenue in 2025 was generated from non-U.S. customers based on revenue destination. Operating in multiple foreign jurisdictions subjects us to a variety of risks that could disrupt project execution, increase costs, delay collections, or adversely affect margins, including:

•	political, social, or economic instability in the countries in which we operate;
•	civil unrest, acts of terrorism, war, or other armed conflicts, including geopolitical tensions and conflicts that may disrupt global markets, supply chains, or customer spending;
•	public health crises, natural disasters, or other catastrophic events that may disrupt operations, workforce availability, or logistics;
•	changes in trade policies, economic sanctions, export controls, or other restrictions imposed by the United States or foreign governments, which could limit our ability to source equipment, perform services, or receive payments;
•	compliance with anti-corruption, anti-bribery, and similar laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and local regulations, which impose significant compliance obligations and potential liability;
•	complex, evolving, or unfavorable tax regimes, duties, or other fiscal policies that could increase our tax burden or compliance costs;

•	tariffs, customs requirements, or changes in import and export regulations that could increase costs or delay project execution;
•	actions by foreign governments, including changes in laws or regulations, expropriation of customer assets, or restrictions on contractual rights, that could adversely affect project economics or customer willingness or ability to proceed with projects;
•	restrictions on the repatriation of cash or capital from certain jurisdictions; and
•	currency exchange rate fluctuations and devaluations, which could adversely affect our revenues, costs, cash flows, and reported results of operations.

Any of these factors could adversely affect our ability to execute projects, collect amounts due under contracts, manage costs, or compete effectively in international markets, and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We depend on a limited number of customers and large, high-value projects, and the loss or reduction of business from any significant customer could materially adversely affect our revenues and results of operations.

Our customer base includes major international oil companies, national oil companies, FPSO operators, and large EPC contractors. A significant portion of our revenue is derived from a limited number of large, project-based contracts and in certain periods, a small number of customers have accounted for a significant percentage of our total revenue. For example, for the years ended December 31, 2025 and 2024, Yinson Production entities and Santos-related entities together accounted for approximately 72.2% and 78.7% of our contract revenues, respectively. As a result, our operating results are particularly sensitive to the purchasing decisions, capital spending cycles, and project timelines of these customers.

These customers typically award a limited number of high-value contracts through competitive tender processes. These processes are influenced by multiple factors, including technical qualifications, pricing, delivery schedules, and customer-specific commercial and contractual requirements. The timing, size, and success of individual tenders can be difficult to predict, and the award or deferral of a single significant contract may have a disproportionate impact on our backlog, revenues, and results of operations for a particular period. Consequently, our revenue and operating results may fluctuate significantly from period to period, which could make it difficult to forecast our future performance or meet market expectations.

The loss of any significant customer, a reduction in the scope or volume of orders, a decision by customers to consolidate project awards among fewer suppliers, or delays or cancellations of projects as a result of changes in customer capital spending priorities or the timing of final investment decisions could materially adversely affect our backlog, revenues, and financial performance. In addition, customers may exert pricing pressure, require more stringent contractual terms, or select competitors for future projects, which could further adversely affect our margins and competitive position.

Supply chain disruptions and cost escalation could adversely affect our project execution, margins, liquidity, and financial condition.

Our business relies on the timely availability of raw materials, components, specialized equipment, logistics services, and skilled labor to execute EPC, modular fabrication, and equipment contracts. Disruptions in global supply chains, transportation constraints, labor availability, and cost inflation may adversely affect our ability to procure materials, meet project schedules, and control costs. Although certain supply chain disruptions have moderated in recent periods, these risks may persist or re-emerge as a result of geopolitical developments, trade restrictions, regulatory changes, or other factors beyond our control.

Factors that could adversely affect our business, liquidity, results of operations, and financial condition include:

•	shortages or limited availability of raw materials, components, and long-lead equipment;
•	suppliers allocating limited production capacity to other customers or failing to deliver materials in required quantities or timeframes;
•	increases in the costs of raw materials, components, logistics, and transportation;
•	delays, congestion, or disruptions in shipping and port access;

•	tariffs, trade restrictions, or changes in customs or import/export regulations that increase costs or delay deliveries;
•	shortages of skilled labor or constraints on workforce availability, including limitations on travel or site access;
•	wage inflation and increased labor and subcontractor costs;
•	regulatory actions or government-imposed restrictions affecting manufacturing, logistics, or workforce mobility; and
•	contractual penalties, claims, or disputes arising from delays, cost overruns, or failure to meet delivery or performance obligations due to supply chain or labor disruptions.

In addition, disruption or financial distress affecting key suppliers, subcontractors or logistics providers could impair their ability to perform under existing arrangements, and we may be required to replace such counterparties at higher cost or on less favorable terms, or experience delays while alternative arrangements are put in place. Our contracts may also require us to meet strict delivery schedules, performance milestones or completion dates, and failure to do so may subject us to liquidated damages, penalties or termination for cause.

These risks are heightened under fixed-price or lump-sum contracts, where we may be unable to pass through increased costs to customers. If we are unable to effectively mitigate supply chain and cost escalation risks through procurement strategies, contract terms, scheduling, or other measures, our margins, liquidity, and overall financial performance could be materially adversely affected.

A significant portion of our contracts are fixed-price or lump-sum, and inaccuracies in cost estimates, scope assumptions, or execution performance could result in reduced margins or losses.

A substantial portion of our EPC, modular fabrication, and equipment contracts are structured as fixed-price or lump-sum arrangements. Under these contracts, we bear the risk that actual costs of labor, materials, equipment, subcontractors, logistics, and project execution exceed our original estimates or pricing assumptions. Cost overruns, delays, design changes, rework, productivity issues, supply chain disruptions, or unanticipated technical challenges may result in reduced margins or losses on individual projects. We have experienced losses on certain fixed-price projects in prior periods.

Our cost estimates and bid pricing are based on assumptions regarding project scope, schedule, labor productivity, material costs, vendor performance, regulatory requirements, and other factors. If these assumptions prove to be inaccurate, or if project execution does not proceed as planned, our financial performance may be adversely affected. This risk may be heightened on large, complex projects, particularly when multiple projects are executed concurrently, which may strain engineering, project management, and fabrication resources.

Although we have implemented enhancements to our estimating, bid review, and project execution processes intended to improve cost forecasting, governance, and execution discipline, there can be no assurance that these measures will be effective or that we will not experience cost overruns, schedule delays, or losses on future fixed-price contracts. Any such outcomes could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our backlog may not be realized as revenue or may not result in expected profitability, and fluctuations in backlog may adversely affect our results of operations.

Our backlog consists of the uncompleted portions of signed contracts. Backlog is subject to change and may not be indicative of future revenues or profitability. Backlog represents management’s estimate of future work to be performed under existing contractual arrangements; however, such estimates are inherently subject to uncertainty and may not reflect the actual timing, scope, or value of work ultimately performed. Historically, over the past five years, we have cumulatively realized approximately 98% of our backlog over a 36-month period; however, past realization rates are not necessarily indicative of future results. The realization of backlog is dependent on a number of factors, including the timing of project execution, customer funding and final investment decisions, regulatory approvals, and the continuation of projects in accordance with contractual terms. As a result, a substantial portion of our backlog may not be converted into revenue within the timeframe expected, or at all.

Customers may defer, suspend, modify, or reduce the scope of projects due to changes in market conditions, commodity prices, budget constraints, regulatory or environmental requirements, financing availability, or changes in development strategy. In addition, under certain contracts, customers may have step-in or similar rights that permit them to assume control over certain aspects of project execution or require changes in scope, schedule, or work allocation, which could reduce the portion of project scope performed by us or adversely affect our ability to realize anticipated revenue or margins. Customers may also exercise termination for convenience rights, renegotiate commercial terms or reallocate work to other contractors, which could further reduce backlog or expected profitability.

Even when projects proceed, the timing of revenue recognition may be delayed due to schedule changes, permitting delays, supply chain disruptions, or other execution challenges. Furthermore, backlog does not reflect the profitability of individual projects, and contracts included in backlog may generate lower margins or losses as a result of cost overruns, pricing assumptions, or execution risks. As a result, fluctuations in backlog, delays in converting backlog to revenue, reductions in scope, or lower-than-expected margins on backlog projects could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Investors should not rely on backlog as a measure of future operating performance or cash generation.

We are subject to information technology, cybersecurity and privacy risks.

We depend on various information technologies and other products and services to store and process business information and otherwise support our business activities. We also manufacture and sell hardware and software to provide monitoring, controls and optimization of customer critical assets in oil and natural gas production and distribution. In addition, certain of our customer offerings include digital components, such as remote monitoring of certain customer operations. We also provide services to maintain these systems. Additionally, our operations rely upon partners, suppliers and other third-party providers of information technology and other products and services. If any of these information technologies, products or services are damaged, cease to properly function, are breached due to employee error, malfeasance, system errors, or other vulnerabilities, or are subject to cybersecurity attacks, such as those involving unauthorized access, malicious software and/or other intrusions, we and our partners, suppliers or other third parties could experience: (i) production downtimes, (ii) operational delays, (iii) the compromising of confidential, proprietary or otherwise protected information, including personal and customer data, (iv) destruction, corruption, or theft of data, (v) security breaches, (vi) other manipulation, disruption, misappropriation or improper use of our systems or networks, (vii) hydrocarbon pollution from loss of containment, (viii) financial losses from remedial actions, (ix) loss of business or potential liability, (x) adverse media coverage, and (xi) legal claims or legal proceedings, including regulatory investigations and actions, and/or damage to our reputation. Increased risks of such attacks and disruptions also exist as a result of geopolitical conflicts and tensions, including the continuing conflict between Russia and Ukraine, conflicts and instability in the Middle East, political and economic instability in Venezuela, and heightened tensions between China and Taiwan.

While we have not experienced a material breach of our information technologies and we attempt to mitigate these risks by employing a number of measures, including employee training, technical security controls and maintenance of backup and protective systems, the Company’s and our customers’, partners’, vendors’ and other third- parties’ systems, networks, products and services remain potentially vulnerable to known or unknown cybersecurity attacks and other threats, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

While we currently maintain cybersecurity insurance, such insurance may not be sufficient in type or amount to cover us against claims related to cybersecurity breaches or attacks, failures or other data security-related incidents, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that an insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could materially and adversely affect our results of operations, cash flows, and financial condition.

The credit risks of our customer base could result in losses.

The majority of our customers are oil and natural gas companies that have faced or may in the future face liquidity constraints during adverse commodity price environments. These customers’ financial condition and capital spending decisions are highly sensitive to fluctuations in oil and natural gas prices, which are inherently volatile and driven by factors largely beyond their control. These customers are also affected by prolonged changes in economic and industry conditions such as geopolitical unrest and instability, volatility in oil and natural gas prices as a result of associated changes in demand for such commodities, and continuing inflationary pressures, including increased interest rates and cost of credit.

Periods of sustained low commodity prices or heightened market uncertainty may cause our customers to delay, reduce or cancel capital expenditures, including investments in new projects or maintenance and expansion activities. As a result, customers may seek to renegotiate contract terms, request extended payment schedules, reduce the scope of work, or prioritize payments to other vendors or lenders, which could adversely affect our revenue visibility, cash flows and working capital.

If a significant number of our customers experience prolonged business declines, disruptions, or bankruptcies, we may incur increased exposure to credit risk and losses from bad debts.

We could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if we are unable to obtain raw materials.

We purchase raw materials, sub-assemblies and components for use in manufacturing operations, which exposes us to volatility in prices for certain commodities. Significant price increases for these commodities could adversely affect our operating profits. Like others in our industry, we have faced, and continue to face, inflation in raw materials cost. While we will generally attempt to mitigate the impact of increased raw material prices by endeavoring to make strategic purchasing decisions, broadening our supplier base and passing along increased costs to customers, there may be a time delay between the increased raw material prices and the ability to increase the prices of our products. Additionally, we may be unable to increase the prices of products due to the terms of existing contracts, a competitor’s pricing pressure or other factors. The inability to obtain necessary raw materials on acceptable terms could affect our ability to meet customer commitments and satisfy demand for certain products. Certain of our product lines depend on a limited number of third-party suppliers and vendors. The ability of these third parties to deliver raw materials may be affected by events beyond our control. In addition, public health threats, severe influenza and other highly communicable viruses or diseases could limit access to vendors and their facilities, or the ability to transport raw materials from our vendors, which would adversely affect our ability to obtain necessary raw materials for certain of our products or increase the costs of such materials. A significant price increase in or the unavailability of raw materials may result in a loss of customers and adversely impact our business, results of operations, financial condition and cash flows, and could result in asset impairments, including an impairment of the carrying value of our goodwill.

Our operations and our customers’ operations are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which we or our customers may not be adequately insured and which could cause us to lose customers and substantial revenue.

Our operations and our customers’ operations are exposed to the risks inherent to our industry, such as equipment defects, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards, such as oil spills and releases of, and exposure to, hazardous substances. In addition, our operations and our customers’ operations are exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to us or our customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties or other damage resulting in curtailment or suspension of our operations or our customers’ operations. The cost of managing such risks may be significant. The frequency and severity of such incidents may affect operating costs, insurability and relationships with customers, employees and regulators. Our customers may elect not to purchase our products and services if they view our environmental or safety record as unacceptable, which could cause us to lose customers and substantial revenues.

Our insurance may not be adequate to cover all losses or liabilities we may suffer. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In addition, sub-limits have been imposed for certain risks. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we are not fully insured, it could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial position.

Our operations may be impacted by changing macroeconomic conditions, including inflation.

Ongoing inflationary pressures resulted in, and may in the future result in, additional increases to the costs of goods, services and personnel, which in turn could cause our capital expenditures and operating costs to rise, as well as a scarcity of certain products and raw materials. Like others in our industry, in the past few years, we faced, and may in the future face, considerable inflation in the cost of raw materials and personnel. International conflicts or other geopolitical events, such as the continuing Russia-Ukraine war, the ongoing conflicts in the Middle East and political, economic and social instability in Venezuela, may also cause upward pressure on the cost of raw materials due to transportation disruptions, higher manufacturing costs, disruptions in supply chains and availability of raw materials, interruptions in manufacturing operations and heightened inflation. To the extent inflation rises, we may experience further cost increases for our operations, as well as increased labor costs. Sustained levels of high inflation caused the U.S. Federal Reserve to raise its target range for the federal funds rate multiple times in 2022 and 2023, but the U.S. Federal Reserve cut rates multiple times between September of 2024 and December of 2025, resulting in a total aggregate increase of 350 basis points. The U.S. Federal Reserve’s target rate is currently between 3.50% and 3.75%. Future rate hikes from the U.S. Federal Reserve (or its equivalent in other nations) or other efforts to curb inflationary pressure on the costs of goods and services could have the effect of raising the cost of capital and depressing economic growth, either of which (or the combination thereof) could hurt the financial and operating results of our business.

High oil and natural gas prices are also inflationary, and governmental or economic responses to high oil and natural gas prices could impact the operations of our customers. In addition, governments may respond to high oil and natural gas prices through policy interventions such as price controls, tariffs, taxes, export restrictions, subsidies or changes to environmental or energy transition regulations, which could reduce the profitability of activities and negatively affect our customers’ willingness or ability to advance new projects. Sustained high oil and natural gas prices could also drive over-investment and create the potential for global oversupply, which could cause prices to fall, also impacting investment by our customers.

A deterioration in global economic conditions and adverse developments affecting the financial services industry could affect our current and projected business operations and our financial condition and results of operations.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the United States and elsewhere around the world. Weak economic conditions, sustained uncertainty about global economic conditions or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on products or services or put downward pressure on prices, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In the event of extreme prolonged adverse market events, such as a global credit crisis, we could incur significant losses. The future impact of these types of events on our business, financial condition, results of operations and cash flows depends largely on developments outside our control.

Our access to funding sources and other credit arrangements in amounts adequate to finance our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures affecting financial institutions, the ability of financial institutions to perform obligations under various types of financial, credit or liquidity agreements or arrangements or disruptions or instability in the financial services industry or financial markets.

The results of events or concerns that involve one or more of these factors could include a variety of material adverse effects on our current and projected business operations, financial condition and results of operations. These risks include, but may not be limited to, the following:

•	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;
•	inability to enter into credit facilities or other working capital resources;
•	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or
•	termination of cash management arrangements or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, refusal to refinance existing indebtedness upon its maturity or on terms similar to the expiring debt or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial or contractual obligations or could result in temporary violations of international, federal or state wage and hour laws.

Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse effects on our liquidity and our current and projected business operations and financial condition and results of operations. In addition, deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors or suppliers, which in turn could have a material adverse effect on our current and projected business operations, results of operations and financial condition.

We must comply with export and import controls, economic sanctions and embargoes and other international trade laws and regulations, and any failure to comply with such laws and regulations could subject us to liability and have a material adverse impact on our business, financial condition and results of operations.

We conduct business globally, and our business activities and services must be conducted in compliance with applicable import and export control laws and regulations, as well as economic sanctions and other international trade laws. Although we have instituted and implemented policies and procedures reasonably designed to promote compliance with such laws and regulations, our global operations expose us to the risk of violating, or being accused of violating, import and export controls, economic sanctions, embargoes and other international laws and regulations. Violation of import or export control laws and regulations or economic sanctions, embargoes or other international trade laws could result in negative consequences to us, including government investigations, sanctions, criminal or civil fines or penalties, more onerous compliance requirements, loss of authorizations or licenses needed to conduct aspects of our business, default under debt, reputational harm and other adverse consequences. Moreover, if any of our counterparties or jurisdictions where we do business becomes the target of economic sanctions, we may face an array of issues, including, but not limited to, having to abandon the related project, being unable to recoup prior invested time and capital or being subject to lawsuits, investigations or regulatory proceedings that could be time consuming and expensive to respond to, and which could lead to criminal or civil fines or penalties. For example, in compliance with applicable trade restrictions relating to Russia, we withdrew all operations in and sales into Russia and no longer support our equipment installed in Russia, and there are various other regions where we refrain from making sales of our products and services. Furthermore, the laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations can cause delays in shipments, unscheduled operational downtime and material impacts to our business operations. For example, changes to U.S.-China trade policies, including the imposition, expansion, or modification of tariffs or retaliatory trade measures, could increase the cost of components or finished goods, disrupt supply chains, require changes to sourcing strategies, or reduce demand from affected customers.

Despite our compliance efforts, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations. In addition, increased enforcement activity by regulators globally could heighten the likelihood of audits or investigations, even in the absence of intentional misconduct.

The loss of senior management or technical personnel could materially adversely affect our operations.

We depend on the services of our senior management and technical personnel. In particular, we depend on our current senior management for the implementation of our strategy and the supervision of our day-to-day activities. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of our senior management or technical personnel, or an inability to attract and retain additional senior management or technical personnel, could have a material adverse effect on our business, financial condition and results of operations.

Many of our products are mechanically complex and often must perform in extremely challenging conditions. The design and delivery of our products and the performance of our services require skilled and qualified technical personnel with specialized skills and experience, and our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. The demand for skilled workers is high, and the supply is limited. As a result, competition for experienced personnel is intense, and we face significant challenges in competing for employees and management with large and well-established competitors. Additionally, we are subject to local content laws in jurisdictions where we operate, including certain countries in Asia. Noncompliance could result in monetary fines and other penalties that may restrict our ability to operate in such countries. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase, and our operations and growth potential could be impaired. Employee turnover may also lead to lost productivity and decrease employee engagement, which could adversely impact our business.

We may incur liabilities to customers as a result of warranty claims that could adversely affect our reputation, ability to obtain future business and earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we manufacture or install. Failure of our products to operate properly or to meet specifications may increase costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, ability to obtain future business and earnings could be adversely affected.

Consolidation in our industry may impact our results of operations.

Business consolidations within the oil and natural gas industry in recent years have resulted in some of our largest customers combining and using their size and purchasing power to seek economies of scale and pricing concessions. Continuing consolidation within the industry may result in reduced operating and capital spending by some of our customers or the acquisition of one or more of our primary customers, which may lead to decreased demand for our products and services. There is no assurance that we will be able to maintain our level of sales to a customer that has consolidated, or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of our primary customers may have a significant adverse impact on our business, results of operations, financial condition and cash flows. We are unable to predict what effect consolidations in the industry may have on prices, operating or capital spending by our customers, our selling strategies, our competitive position, our ability to retain customers or our ability to negotiate favorable agreements with our customers.

Changes in our customer and product mix could cause our profit margin to fluctuate.

From time to time, we may experience changes in our customer mix or in our product mix. Our customer relationships depend, in part, on our ability to provide customers the products they need when they need them and our ability to provide an appropriate level of service to gain and retain customers. If our customers’ experience is negative or our customers require lower-margin products from us and fewer higher-margin products, our results of operations and financial condition may suffer.

Our failure to attract, retain and develop personnel could have an adverse effect on our results of operations, financial condition and cash flows.

The delivery of our services and products requires personnel with specialized skills and experience, and our growth, profitability and effectiveness in conducting our operations and executing our strategic plans depend in part on our ability to attract, retain and develop qualified personnel, and align them with appropriate opportunities for key management positions. We may experience employee turnover or labor shortages if our business requirements and/or expectations about when and how often employees work either on-site or remotely are inconsistent with the expectations of our employees or if employees pursue employment in fields with less volatility than in the energy industry. Additionally, during periods of increased investment in the oil and natural gas industry, competition for qualified personnel may increase and the availability of qualified personnel may be further constrained. Although we believe we generally offer competitive compensation, our costs of operations and selling, general and administrative expenses could increase in the future if required to attract and retain qualified personnel and there is no assurance that the prices of our products and services could be increased to offset any such increases. If we are unsuccessful in our efforts to attract and retain sufficient qualified personnel on terms acceptable to us, or do so at rates necessary to maintain our liquidity and competitive position, our business, results of operations, financial condition, cash flows, and market share could be adversely affected.

The cyclical nature of the oil and natural gas industry may cause our operating results to fluctuate.

We derive our revenues from companies in the oil and natural gas exploration and production and oilfield services industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices. We have experienced, and may in the future experience, significant fluctuations in operating results as a result of the reactions of our customers to changes in oil and natural gas prices. For example, prolonged low commodity prices experienced by the oil and natural gas industry during 2015, 2016 and recently in 2020, combined with adverse changes in the capital and credit markets, caused many exploration and production companies to reduce their capital budgets and drilling activity. This resulted in a significant decline in demand for oilfield services and products and adversely impacted the volume of products and services oilfield services companies could sell, and the prices oilfield services companies could charge for their products and services. In addition, a majority of the revenue we earn is based upon product sales at market pricing. By selling our products at market pricing, we are exposed to the risks of a rapid reduction in prices and resulting volatility in our revenues.

Growth in drilling and completion activity, and our ability to benefit from such growth, could be adversely affected by any significant constraints in equipment, labor or takeaway capacity in the regions in which we operate.

Growth in drilling and completion activity may be impacted by, among other things, the availability and cost of oil country tubular goods, pipeline capacity, and material and labor shortages. Should significant growth in activity occur there could be concerns over availability of the equipment, materials and labor required to drill and complete a well, together with the ability to move the produced oil and natural gas to market. Should significant constraints develop that materially impact the efficiency and economics of oil and natural gas producers, growth in drilling and completion activity could be adversely affected. This would have an adverse impact on the demand for our products, which could have a material adverse effect on our business, results of operations and cash flows.

We are a holding company with no operations of our own, and we depend on our operating subsidiaries for cash to fund our operations, pay our debts, and make any future dividend payments.

VME Companies, Inc. is a holding company and does not conduct any business operations directly. All of our operations are conducted through our operating subsidiaries, VME Process, Inc. and VME Process Solutions, LLC. Our only material assets are the equity interests we hold in these subsidiaries. As a result, we are dependent on the earnings of, and cash distributions and other transfers from, our operating subsidiaries to fund our operations, meet our obligations, and pay any dividends that our Board may declare in the future. The ability of our operating subsidiaries to make distributions and other payments to us may be restricted by, among other things, applicable state laws, contractual restrictions contained in financing agreements, and the financial condition and operating requirements of our subsidiaries. If our operating subsidiaries are unable to make sufficient payments to us, we may be unable to fund our operations, satisfy our obligations, or pay dividends to our stockholders. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, and cash flows.

We have a substantial working capital deficit and stockholders’ deficit, loans that were in default, and we are dependent on this offering and other uncommitted financing; these conditions raise substantial doubt about our ability to continue as a going concern.

We have historically incurred net losses and negative operating cash flows, and we have a substantial working capital deficit. As of June 30, 2026, we had a working capital deficit of approximately $43.7 million and a total stockholders’ deficit of approximately $6.7 million, and we incurred a net loss of $0.6 million for the six months then ended. Our total current liabilities significantly exceed our total current assets, and we anticipate that our negative operating cash flows will continue to increase for the foreseeable future as we expand our projects in the United States and Southeast Asia. Our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements expressing substantial doubt about our ability to continue as a going concern.

In addition, certain of our indebtedness was previously in default. As of the date of issuance of our financial statements, we were not in compliance with two short-term related-party loans in the amount of $900,000 each (an aggregate of $1.8 million), which had two-month terms and were used to fund operations. These loans matured in February 2026 and were not repaid at maturity. Subsequent to the original maturity dates, both loans were extended until December 31, 2026 under the same terms and conditions. As of June 30, 2026, we had total notes and loans payable and accrued interest of approximately $8.0 million coming due within twelve months. Any future defaults under these loans or other obligations could result in acceleration of amounts due, enforcement actions by our lenders, cross-defaults under other obligations, and further strain on our limited liquidity.

As a result, we are dependent on the net proceeds of this offering and on other sources of capital that are not committed to fund our operations and satisfy our obligations. We estimate that the net proceeds to us from this offering will be approximately $30.0 million, and our near-term capital requirements through March 31, 2027 are estimated to be at least $36.1 million. We intend to meet our obligations through anticipated proceeds from this offering, our pipeline of awarded projects, and planned financing facilities, none of which is committed, and we are also seeking external financing to meet obligations while we pursue additional contracts. There can be no assurance that this offering will be completed, that additional financing will be available to us when needed, or that any such financing can be obtained on commercially reasonable terms. Because our management will have broad discretion over the use of proceeds and the amount and timing of our expenditures depend on numerous factors outside our control, our actual capital needs may exceed our current estimates.

If this offering is not completed, or if the net proceeds we receive are lower than expected, and we are otherwise unable to obtain adequate financing on a timely basis, we will not be able to meet our obligations as they become due and will need to delay, reduce, or eliminate some or all of our planned activities and reduce costs, which would likely have a material adverse effect on our ability to execute our business plan. In such event, we may be unable to continue our operations, and our management’s plans do not alleviate the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities, that might result if we are unable to continue as a going concern. If we become unable to continue as a going concern, you could lose all or part of your investment.

Risks Related to Project Execution, Supply Chain and Regional Operations

Our large, complex EPC projects expose us to execution, schedule, cost-overrun, supply chain, labor, and regional operating risks, which could adversely affect our results of operations and financial condition.

Our EPC and modular fabrication projects, particularly large and complex offshore projects involving multiple modules and interfaces, are subject to significant execution risk across engineering, procurement, fabrication, logistics, integration, and commissioning activities. Delays, design changes, fabrication challenges, labor constraints, equipment delivery delays, quality issues, or increases in material, labor, or logistics costs may result in schedule slippage, cost overruns, or reduced margins. In many cases, these risks are borne by us under fixed-price or lump-sum turnkey contracts, which may limit our ability to recover increased costs from customers.

A significant portion of our engineering and fabrication activities is performed in Southeast Asia, including Indonesia, Malaysia, and Singapore. Operating in these regions exposes us to geopolitical, regulatory, labor, and logistical risks, including changes in labor laws and workforce regulations, currency fluctuations, customs and port delays, changes in import and export controls, political or regulatory instability, and exposure to weather events and natural disasters. Disruptions in these regions could delay project execution, increase costs, or adversely affect our ability to meet contractual obligations.

Our fabrication and project execution model relies on the ability to access and scale a large, skilled workforce, including contract labor, to meet fluctuating project demands. Labor shortages, increased competition for skilled workers, rising wage rates, government restrictions on labor mobility, safety incidents, or workforce disruptions could impair our ability to execute projects on schedule and within budget.

In addition, our projects require the timely procurement and delivery of specialized materials and equipment, including steel, rotating equipment, valves, instrumentation, and other long-lead items. Market shortages, supplier performance issues, quality defects, price increases, logistical constraints, or transportation disruptions may delay deliveries and directly impact project schedules and costs. Because project schedules and work sequencing are highly interdependent, delays or failures by suppliers or subcontractors may have cascading effects on project execution. Any of these factors could materially adversely affect our business, financial condition, results of operations, and cash flows.

We rely on a limited number of qualified vendors for certain critical components, and defects or performance issues in our products or systems could result in project delays, additional costs, warranty claims, or reputational harm.

Certain components and systems used in our EPC, modular fabrication, and packaged equipment offerings, including separation internals, filtration media, pressure vessels, pumps, rotating equipment, and other engineered components, are sourced from a limited number of specialized vendors. Our ability to procure these components on acceptable terms and within required timeframes depends on the performance, financial stability, capacity, and regulatory compliance of these vendors. If any key vendor fails to perform as expected, experiences financial or operational difficulties, is subject to regulatory restrictions, or is otherwise unable to supply required components, we may be unable to obtain suitable alternatives on comparable terms or within required schedules, which could delay project execution, increase costs, or adversely affect our contractual performance.

In addition, the process systems and equipment we design, fabricate, and deliver, including separation, gas treatment, dehydration, and produced-water treatment systems, are required to meet stringent technical and performance specifications. Defects in design, manufacturing, installation, or integration, or failures to achieve specified performance levels, could result in warranty claims, liquidated damages, rework, remediation costs, project delays, contractual disputes, or claims for damages. Such events could also adversely affect our reputation, customer relationships, and ability to secure future projects. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our fixed-price EPC contracts, scope changes, reliance on consortium partners and subcontractors, and related disputes and guarantees expose us to significant commercial and execution risks that could adversely affect our margins, liquidity, and results of operations.

Many of our EPC contracts are structured as fixed-price or lump-sum turnkey arrangements that require us to estimate costs, schedules, productivity, and risks over multi-year project durations. Unforeseen technical challenges, changes in scope, adverse site conditions, supply chain disruptions, labor constraints, or regulatory requirements may cause actual costs to exceed our estimates, and our ability to recover additional costs from customers may be limited or unavailable.

FPSO projects frequently evolve during execution due to changes in reservoir development plans, regulatory requirements, operator preferences, or integration issues among topside, hull, and offshore contractors. Scope changes may increase complexity and execution risk, and disputes may arise regarding entitlement to change orders, pricing adjustments, or schedule relief. Failure to obtain timely or adequate compensation for such changes could adversely affect project profitability.

Certain projects are executed through joint ventures, consortium arrangements, or involve significant subcontracted scopes, which may expose us to the performance, financial stability, technical capability, and compliance of third parties over whom we have limited control. Failures by consortium partners or subcontractors may result in project delays, cost overruns, disputes, or reputational harm.

Large EPC projects often give rise to disputes over scope, schedule, performance, or payment. Claims, arbitration, or litigation—even if ultimately resolved in our favor—may require significant management attention, legal costs, bonding, or cash collateral. In addition, EPC contracts frequently require us to provide performance bonds, advance payment guarantees, parent company guarantees, or extended warranties, and calls on these instruments could result in significant cash outflows and adversely affect our liquidity. Any of these factors could materially adversely affect our business, financial condition, results of operations, and cash flows.

Risks Related to Regulation of Our Industry

Failure to comply with applicable U.S. and foreign laws and regulations could expose us to significant liability, increase costs, disrupt our operations, and harm our reputation.

We are subject to a broad range of complex and evolving U.S. and foreign laws and regulations in the jurisdictions in which we operate, including anti-corruption and anti-bribery laws, such as the FCPA, and local anti-corruption laws in Southeast Asia), trade controls (including export controls, customs requirements, and economic sanctions), anti-money laundering requirements, human rights and supply-chain transparency legislation, and other regulatory requirements applicable to our operations, supply chain, and customers. Our ability to comply with these requirements depends on the effectiveness of our compliance policies and procedures, including our ability to appropriately train and supervise employees, contractors, and third parties, and to monitor transactions and business partners across multiple jurisdictions.

These laws and regulations are subject to differing interpretations, may change frequently, and may be enforced inconsistently. We may become subject to governmental investigations, audits, or enforcement actions, even if we believe we are in compliance. If we or our employees, agents, subcontractors, or business partners fail to comply with applicable laws and regulations, we could be subject to investigations, sanctions, debarment or loss of eligibility for certain projects, contractual remedies, reputational harm, and civil or criminal penalties, including significant fines. In addition, trade restrictions, sanctions, supply-chain regulations, or other governmental actions could limit our ability to source materials or equipment, perform services, or receive payments, and could adversely affect project schedules, costs, and margins.

We are also subject to complex U.S. and foreign tax laws, regulations, and treaties. Changes in tax laws, interpretations, or enforcement practices, or failure to comply with applicable tax requirements, could result in audits, assessments, penalties, interest, withholding or indirect tax disputes, restrictions on cash movement, or, in certain circumstances, asset seizures or other enforcement actions, any of which could disrupt our operations and adversely affect our financial condition and results of operations.

In addition, customers, financing sources, subcontractors, suppliers, or other participants in our supply chain may become involved in governmental investigations or enforcement matters, which could delay or prevent the performance of contracts, disrupt supply chains, affect project funding or timing, or require us to incur significant costs and management time, including in connection with responding to subpoenas, document requests, or other investigative demands. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Climate-related regulations, investor preferences, and energy transition trends could reduce demand for offshore oil and gas developments, including FPSO projects, and materially adversely affect our business.

Global, regional, and national efforts to address climate change, reduce greenhouse gas emissions, and promote the transition to lower-carbon energy sources have resulted, and may continue to result, in new or more stringent laws, regulations, policies, and market initiatives affecting the oil and gas industry. These efforts include carbon pricing mechanisms, emissions reporting and reduction requirements, restrictions on fossil fuel development, enhanced environmental permitting standards, and increased scrutiny of offshore oil and gas projects.

Offshore oil and gas developments, including FPSO projects, typically require significant upfront capital investment and long development timelines. Changes in climate-related regulations, government policy, or investor and lender preferences could lead to delays, cancellations, or reduced scope of offshore projects, particularly those perceived to have higher carbon intensity or longer payback periods. Any sustained reduction in offshore oil and gas investment could materially reduce demand for our topside modules, EPC services, and packaged process equipment. In addition, financial institutions, insurers, and other capital providers are increasingly adopting climate-related investment criteria, emissions reduction targets, or exclusions for certain fossil fuel-related activities. These trends may limit the availability or increase the cost of financing and insurance for offshore developments, further constraining project activity and demand for our services.

We may also face increased regulatory, compliance, and reporting costs associated with climate-related laws, regulations, and disclosure requirements, as well as increased scrutiny from customers, investors, and other stakeholders regarding our environmental practices and emissions profile. If we are unable to adapt our business strategy, product offerings, or operations to evolving climate-related requirements and market expectations, our competitiveness, reputation, and financial performance could be adversely affected.

As a result, climate-related regulations and energy transition trends could materially adversely affect our business, financial condition, results of operations, and long-term growth prospects.

Our operations expose us to environmental liabilities, product and system performance risks, and personal injury claims, and our insurance coverage may be inadequate to cover resulting losses.

Our engineering, fabrication, and offshore-related project activities involve the handling of hazardous materials, heavy equipment, high-risk construction activities, and complex process systems. Accidents, equipment failures, environmental releases, or product or system performance failures could result in personal injury or loss of life, property damage, environmental contamination, project shutdowns, contractual claims, and reputational harm. We may be subject to claims or liabilities arising from negligence, strict liability (including joint and several liability), product liability, contractual indemnities, or other legal theories, including claims related to current or historical operations or those of acquired or former businesses.

In addition, we may face remediation obligations, site cleanup costs, closure liabilities, or other environmental liabilities, including with respect to contamination or hazardous materials at current or former facilities or project sites. These liabilities could be significant and may arise regardless of fault in certain jurisdictions.

Although we maintain insurance coverage for certain operational, environmental, and product-related risks, our insurance may be subject to coverage limits, deductibles, exclusions, or limitations, and may not cover all potential liabilities or losses. Insurance coverage may become more expensive, unavailable on commercially reasonable terms, or subject to narrower coverage in the future, and our insurers may be unable to meet their obligations. As a result, we may be required to bear a substantial portion of losses arising from uninsured or underinsured claims, which could materially adversely affect our business, financial condition, results of operations, and cash flows.

Failure to comply with applicable environmental, data privacy, zoning, permitting, and other regulatory requirements could result in fines, operational restrictions, increased costs, or the suspension of our operations.

Our operations are subject to numerous international, federal, state, and local laws, regulations, and policies governing environmental protection, occupational health and safety, data privacy and cybersecurity, zoning, land use, permitting, and other regulatory matters applicable to our engineering, fabrication, and project execution activities. Data privacy and cybersecurity laws in the jurisdictions in which we operate impose obligations to protect personal and business data against unauthorized access, misuse, or disclosure, and these requirements continue to evolve.

Regulatory requirements may change, and new laws, regulations, or enforcement practices may be adopted, which could require us to incur significant additional capital expenditures, modify our operations, or implement new compliance programs. We may not be able to comply with all current or future regulatory requirements, and governmental authorities may impose fines, penalties, remediation obligations, or operational restrictions, or revoke, suspend, or decline to renew permits, licenses, or approvals. Any such actions could require us to curtail or suspend operations at certain facilities, delay projects, or incur significant compliance or remediation costs, which could materially adversely affect our business, financial condition, results of operations, and cash flows.

Our business involves significant occupational safety risks, and we have experienced serious safety incidents in the past.

Our EPC services expose our employees and subcontractors to hazards inherent in construction activities at oil and gas facilities. Despite our safety programs, training initiatives, and compliance efforts, we have experienced serious workplace incidents in the past and may experience additional incidents in the future. Such incidents could result in injuries or fatalities, project delays, increased insurance and workers’ compensation costs, regulatory scrutiny, reputational harm, or litigation, any of which could materially adversely affect our business, financial condition, and results of operations.

U.S. and foreign export controls and economic sanctions laws may restrict our ability to execute international projects, delay deliveries, and expose us to significant penalties.

We are subject to U.S. export control laws, including the Export Administration Regulations, and U.S. economic and trade sanctions administered by the Office of Foreign Assets Control, as well as applicable foreign trade control and sanctions regimes. These laws regulate not only the physical export of equipment, but also the cross-border transfer or disclosure of technical data, engineering drawings, process designs, software, control systems, simulations, and other information generated in the course of EPC and FPSO projects, including transfers among affiliates and to non-U.S. employees through so-called “deemed exports.”

Sanctions regimes may prohibit or restrict transactions involving certain countries, vessels, financial institutions, entities, or individuals, and may limit our ability to contract with customers, source materials, engage logistics providers, receive payments, or provide post-delivery services and technical support. Sanctions programs and export control classifications change frequently, and counterparties or activities that are permissible at the time a contract is entered into may subsequently become restricted or prohibited.

Compliance with export controls and sanctions laws is complex, fact-specific, and resource-intensive. Violations, or even alleged violations, may result in substantial civil and criminal penalties, loss or suspension of export privileges, mandatory compliance undertakings, project delays or terminations, and reputational harm, any of which could materially adversely affect our business, financial condition, results of operations, and cash flows.

Our global operations expose us to anti-corruption and compliance risks, and we may be held liable for improper conduct by third parties.

We are subject to the FCPA and similar anti-corruption laws in the jurisdictions in which we operate, which prohibit improper payments or benefits to government officials and employees of state-owned or state-controlled entities and impose stringent accounting and internal control requirements. Our FPSO and offshore EPC projects frequently involve national oil companies, port and maritime authorities, customs agencies, and other government-linked entities, as well as agents, subcontractors, freight forwarders, and other third-party intermediaries.

We may be held liable for violations of anti-corruption laws committed by third parties acting on our behalf, even where we did not authorize, direct, or have actual knowledge of the improper conduct. Enforcement of anti-corruption laws is aggressive and increasingly coordinated across jurisdictions, and investigations may result in significant management distraction and compliance costs.

Violations, or alleged violations, of anti-corruption laws could result in substantial fines, criminal penalties, disgorgement of profits, exclusion from government-related projects, restrictions on our ability to compete for future contracts, and reputational harm. Any such outcomes could materially adversely affect our business, financial condition, results of operations, and cash flows.

Regulatory regimes and certification requirements applicable to offshore facilities are frequently flowed down to us contractually, which may increase rework, delays, costs, and exposure to liquidated damages.

Although we are not operators of FPSOs or offshore oil and gas facilities, regulatory requirements and industry standards applicable to offshore operations are routinely incorporated into customer specifications and flowed down to EPC contractors and equipment suppliers through contractual requirements. FPSOs and offshore facilities are subject to extensive safety, environmental, maritime, and classification society requirements in multiple jurisdictions. Compliance with these regimes is often embedded in EPC contracts and technical specifications governing our scope of work.

These contractual flow-down obligations may govern design criteria, safety-critical equipment, fabrication processes, inspection and testing protocols, documentation requirements, quality management systems, and change management procedures. Failure to comply with these requirements, or delays in obtaining required certifications, approvals, or class endorsements, may result in rework, project delays, liquidated damages, contractual disputes, warranty claims, or, in certain circumstances, termination of contracts or exclusion from future FPSO projects. Any such outcomes could materially adversely affect our business, financial condition, results of operations, and cash flows.

Our ability to operate and perform EPC services depends on maintaining licenses, permits, and approvals in multiple jurisdictions, and failure to obtain or maintain these authorizations could materially adversely affect our business.

Our engineering and fabrication operations in Singapore, Malaysia, Indonesia, and other jurisdictions are subject to business licensing, industrial permitting, environmental approvals, and operational authorization regimes. These licenses and permits are subject to renewal, ongoing compliance obligations, reporting requirements, inspections, and regulatory discretion, and may be affected by changes in law, policy, or administrative practice.

Regulatory reforms, changes in interpretation, increased enforcement, or administrative delays could result in the suspension, non-renewal, or revocation of licenses, permits, or approvals, or could impose additional conditions or compliance costs. Failure to obtain or maintain required authorizations could prevent us from operating facilities, bidding on new projects, or performing existing contracts, which could materially adversely affect our business, financial condition, results of operations, and cash flows.

Data protection, privacy, and cybersecurity requirements restrict cross-border data flows and expose us to regulatory, operational, and reputational risks.

We are subject to data protection and privacy laws in multiple jurisdictions that regulate the collection, use, storage, transfer, and security of personal and business data, including employee, customer, supplier, and project-related information. These laws may restrict cross-border data transfers, require breach notification, mandate specific technical and organizational safeguards, and impose penalties for non-compliance. Failure to comply with applicable data protection and privacy requirements could result in regulatory investigations, significant fines or penalties, contractual liability and loss of customer confidence.

In addition, our engineering, project execution, and operational systems rely on digital platforms and interconnected information technology infrastructure. Cybersecurity incidents, system failures, or unauthorized access to sensitive data could disrupt operations, compromise proprietary or confidential information, delay projects, or expose us to regulatory investigations, fines, litigation, contractual claims, and reputational harm. Compliance with evolving data protection and cybersecurity requirements may also require significant investments in systems, controls and personnel. Increased regulatory scrutiny, expanded reporting obligations or new cybersecurity standards could further increase compliance costs and complexity without assurance that such measures will fully mitigate cyber or data privacy risks. Any such events could materially adversely affect our business, financial condition, results of operations, and cash flows.

Federal, state and local legislative and regulatory initiatives relating to oil and natural gas development and the potential for related litigation could result in increased costs and additional operating restrictions or delays for our customers, which could reduce demand for our products.

Environmental laws, regulations and policies could limit our customers’ exploration and production activities. Although we do not directly engage in drilling or hydraulic fracturing activities, we provide products and services to operators in the oil and natural gas industry. There has been significant growth in opposition to oil and natural gas development both in the United States and globally. This opposition is focused on attempting to limit or stop hydrocarbon development in certain areas. Examples of such opposition include: (i) efforts to reduce access to public and private lands; (ii) delaying or canceling permits for drilling or pipeline construction or export facilities; (iii) limiting or banning industry techniques such as hydraulic fracturing, and/or adding restrictions on the use of water and associated disposal; (iv) delaying or denying air-quality permits; and (v) advocating for increased regulations, punitive taxation, or citizen ballot initiatives or moratoriums on industry activity.

In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of oil and natural gas development through additional permitting requirements, operational restrictions, including on the time, place and manner of drilling activities, disclosure requirements and temporary or permanent bans on hydraulic fracturing, exports of liquified natural gas or other facets of crude oil and natural gas exploration and development in certain areas such as environmentally sensitive watersheds. Increased regulation and opposition to oil and natural gas activities could increase the potential for litigation concerning these activities, and could include companies who provide products and services used in hydrocarbon development, such as us.

From time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Additionally, some states have adopted, and other states are considering adopting, regulations that could impose new or more stringent permitting, disclosure or well construction requirements on hydraulic fracturing operations. The adoption of new laws, regulations or policies at the federal, state or local levels imposing reporting obligations, or otherwise limiting or delaying hydrocarbon development, could make it more difficult for our customers to complete oil and natural gas wells, increase our customers’ costs of compliance and doing business, and otherwise adversely affect the oil and natural gas activities they pursue. Such developments, which could increase costs for our customers, could negatively impact demand for our products and services. In addition, heightened political, regulatory and public scrutiny, including lawsuits, could expose us or our customers to increased legal and regulatory proceedings, which could be time-consuming, costly or result in substantial legal liability or significant reputational harm. We could be directly affected by adverse litigation or indirectly affected if the cost of compliance or the risks of liability limit the ability or willingness of our customers to operate. Such costs and scrutiny could directly or indirectly, through reduced demand for our products and services, have a material adverse effect on our business, results of operations, financial condition and cash flows.

Changes in tax laws, regulations and treaties could adversely affect our business, financial condition and results of operations.

Changes in tax laws, regulations and treaties in any of the multiple jurisdictions in which we operate could result in an unfavorable change in our effective tax rate, which could adversely affect our business, financial condition and operating results. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid or the taxation of partnerships and other pass-through entities. As a result, the tax laws in the United States and in jurisdictions in which we do business could change on a prospective or retroactive basis, and any such changes could have an adverse effect on our worldwide tax liabilities, business, financial condition and results of operations. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or applicable tax rates in the future in countries where we have operations, reduce post-tax returns to our stockholders and increase the complexity, burden and cost of tax compliance.

For example, in the United States, the IRA 2022 introduced, among other changes, a 15% corporate minimum tax on certain U.S. corporations and a 1% excise tax on certain stock redemptions by publicly traded U.S. corporations. We do not currently expect that the 15% corporate minimum tax would have an effect on our overall effective tax rate. However, we are currently unable to predict the ultimate impact of the IRA 2022, actions of the Trump Administration or the U.S. Congress or any further changes in U.S. tax law on our business, financial condition and results of operations.

Negative public perception can lead to additional regulatory burdens and reduced business opportunities for us.

Increasing attention to climate change and natural capital, societal expectations on companies to address climate change, investor and societal expectations regarding regulatory and voluntary environmental, safety and governance (“ESG”) initiatives and disclosures and consumer demand for alternative sources of energy may result in increased costs (including but not limited to increased costs associated with compliance, stakeholder engagement, contracting and insurance), reduced demand for our customers’ hydrocarbon products and our product and services, reduced profits, increased legislative and judicial scrutiny, investigations and litigation and negative impacts on our stock price and access to capital markets. Negative public perception regarding our industry and the oil and gas industry may lead to increased regulatory scrutiny, which may, in turn, lead to new state and federal safety, environmental, climate change and ESG laws, regulations, guidelines or enforcement interpretations. Additionally, environmental and other advocacy groups may oppose our or our customers’ operations through organized protests, attempt to block or sabotage our customers’ operations, intervene in regulatory or administrative proceedings involving our customers’ assets or file lawsuits or other actions designed to prevent, disrupt or delay the development or operation of our and our customers’ assets. These actions may increase our costs and reduce our customers’ production levels over time, which, as a result, may reduce demand for our products and services. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits that we or our customers require to conduct operations to be withheld, delayed or burdened by requirements that restrict our or our customers’ ability to profitably conduct business. Ultimately, this could make it more difficult to secure funding for our operations.

In addition, failure or a perception (whether or not valid) of failure to implement ESG strategies or achieve ESG goals or commitments, including any greenhouse gas reduction goals or commitments, could result in governmental investigations or enforcement, private litigation and damage our reputation, cause our investors or consumers to lose confidence in the Company and negatively impact our operations. While we may create and publish disclosures regarding ESG matters, it is possible that the statements in those disclosures may be considered or found to be based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying and measuring many ESG matters. Such disclosures may also be partially reliant on third-party information that we have not or cannot independently verify. Additionally, we expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters, and increased regulation will likely lead to increased compliance costs as well as scrutiny that could heighten all of the risks identified in this risk factor.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with fossil fuel-related assets could lead to increased negative investor sentiment toward us, our customers and our respective industries and to the diversion of investment to other industries, which could have a negative impact on the price of our common stock and our or our customers’ access to and cost of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies or their suppliers based on climate change-related concerns, which could affect our or our customers’ access to capital for potential growth projects. Moreover, to the extent ESG matters negatively impact our or the fossil fuel industry’s reputation, we may not be able to compete as effectively to recruit or retain employees, which may adversely affect our operations.

Risks Related to the Ownership of Our Securities and this Offering

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our amended and restated certificate of formation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors (the “Board”) may determine. This authorization provides the Board with significant flexibility to structure future financings, strategic transactions, or defensive measures, but may also be exercised in a manner that is adverse to the interests of holders of our common stock. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Such voting or consent rights could reduce the ability of common stockholders to influence corporate governance matters, including the election of directors or approval of mergers, asset sales, or other significant transactions.

Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. In particular, preferred stock could be entitled to dividends, priority distributions upon liquidation or redemption at a premium, which would reduce the amounts available for distribution to holders of our common stock.

The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control of the Company, including a transaction that might otherwise be favorable to holders of our common stock. In addition, the market price of our common stock could be adversely affected by the mere existence of this authority, as investors may perceive it as increasing the risk of dilution or reduced governance rights.

As a result, the issuance of preferred stock in the future could materially adversely affect the rights, preferences, market value, and voting power of holders of our common stock.

Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “Risks Related to Our Business and Industry” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;
•	results of operations that vary from those of our competitors;
•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	changes in economic conditions for companies in our industry;
•	changes in market valuations of, or earnings and other announcements by, companies in our industry;
•	declines in the market prices of stocks generally, particularly those of companies in our industry;
•	additions or departures of key management personnel;
•	strategic actions by us or our competitors;
•	announcements by us, our competitors or our suppliers of significant contracts, price reductions, new products or technologies, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;
•	changes in preference of our customers;
•	changes in general economic or market conditions or trends in our industry or the economy as a whole;
•	changes in business or regulatory conditions;
•	future sales of our common stock or other securities by us or the Principal Stockholders, or the perception that such sales may occur;
•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;
•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•	the development and sustainability of an active trading market for our stock;
•	changes in accounting principles; and
•	other events or factors, including those resulting from IT system failures and disruptions, natural disasters, war, acts of terrorism, pandemics or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. You will experience immediate dilution of $[•] per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, investors who purchase common stock from us in this offering will have contributed [100]% of the aggregate price paid by all purchasers of our outstanding equity but will own only approximately [•]% of our outstanding equity after this offering. Accordingly, existing stockholders will retain a significant ownership interest despite having made a substantially smaller capital contribution.

To the extent we issue additional shares at prices below the initial public offering price, investors purchasing shares in this offering would experience further dilution. Market conditions, business performance or strategic considerations may require us to raise additional capital in the future, which could occur at prices that result in significant dilution to existing stockholders.

See “Dilution” for more detail, including the calculation of the pro forma net tangible book value per share of our common stock.

We will incur significantly increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a public company, we will incur significant legal, regulatory, finance, accounting, investor relations and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. As a result of having publicly traded common stock, we will also be required to comply with, and incur costs associated with such compliance with, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations implemented by the SEC and the exchange on which we list our shares. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board or our Board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise applicable generally to public companies. Pursuant to these reduced disclosure requirements, emerging growth companies are not required to, among other things, comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, provide certain disclosures regarding executive compensation, hold stockholder advisory votes on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved. In addition, emerging growth companies have longer phase-in periods for the adoption of new or revised financial accounting. We will cease to be an emerging growth company upon the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering; (ii) the last day of the fiscal year in which we have equal to or more than $1.235 billion in annual revenue; (iii) the date on which we issue more than $1 billion of nonconvertible debt over a three-year period; or (iv) the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30).

We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We are also a “smaller reporting company” because our annual revenue was less than $100 million during the year ended December 31, 2025. We may continue to be a smaller reporting company in any given fiscal year if either (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter of such fiscal year or (2) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter of such fiscal year. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies and smaller reporting companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the trading price of our common stock may be more volatile and may decline.

We will be a “controlled company” within the meaning of the listing rules of Nasdaq, and, as a result, we intend to rely on exemptions from certain corporate governance requirements.

Upon completion of this offering, Vinson-Shea Holdings, Ltd., which is controlled by our Chief Executive Officer, Michael Thomas, and Kole & Marlee Holdings, Ltd., which is controlled by our Executive Vice President and Chief Operating Officer, Kuoh Lee will control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” defined under the listing rules of Nasdaq. Under Nasdaq listing rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. For as long as we remain a controlled company, we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules, including the following:

•	an exemption from the rule that a majority of our board of directors must be independent directors;

•	an exemption from the rule that our compensation committee be composed entirely of independent directors; and

•	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors or a nominating committee composed solely of independent directors.

We intend to rely on all of the forementioned exemptions for so long as we remain a controlled company. Accordingly, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the offering, and you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

In addition, our controlling stockholders may have interests that differ from, or conflict with, the interests of our other stockholders. Because our controlling stockholders will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and significant corporate transactions, they may take actions with respect to their interests that may not be in the interests of our other stockholders, including with respect to dividends, related-party transactions, business opportunities, and corporate governance matters. Our status as a controlled company, and any related reliance on these exemptions, could make our common stock less attractive to some investors or otherwise adversely affect the market price of our common stock.

If securities or industry analysts do not publish research reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrades our securities, the price of our securities would likely decline. If one or more of the analysts cease to cover us or fail to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

Risks Related to Legal, Accounting and Tax Matters

Subjective estimates and judgments used by management in the preparation of our financial statements, including estimates and judgments that may be required by new or changed accounting standards, may impact our financial condition and results of operations.

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. Due to the inherent uncertainty in making estimates, results reported in future periods may be affected by changes in estimates reflected in our financial statements for earlier periods. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. From time to time, there may be changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retrospectively. If the estimates and judgments we use in preparing our financial statements are subsequently found to be incorrect or if we are required to restate prior financial statements, our financial condition or results of operations could be significantly affected.

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher taxes on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

Our tax returns are subject to review and examination. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. We have in the past been, and currently are, subject to tax audits in the ordinary course of business. If we lose a material tax dispute in any country, our taxes on our worldwide earnings could increase substantially and our earnings and cash flows from operations could be materially adversely affected.

We are involved and may in the future become involved in litigation and contractual disputes, with current matters representing aggregate potential exposure of approximately $17 million, partially offset by approximately $26.5 million in pending claims and counterclaims, and unfavorable outcomes could materially and adversely affect our business, financial condition, and results of operations.

We are involved in and may in the future become involved in disputes as well as legal proceedings with public authorities, shareholders, suppliers, contractors, customers, and others. Given the nature of our business, such disputes and legal proceedings often involve highly complex legal and factual questions and determinations and, in some cases, introduce significant levels of exposure.

We are currently a party to several litigation and contractual disputes arising in the ordinary course of our business, including the following: (i) in connection with a seawater treatment plant project, VME Process, Inc. has agreed to pay $11.5 million in remaining accounts payable and to obtain vendor releases in exchange for a release of claims by the counterparty that took control of the project in September 2023, with such payments and releases required to be completed by the end of 2026, and, due to the contingent nature of this agreement and remaining performance conditions, no accrual has been recorded for this matter, although any resulting loss could be material to our financial statements; (ii) VME Process Asia Pacific Pte. Ltd. (“VME AP”) is subject to a $5.4 million judgment obtained by Tanjung Offshore Services Sdn. Bhd., which VME AP is appealing in Singapore, while we have asserted a counterclaim for intellectual property infringement seeking approximately $20.0 million in damages; and (iii) VME AP is seeking to recover approximately $6.55 million, plus additional damages, from Sandakan Offshore (M) Sdn. Bhd. and MTC Engineering Sdn. Bhd. in connection with a terminated contract for the supply of topside modules.

In the aggregate, these matters represent potential exposure of approximately $17 million in payment obligations and adverse judgments, partially offset by approximately $26.5 million in pending claims and counterclaims. Unfavorable outcomes in any of these disputes could have a significant adverse effect on our financial condition, results of operations, and cash flows.

Assessment of potential outcomes and the potential damages and other losses we may incur arising out of any current or future disputes or legal proceedings is inherently difficult given, among other things, the complex nature of the facts and law involved. Although we may disagree with any assertions and claims made against us in any such disputes or legal proceedings, we may not be successful in defending against such claims. If legal proceedings are resolved against us or if we make out-of-court settlements, we may be obliged to make substantial payments to other parties. Even if we are ultimately successful in the legal proceedings, such proceedings may distract our management team and we may also face harm to our reputation from case-related publicity. Further, any such disputes or legal proceedings could result in substantial costs to us associated with defending such claims and distract management, and could also impact our ability to complete our projects.

Risks Related to Our Intellectual Property

New technology may cause us to become less competitive.

The oilfield equipment and services industry continues to see innovation, such as new drilling equipment, techniques and services using new technologies, some of which may be protected by patents or other intellectual property protections. Although we believe our technologies, products and services currently give us a competitive advantage, as competitors and others use or develop new or comparable technologies in the future, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to develop, implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and human resources that may give them a competitive advantage in developing, implementing and acquiring new technologies. Alternative products and services using new technologies may compete with or displace our products and services. We may not be able to successfully differentiate our products and services from those of our competitors, or the relative value of our products and services may be eroded. We cannot be certain that we will be able to continue to develop, implement and acquire new technologies, products or services. For example, we may encounter resource constraints, technical barriers or other difficulties that would delay introduction of new products and services in the future. Additionally, the time and expense invested in product development may not result in commercial applications. Limits on our ability to develop, bring to market, implement and effectively use new technologies may have a material adverse effect on our business, financial condition, results of operations and cash flows, including a reduction in the value of assets replaced by new technologies.

The inability to protect or obtain patent and other intellectual property rights could adversely affect our revenue, operating profits and cash flows.

We own patents, trademarks, licenses and other intellectual property related to our products and services, and we continuously invest in research and development that may result in innovations and intellectual property rights. We employ various measures to develop, maintain and protect our innovations and intellectual property rights. These measures may not be effective in capturing intellectual property rights, and they may not prevent our intellectual property from being challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, particularly in countries where intellectual property rights are not highly developed or protected. We also may not be successful in fully protecting innovations and intellectual property we develop or acquire. In addition, if licenses to certain intellectual property are no longer available, we may not be able to continue providing services or products relating to that license, which could adversely affect our financial condition, results of operations and cash flows. Unauthorized use of our intellectual property rights and any potential litigation we may initiate or have initiated against us in respect of our intellectual property rights could adversely impact our competitive position and have a negative impact on our business, results of operations, financial condition and cash flows.

We may have to enforce our intellectual property against others, and defend against intellectual property challenges against us, which could materially and adversely affect our business and competitive position.

The protection of our intellectual property rights is essential to maintaining our competitive position and recognizing the value of our investments in technology and intellectual property in our existing and future products. Intellectual property litigation and threats of litigation are becoming more common in the oilfield equipment and services industry. We may in the future be involved in litigation, in the United States or abroad, to enforce our patents or other intellectual property rights, protect our trade secrets and know-how or defend ourselves against allegations of intellectual property infringement brought by our competitors or other third parties.

Policing unauthorized use of our intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property rights. In the event that we need to enforce our intellectual property against an infringer or party otherwise misappropriating or violating our intellectual property rights, litigation can require multiple years to come to resolution or settlement, and even if we ultimately prevail, we may be unable to realize adequate protection of our competitive position. In addition, these actions commonly result in defendants attacking the validity of the asserted intellectual property. Even with a meritorious case, there is no guarantee of success, and intellectual property litigation can result in substantial costs and diversion of management resources. In the event that one or more of our patents are challenged, a court, the United States Patent and Trademark Office (“USPTO”) or its equivalent in foreign jurisdictions may invalidate a patent or determine that a patent is not enforceable, which could harm our competitive position. If any of our patents are invalidated, or if the scope of the claims in any of these patents is limited by a court decision, USPTO decision or decision from an equivalent authority in a foreign jurisdiction, we could be prevented from pursuing certain litigation matters or licensing the invalidated or limited portion of such patents. Such adverse decisions could negatively impact our business, financial condition, results of operations and cash flows.

We also face the risk of claims that we have infringed third parties’ patents or other intellectual property rights. Our competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make and sell our products. The large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved and the uncertainty of litigation increase the risk of potential litigation. In the event that we or one of our customers becomes involved in a dispute over infringement, misappropriation or other violation of intellectual property rights relating to equipment or technology owned or used by us, services performed by us or products provided by us, we may lose access to important equipment or technology or our ability to provide our products or services. In addition, we could be required to cease use of some equipment or technology or forced to modify our equipment, technology, products or services, and we could be required to pay substantial damages. We could also be required to pay license fees or royalties for the use of equipment, technology or products. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. If our inability to obtain required licenses for our technologies or products prevents us from selling our products, that could adversely impact our financial condition and results of operations. Further, we may lose a competitive advantage in the event we are unsuccessful in enforcing our rights against third parties. All of the foregoing could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Some of our employees and consultants are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Although, as a condition of employment or engagement, our employees and contractors acknowledge that all intellectual property developed in the scope of their employment or in performance of services belongs to us as a work for hire, those personnel involved in developing intellectual property we regard as our own may dispute whether such intellectual property is owned by us. In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of inventions to execute agreements assigning such inventions to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops inventions that we regard as our own. An employee or other party may refuse to execute an assignment of intellectual property rights, or the assignment agreements may be breached, and we may be forced to bring claims or defend claims that such parties may bring against us to determine the ownership of what we regard as our intellectual property. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be adversely affected by disputes regarding intellectual property rights of third parties.

Third parties from time to time may initiate litigation against us by asserting that the conduct of our business infringes,

misappropriates or otherwise violates intellectual property rights. We may not prevail in any such legal proceedings related to such claims, and our products and services may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. If we are sued for infringement and lose, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any legal proceeding concerning intellectual property could be protracted and costly regardless of the merits of any claim and is inherently unpredictable and could have a material adverse effect on our financial condition, regardless of its outcome.

If we were to discover that our technologies or products infringe valid intellectual property rights of third parties, we may need to obtain licenses from these parties or substantially re-engineer our products in order to avoid infringement. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. If our inability to obtain required licenses for our technologies or products prevents us from selling our products, that could adversely impact our financial condition and results of operations.

Additionally, we currently license certain third-party intellectual property in connection with our business, and the loss of any such license could adversely impact our financial condition and results of operations.

Use of artificial intelligence (“AI”) tools and network disruptions may result in potential liability, exposure of personal or proprietary information or otherwise adversely affect our business.

The use of third-party and open-source AI tools, such as ChatGPT, by our employees and consultants could pose risks relating to the protection of data, including the potential exposure of our proprietary, confidential or otherwise protected information to unauthorized recipients and the misuse of our or third-party intellectual property. Use of AI tools may result in allegations or claims against us related to violation of third-party intellectual property rights, unauthorized access to or use of proprietary information and failure to comply with open-source software requirements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements include, among others, statements regarding our expectations, plans, strategies, objectives, anticipated financial performance, liquidity, growth, and the industry in which we operate. Forward-looking statements can be identified by words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or the negatives of these terms. These statements appear in various places throughout this prospectus, including under the headings “Prospectus Summary,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and relate to matters that are not historical facts.

Forward-looking statements are based on management’s current expectations and assumptions and involve known and unknown risks, uncertainties, and other factors that could cause actual results, performance, or developments to differ materially from those expressed or implied by these statements. These risks and uncertainties include, among other things, those described under the heading “Risk Factors” elsewhere in this prospectus. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such statements.

You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances.

As a result of a number of known and unknown risks and uncertainties, actual results or performance following the initial public offering may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause such differences in actual results include:

•	the occurrence of any event, change or other circumstances that could delay the initial public offering;

•	the inability to obtain the listing of the common stock on Nasdaq;

•	the risk that the Company’s initial public offering disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	the Company’s ability to recognize the anticipated benefits of the initial public offering, which may be affected by, among other things, competition and the ability to grow and manage growth profitably;

•	costs related to the initial public offering;

•	changes in applicable laws or regulations;

•	any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions;

•	the impact of the pandemics or other national or international health-related events;
•	the impact of war on terrorism and related events;

•	the effects of inflation and changes in interest rates;

•	a financial or liquidity crisis; geopolitical factors, including, but not limited to, the Russian invasion of Ukraine, conflicts and tensions involving Israel and Iran, and political and economic instability in Venezuela;

•	the risk of global and regional economic downturns;

•	the Company’s projected financial information, anticipated growth rate, and market opportunity;

•	foreign currency, interest rate, and exchange rate fluctuations;

•	retention or recruitment of executive and senior management and other key employees;

•	the risk that the proposed initial public offering disrupts current plans and operations of VME Companies, Inc. as a result of the announcement and pendency of the initial public offering;

•	the Company’s ability to maintain an effective system of internal controls over financial reporting;

•	the Company’s ability to manage its growth effectively;

•	the Company’s ability to achieve and maintain profitability in the future;

•	the Company’s ability to access sources of capital to finance operations and growth;

•	the success of strategic relationships with third parties;

•	dependence on acquisitions for the Company’s business growth;

•	the Company’s ability to develop new products and solutions, bring them to market in a timely manner, and make enhancements to its platform;

•	the development, effects and enforcement of laws and regulations;

•	inherent risks related to acquisitions and the Company’s ability to manage its growth and changing business;

•	the Company’s need for significant financial resources (including, but not limited to, for growth in its business);

•	the need for financing in order to maintain future profitability;

•	the lack of any assurance or guarantee that the Company can raise capital or meet its funding needs;

•	the Company’s limited operating history as a holding company; and

•	other risks and uncertainties described in this prospectus, including those under “Risk Factors.”

The forward-looking statements are based on plans, estimates and projections as they are currently available to the management of the Company. The Company neither undertakes any obligation nor expects to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

USE OF PROCEEDS

We estimate that the gross proceeds to us from this offering will be approximately $18.0 million (or $16.0 million to $20.0 million at the low and high ends of the price range, respectively), and that the net proceeds to us will be approximately $[17] million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial public offering price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering primarily to support working-capital requirements associated with project execution, invest in targeted infrastructure and engineering capabilities, strengthen our balance sheet, and for general corporate purposes. We anticipate that we will use the net proceeds of this offering as follows:

•	approximately [$12.0] million of the net proceeds from this offering to increase our project-execution capacity, support vendor readiness, fund project mobilization, purchase materials and equipment, engage subcontractors, support labor needs and provide working capital for existing and anticipated project opportunities, including approximately $720,000 to pay contractual structuring fees, costs, and expenses associated with the proposed sale and leaseback of our fabrication yard. See Management’s Discussion and Analysis of Financial Condition and Results of Operation - Proposed Sale of Fabrication Yard Property;

•	approximately [$3.0] million of the net proceeds to repay outstanding indebtedness under certain third-party credit facilities and notes payable. As of December 31, 2025, such indebtedness included borrowings bearing interest rates ranging from 3.75% to 6.50% and having maturities ranging from 2026 through 2051. We had approximately $8.0 million of indebtedness due within twelve months of December 31, 2025, including $1.8 million due at December 31, 2026. We do not intend to use the proceeds of this offering to fully repay our outstanding debt, and the specific indebtedness repaid at the completion of this offering may vary depending on borrowings outstanding at that time; and

•	approximately [$2.0] million for investments in engineering resources, systems, personnel, facilities, public-company infrastructure and other general corporate purposes.

The allocation and timing of our actual expenditures will depend on a number of factors, including the timing and size of project awards, customer payment schedules, vendor and subcontractor arrangements, project mobilization requirements, operating results and general business conditions. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors.” Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not declared or paid regular cash dividends on our common stock. Over the past approximately 40 years, our owners have elected to take discretionary dividends only on three occasions, and such dividends were limited and opportunistic rather than part of a recurring dividend program. Historically, we have retained substantially all available earnings to fund operations, support growth initiatives, and maintain balance sheet flexibility.

Following this offering, we currently intend to retain all available funds and future earnings to support the expansion of our business, strengthen our financial position, and execute on our strategic priorities. As a result, we do not anticipate paying cash dividends for the foreseeable future.

Any future determination to declare dividends will be at the discretion of our Board and will depend on a variety of factors, including:

•	our financial condition, operating results, and liquidity position;
•	our capital expenditure requirements and long-term strategic plans;
•	the terms of any future debt agreements or credit facilities, which may limit our ability to pay dividends;
•	general economic and market conditions; and
•	other factors deemed relevant by our Board.

Our newly constituted Board may periodically review our capital allocation policy after the offering; however, investors should not expect that we will pay dividends going forward.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2026, on:

•	an actual basis; and

•	on a pro forma as adjusted basis to give effect to the sale of 4,000,000 shares of our common stock in this offering at an assumed initial public offering price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	June 30, 2026
	Actual	Pro Forma as Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$4,652	$	[•]
Long term debt, including accrued interest	$2,320	$	[•]
Temporary equity:
Stockholders’ (deficit) equity:
Common stock, $0.001 par value 100,000,000 shares authorized, 1,373 shares issued and outstanding, actual; [•] shares authorized, [•] shares issued and outstanding, pro forma as adjusted	-		[•]
Additional paid-in capital	223		[•]
Accumulated other comprehensive income	605		[•]
Accumulated deficit	(4,697)		[•]
Noncontrolling interest in consolidated subsidiary	(2,795)		[•]
Total stockholders’ (deficit) equity	$(6,664)	$	[•]
Total capitalization	$(4,344)	$	[•]

(1)	The pro forma information below is illustrative only, and we will adjust it based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, common stock plus additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount. Similarly, each increase (decrease) of [•] shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $ million, assuming that the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of June 30, 2026, was approximately $(7.0) million, or $(0.11) per share of common stock, after giving retroactive effect to the Forward Stock Split. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the 65,000,000 shares of our common stock outstanding as of June 30, 2026, after giving retroactive effect to the Forward Stock Split.

Our pro forma net tangible book value as of [       , 2026] was approximately $[•] million, or $[•] per share of common stock. Pro forma as adjusted net tangible book value per share reflects the sale by us of 4,000,000 shares of our common stock in this offering at an assumed initial public offering price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses. Our pro forma as adjusted net tangible book value as of [        , 2026], would have been approximately $[•] million, or $[•] per share. This amount represents an immediate increase in pro forma net tangible book value of $[•] per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $[•] per share to investors purchasing shares of our common stock in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share				$
Historical net tangible book value (deficit) per share as of [ , 2026]	$	([•]	)
Pro forma increase in net tangible book value per share
Pro forma net tangible book value per share as of [ , 2026]
Increase in pro forma net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to investors participating in this offering				$

A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $[•] and would increase (decrease) dilution per share to investors in this offering by $[•], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount. Similarly, each increase (decrease) of [•] shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value and decrease (increase) dilution per share to investors in this offering by $[•] , assuming that the assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount.

If the underwriter exercises the option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value per share after this offering would be $[•] per share, representing an immediate increase to existing stockholders of $[•] per share and an immediate dilution to new investors in this offering of $[•] per share of our common stock.

The following table presents, on a pro forma as adjusted basis as described above, as of [ , 2026], the differences between our existing stockholders and new investors purchasing shares of our common stock in this offering, with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders or to be paid to us by new investors purchasing shares in this offering at an assumed initial public offering price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses.

	Shares Purchased(1)			Total Consideration(1)			Average
	Number	Percent		Amount ($’000)	Percent		Price Per Share
Existing stockholders			%	$		%	$
Investors in this offering			%	$		%	$
Totals		100.0%		$	100.0%		$

(1)	To the extent that any outstanding stock options are exercised, investors participating in this offering will experience further dilution. Assuming the exercise of all of our vested and exercisable options as of [ , 2026], existing stockholders will have purchased [•] shares, or [•] % of the shares purchased from us, for approximately $[•] million. Shares purchased by investors participating in this offering would represent [•] shares, or [•] % of the shares purchased from us, for approximately $ [•] million.

A $1.00 increase in the assumed initial public offering price of $[•]  per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase the total consideration paid by new investors by $[•]  million and increase the percent of total consideration paid by new investors from [•]% to [•] %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount. Similarly, a $1.00 decrease in the assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease the total consideration paid by new investors by $[•] million and decrease the percent of total consideration paid by new investors from [•]% to [•]%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “VME” the “Company,” “we,” “us,” and “our,” refer to VME Process, Inc. and Subsidiaries, VME Process Solutions, LLC, VME Companies, Inc. and VME Services, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the consolidated combined financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. The following discussion is based on our audited consolidated combined financial statements as of and for the year ended December 31, 2025 and year ended December 31, 2024 and on unaudited comparative financial information for the six months ended June 30 , 2026 and 2025.

Cautionary Note Regarding Forward-Looking Statements

This annual report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form S-1 Securities and Exchange Commission (“SEC”) filing.

Business Overview

VME Process, Inc. was originally founded in 1985, and our separation-technology and packaged-equipment business has served global customers for decades. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship. On February 10, 2026, VME Companies, Inc. was incorporated in Texas, and effective April 15, 2026, the shareholders contributed 100% of their ownership interests in all three entities to VME Companies, Inc. in a tax-free exchange under Section 351 of the Internal Revenue Code. The holding-company structure was established to support public ownership, centralized governance, and disciplined capital allocation and did not materially change our operations, assets, management teams, or customer relationships.

The financial statements and associated Management’s Discussion and Analysis of Financial Condition and Results of Operations relate to VME. VME Companies, Inc. is a newly formed holding company, incorporated in Texas on February 10, 2026. In preparation for this offering, the Company underwent certain internal reorganization transactions and divestitures. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship with one another. On April 15, 2026, Vinson-Shea Holdings, Ltd. and Kole & Marlee Holdings, Ltd. (the “Contributors”) completed a series of reorganization transactions to establish VME Companies, Inc. as the holding company for the business. In these transactions, the Contributors contributed 100% of the outstanding membership interests in VME Process Solutions, LLC and VME Services, LLC to VME Companies as a capital contribution, for no additional consideration. Concurrently, the Contributors contributed all 1,373 shares of common stock of VME Process, Inc. to VME Companies in exchange for 1,373 shares of common stock of VME Companies (700 shares to Vinson-Shea Holdings, Ltd. and 673 shares to Kole & Marlee Holdings, Ltd.), intended to qualify as a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, VME Companies now directly owns 100% of the equity interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC. The holding-company structure was established to support public ownership, centralized governance, and disciplined capital allocation in connection with this offering. The reorganization involved entities under common control and did not materially change our operations, assets, management teams, or customer relationships

Common control reorganization:

Employees of VME Process, Inc. were transferred to VME Process Solutions, LLC and VME Services, LLC, each of which was under common shareholder ownership with VME Process, Inc. but was not a subsidiary of VME Process, Inc. These transfers represent a reorganization of entities under common control and, as such, have been accounted for at historical cost. The accompanying financial statements have been recast to reflect these entities as if they had been combined for all periods presented, as applicable. No gain or loss was recognized in connection with these transfers.

Impact of related-party Operational Bad Debt:

During 2025, the Company recognized a bad debt recovery of approximately $0.8 million related to the settlement of intercompany balances associated with the 2025 sale of the onshore group. The amount was initially recorded as a gain/loss related to the sale transaction; however, based on management’s subsequent analysis, the underlying transfer from VFHX25 to VMESVS represented a reduction of intercompany balances that had previously been written off, and therefore the amount was reclassified to bad debt recovery in the consolidated combined financial statements. The recovery does not represent a separate gain on disposal, but rather a recovery of amounts previously recognized in connection with intercompany receivable write-offs.

For the Year Ended December 31, 2025 and 2024

Operations:

We generate revenue primarily through project-based engineering, procurement, and construction services (“EPC services”), modular fabrication, and equipment contracts, many of which are fixed-price or lumpsum in nature. As a result, our financial performance depends on disciplined bidding practices, accurate cost estimation, effective project management, supply-chain reliability, and execution within defined schedules and budgets.

Historically, margin performance within our modular EPC operations has been influenced by reliance on third-party infrastructure, extended vendor lead times, and variability in execution efficiency. During the past year, we have implemented enhanced project-governance processes, strengthened supply-chain oversight, and invested in systems.

Since inception, we have reported both years with annual net income and net losses from operations. For the year ended December 31, 2025, we generated net income of $12.5 million, while for the year-ended December 31, 2024, we incurred a net loss of 44.5 million, respectively. During the years ended December 31, 2025 and 2024, we have used $7.6 million and $1.8 million, respectively, of cash in our operating activities. We have notes and loans payable and interest due of $6.1 million and $1.5 million within twelve months of December 31, 2025 and 2024, respectively. Additionally, we have notes and loans payable and interest due of $2.0 million which are considered non-current and are due after December 31, 2026.

We have been able to finance our operations primarily with the proceeds from the issuance of debt instruments and annual revenue from operations. For the year ended December 31, 2025, we issued new debt in excess of our note repayments, resulting in cash provided by financing activities of $0.3 million compared to net cash used in financing activities of $1.2 million for the year ended December 31, 2024. We held cash and restricted cash of $5.9 million and $12.8 million as of December 31, 2025 and 2024, respectively.

Our consolidated combined financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

It is our expectation to continue to make substantial investments in our Southeast Asia and United States operations and enhancing existing services. Furthermore, we aim to continue discussions with potential partners and customers in Asia. We expect to incur additional expenses related to the initial public offering of the Company, including expenses related to compliance with the rules and regulations of the SEC and those of the Nasdaq Stock Market LLC, additional insurance expenses, investor relations activities and other administrative, professional, and consulting services. As a result of these and other factors, we expect that we will require additional financing to fund our operations and planned growth. We may seek to raise any additional capital through equity offerings or debt financings, additional credit or loan facilities or a combination of one or more of these funding sources. In the scenario that we are unable to acquire sufficient financing or financing on terms satisfactory to our management or Board of Directors, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. For the current period and for twelve months following the issuance of these financial statements, management has disclosed the Company’s risk of going concern.

Recent Developments

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multidecade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

Organizational and Portfolio Evolution

The Company has exited its former onshore operations and is now organized into two primary business areas prior to the restructuring:

(i) EPC & Modular Solutions and (ii) Separation Technologies.

1.	EPC & Modular Solutions (VME Process, Inc.): This segment delivers large-scale topside modules and integrated EPC solutions through engineering and fabrication centers in Singapore, Malaysia, and Indonesia. VME has completed more than 2,000 projects across six continents and supplied process modules for over 60 FPSO developments, utilizing a comprehensive “one-stop” model that integrates proprietary technology, process design, procurement, fabrication, system integration, testing, and commissioning.

2.

Separation Technologies (VME Process Solutions, LLC): Based in Tyler, Texas, this legacy business provides separation technologies and packaged equipment, including separation internals, water and gas treatment systems, and reciprocating pump packages, to a broad range of onshore and offshore customers.

The Company exited its former onshore operations and now focuses on these two primary business segments. This evolution reflects a focus on scalable, repeatable engineering and modularized delivery solutions. As a result of this portfolio evolution, comparisons between historical periods may be affected by changes in business mix and project composition.

Key Themes Affecting Results

Key factors affecting the Company’s results include the timing of project milestones, execution efficiency, cost estimation accuracy, customer concentration on larger projects, and working capital requirements driven by contract structures.

We generate revenue primarily through project-based EPC, modular fabrication, and equipment contracts, many of which are fixed-price or lumpsum in nature. As a result, our financial performance depends on disciplined bidding practices, accurate cost estimation, effective project management, supply-chain reliability, and execution within defined schedules and budgets.

Historically, margin performance within our modular EPC operations has been influenced by reliance on third-party infrastructure, extended vendor lead times, and variability in execution efficiency. During the past year, we have implemented enhanced project-governance processes, strengthened supply-chain oversight, and invested in systems and controls designed to improve cost visibility, utilization discipline, and execution reliability. These factors are discussed in greater detail below.

Principles of Accounting and Consolidation

The accompanying consolidated combined financial statements have been prepared in conformity with U.S. GAAP and pursuant to applicable rules and regulations of the SEC and include all adjustments necessary for the fair presentation of our financial position as of December 31, 2025 and 2024 and the results of operations and cash flows for the year then ended. The accompanying consolidated combined financial statements include the accounts of VME Process, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Components of Results of Operations

Revenue

Revenue is primarily driven by the timing of project execution, achievement of contractual milestones, and progress toward completion on long-term contracts. Because projects vary in size, duration, and complexity, revenue may fluctuate significantly from period to period. Backlog for EPC & Modular Solutions generally consists of firm customer purchase orders, which provides visibility into future activity; however, backlog does not eliminate execution risk or guarantee revenue realization within a specific period.

Cost of Revenue and Gross Margin

Cost of revenue and gross margins are influenced by engineering complexity, labor productivity, material and subcontractor costs, supply chain conditions, and changes in project scope. Gross margins may vary from project to project and period to period based on execution performance and revisions to estimated contract costs. Adjustments to estimated project costs are recognized in the period in which changes become known.

General and Administrative Expenses

General and administrative expenses consist of engineering, personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated facility-related expenses and information technology costs. The Company generally benefits from operating leverage, as incremental project volume does not require proportional increases in overhead; however, operating expenses may fluctuate based on staffing levels, business development activity, and other factors.

Interest Expense

Interest expense consists primarily of the interest on our third-party notes, promissory notes, related party notes, and EIDL Loan.

Other Income

Other income consists primarily of interest income earned from our cash and cash equivalents which are made up of interest-bearing bank accounts.

Results of Operations

Comparison of the years ended December 31, 2025 and 2024

The following table sets forth our consolidated statements of operations and comprehensive loss for the periods indicated:

	Year Ended December 31,		Change
	2025	2024	$	%
Contract revenues	$52,051,346	$188,794,069	$(136,742,723)	-72%
Cost of revenues	(19,153,899)	(202,040,366)	182,886,466	-91%
Gross profit	$32,897,447	$(13,246,297)	$46,143,743	348%
Operating expenses
Selling, general and administrative	16,618,827	38,961,083	(22,342,256)	-57%
(Gain) loss on disposal of assets	(127,690)	-	(127,690)	100%
Depreciation and amortization	426,525	365,864	60,661	17%
Total operating expenses	16,917,662	39,326,947	(22,409,285)	-57%
Income (loss) from operations	15,979,785	(52,573,244)	68,553,029	130%
Other income (expense)	-
Interest income	158,931	127,657	31,274	24%
Interest expense	(488,329)	(600,628)	112,298	19%
Total other income (expense), net	(329,398)	(472,971)	143,573	30%
Income (Loss) before income tax	$15,650,387	$(53,046,215)	$68,696,601	130%
Income tax (expense) benefit	(3,131,701)	8,543,093	(11,674,794)	137%
Net income (loss)	12,518,686	(44,503,122)	57,021,808	-128%
Noncontrolling interest of a subsidiary	24,212	2,796,868	(2,772,656)	-99%
Net income (loss) attributable to VME Process, Inc.	12,542,898	(41,706,254)	54,249,151	130%
Cumulative translation adjustment	365,824	2,504	363,320	14508%
Comprehensive loss attributable to VME Process, Inc.	12,908,721	(41,703,750)	54,612,471	131%
Net income (loss) per share, basic and diluted	$9,117.76	$(32,413.05)	$41,530.81	128%
Weighted-average common shares outstanding, basic and diluted	1,373	1,373	-	0%

Revenue and Cost of Revenues – Revenue decreased by $136.7 million as a result of three large multi-year projects reaching substantial completeness as of early 2024, causing most of the revenue to reduce in late 2024 and these three material projects did not recur in fiscal year 2025. The 72% decrease in revenue year over year was a one-time reduction due to timing of completion of significant project. This decrease in revenue does not correlate with a change in the Company’s capacity to obtain and fulfil similar contracts in future periods.

The total revenue from the Company’s three largest contracts which materially concluded in 2024 and early 2025, totalled $29.1 million in 2025 compared to $149.7 million in 2024. This represents a decrease in revenue of $120.6 million or 80.1% on these three projects specifically. The total number of active contracts was 19 during the year ended December 31, 2025 compared to 22 active contracts during the year ended December 31, 2024. The Company has had no changes in the pricing model and continues to focus on the EPC & Modular Solutions business, along with Separation Technology business lines.

Cost of sales was reduced by $182.9 million as a result of a reduction in revenues, along with the conclusion of certain projects such as the Adverse Party project which caused significant costs in 2024. The cost of sales reduction related to the overall revenue decline was $105.8 million while the reduction in cost of sales related to the Adverse Pary represented a reduction of $96.1 million, from $102.8 million of costs in 2024 to $6.7 million in 2025. The Adverse Party costs relate to step-in rights being exercised, which had a significant impact in 2024.

During the year ended December 31, 2024, the Company had a reversal of revenue related to a change in estimate. The reversal of revenue is related to one specific contract with a customer. On September 8, 2023 a customer issued default notices on their project and exercised Step-In Rights. The Company disagrees with these claims; however, a commercial freeze was placed beginning in September 2023 through the end of the contract. During this time, the customer assumed control of execution and payment of direct costs including vendors, subcontractors, certain labor, and materials. The Company was only reimbursed for pass-through costs only. Upon exercising their step-in rights, the Company could no longer recognize any revenue or profits for the project, and income was only received up to the total amount of overhead and indirect costs incurred to support execution and ongoing operations. For the year ended December 31, 2024, revenue and cost of sales were reversed in the amounts of $21.0 million and $21.2 million, respectively, resulting in a lower gross margin of $0.2 million. Management has used judgement in applying these revenue adjustments and does not estimate revenue to be recognized in future periods on this project. There was no additional adjustment to revenue for the year ended December 31, 2025. The parties entered into a tolling and conditional release arrangements to avoid litigation and facilitate vendor payments. The customer agreed to waive step-in costs and back charges in exchange for VME paying outstanding vendor balances of $14 million, resulting in a cost-only settlement with no recovery of profit, overhead, or variable revenue.

Selling, General and Administrative – Selling, general and administrative expenses decreased by $22.3 million, or 57%, to $16.6 million during the year ended December 31, 2025 from $39.0 million during the year ended December 31, 2024. The decrease was driven primarily by a reduction of $9.8 million in bad debt expense, $4.8 million in legal expense and settlements, of which $5.4 million relates to a single judgment handed down by the courts in Malaysia against the Company which has been appealed by the Company in Singapore, net with $0.6 million in other settlements, $2.4 million in foreign exchange losses in Indonesian Rupee (“IDR”) and Malaysian Ringgit (“MYR”) on payables, $0.8 million of gross receipts tax and other tax expense, $1.3 million in office and supplies expense, $0.7 million in recovered bad debts, and $2.5 million in salary expense due to a reduction in workforce.

(Gain) loss on disposal of assets – A one-time gain of $0.1 million was recognized in 2025 relating to the disposal of assets upon the disposal of VME Fabricators (which includes Cortex) and TLP to a third party.

Depreciation and Amortization - Depreciation and amortization increased by less than $0.1 million or 17% from $0.3 million during the year ended December 31, 2024 to $0.4 million during the year ended December 31, 2025 due to incremental depreciation taken on the Company’s lease through a right-of-use amortization adjustment.

Interest Income – Interest income increased by less than $0.1 million or 24% during the year ended December 31, 2025 relating to cash held in money market accounts during the year.

Interest Expense – Interest expense decreased by $0.1 million, or 19%, to $0.5 million during the year ended December 31, 2025 from $0.6 million during the year ended December 31, 2024. The decrease was primarily due to principal balance pay downs of $1.5 million on the third-party bank loan issued in August 2023 which has a variable interest rate.

Operating and Reporting Segments:

The Company operates as two operating segments, VME Process Solutions LLC (“VMEPSL”) and VME Process, Inc. (“VMEPI”). VMEPI operates overseas in Southeast Asia executing larger projects for FPSO (“Floating Production, Storage, and offloading”) customers needing our equipment installed on the ‘topside’ of their ships. VMEPSL is a smaller operating company located in Tyler, Texas which provides engineering, procurement, and construction services on a varied scale. The Company’s chief operating decision maker (“CODM”) is its CEO, Micael Thomas, who reviews financial information presented on both a segment and a consolidated net income (loss) basis on the consolidated combined statement of operations in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s forecast model, which includes product development roadmaps and forecasted financial models, as a key input to resource allocation. The CODM function approves of key operating and strategic decisions. The CODM function views the Company’s operations and manages its business on a consolidated combined basis and between the two reportable operating segments. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include cost of revenues and general and administrative expenses, which are separately presented in the Company’s Consolidated Combined Statements of Operations below. The CODM then reviews significant expenses within the cost of revenues and general and administrative category in detail. Other segment items within net income (loss) include interest income and interest expense, along with tax expense.

The total net income of $12.5 million for the year ended December 31, 2025 was generated from $10.0 million and $3.0 million of income from VME Process, Inc. and VME Process Solutions LLC, respectively. Additionally, total revenues of $52.1 million for the year ended December 31, 2025 were generated from $35.5 million and $16.6 million of revenue from VME Process, Inc. and VME Process Solutions LLC, respectively. Segment-level revenue is driven primarily by construction, equipment, and offshore large projects within VME Process, Inc. and various smaller revenue streams such as manufacturing revenue and non-operations lease revenue within VME Process Solutions LLC. Additionally, VME Process, Inc. generates revenue in the USA, Southeast Asia, Europe, and Africa and the Middle East of $29.2 million, $5.2 million, $0.9 million, and $0.2 million, respectively. VME Process Solutions LLC generates revenue in the USA, Southeast Asia, Mexico, and Central Asia of $14.2 million, $1.8 million, $0.3 million, and $0.3 million, respectively.

Liquidity and Capital Resources

Going Concern and Liquidity

The Company has evaluated whether there are conditions and events which raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are available to be issued. The accompanying financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the year ended December 31, 2025 and prior to the issuance of the consolidated combined financial statements, although the Company experienced net income in the consolidated combined financial statements of VME, the Company has liabilities in excess of assets and, as of the date of issuance of these financial statements, the Company was not in compliance with two loans the amounts of $900,000 each. These two loans are short-term in nature and had a two-month term to fund operations. Upon maturity in February 2026, these loans were not repaid and were in default. However, these loans have now been extended until December 31, 2026. Additionally, the Company has stockholders’ deficit of approximately $4.1 million, a $42.3 million net working capital deficit, and reliance on future financing. The Company anticipates that its negative operating cash flows will continue to increase for the foreseeable future as it continues to expand its projects in the US and Southeast Asia regions.

VME is seeking external financing options to be able to meet obligations while they pursue contracts to be able to fund future operations. The Company intends to meet obligations through their pipeline of awarded projects, and planned financings, which are not yet committed. Due to the uncertainties related to obtaining financing, and expected negative working capital for future periods, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, there can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. If the Company is not able to obtain the additional financing on a timely basis, the Company will not be able to meet its other obligations as they become due. These consolidated combined financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated combined financial statements.

Management plans to alleviate this going concern in future periods with anticipated IPO proceeds, and new financing facilities which are planned in 2026 and cost-reduction measures which have already been taken in the year ended December 31, 2025. If the Company is unable to obtain an adequate level of capital needed to continue its activities, the Company will need to delay, reduce or eliminate some or all of its planned activities and reduce costs. Doing so will likely have an adverse effect on the ability to execute the Company’s business plan; accordingly, management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

Proposed Sale of Fabrication Yard Property

The Company entered into a term sheet on March 20, 2026, relating to the potential sale of its Batam fabrication yard and a leaseback of the facility. Definitive transaction documents have not been executed, and no binding closing date has been established. Although the parties originally expected to advance the transaction more rapidly, negotiations regarding transaction terms and ongoing due diligence remain in progress.

Pursuant to the Second Deed of Amendment executed in August 2026, the parties extended the exclusivity period through October 31, 2026, unless earlier terminated upon completion of the Company’s initial public offering. The parties may further extend the exclusivity period by mutual agreement.

The Company received a $3.0 million deposit in connection with the proposed transaction. If the transaction is not completed under circumstances requiring repayment, the Company may be required to repay the deposit, satisfy any unpaid portion of the nonrefundable structuring fee of $450,000, and reimburse certain third-party costs and expenses incurred in connection with the proposed transaction, which totaled approximately $182,508 as of July 31, 2026, excluding taxes, disbursements and subsequently incurred amounts.

The prospective purchaser and its affiliates are not related parties of the Company and have no affiliation with the Company, its directors, executive officers or principal stockholders.

Management’s preferred outcome is to complete the Company’s proposed initial public offering and retain ownership of the facility. Accordingly, there can be no assurance that the proposed sale transaction will ultimately be completed.

Sources of Liquidity

The Company’s liquidity requirements are primarily driven by the working capital demands associated with its project-based operations. Cash flows from operating activities may fluctuate significantly from period to period based on the timing of project execution, milestone billings, and customer payment schedules. Management closely monitors liquidity to ensure sufficient resources are available to fund ongoing operations, support project execution, and meet contractual obligations as they become due. Historically, the Company’s liquidity profile has differed from its reported earnings due to the nature of percentage-of-completion accounting and the timing of cash receipts relative to the incurrence of project costs. Accordingly, management evaluates liquidity using a combination of cash balances, forecasted cash flows, and available financing resources.

We generated net income during the year ended December 31, 2025. To date, we have funded our operations primarily with proceeds from revenues and net income, along with the issuance of both promissory notes, third-party bank loans, and an EIDL loan available to us under the Economic Injury Disaster Loan program. Since 2022, we have raised gross proceeds of $11.6 million from the issuances of loans, $7.5 million from third-party loans payable, $2.0 million from EIDL loans, $0.3 million from issuance of promissory notes, and $1.8 million from related party short term notes. As of December 31, 2025, we had cash and restricted cash of $5.9 million.

On February 16, 2022, VME received a loan from the U.S. Small Business Administration (SBA) in the amount of $2,000,000. The loan is payable within 30 years, with interest of 3.75% per annum. The payment will have a 24-month deferral from the date of the loan. The outstanding principal balance was $2,000,000 as of December 31, 2025.

On August 24, 2023, PT VME Process, VME’s Indonesia subsidiary, entered into a loan agreement with PT Bank Permata Tbk which was used for the purpose of financing the purchase of land to support the company’s operational activities. The loan was $7,461,321, with 6.50% floating interest per annum payable within 36 months. The outstanding principal balance as of December 31, 2025 was $4.0 million.

The loan is guaranteed by VME and is secured by certain land of PT VME Process and is subject to certain financial and reporting covenants. As of December 31, 2025, the Company was in compliance with financial and reporting covenants.

On November 24, 2023, VME Process Asia Pacific, VME’s Singapore subsidiary, entered into a promissory note with TNT Engineering in the principal amount of $0.1 million. An additional promissory note of $0.2 million was executed on April 3, 2024. Both notes bear interest at 1% per month on the outstanding principal balance and mature in June and July 2026, respectively. Other miscellaneous loans include less than $0.1 million of loans on fixed assets. As of December 31, 2025, the total outstanding balance of the notes was $0.4 million.

On December 18, 2025, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of financing the purchase of land to support the Company’s operational activities. The loan was $0.9 million, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the year ended December 31, 2025. The outstanding principal balance as of December 31, 2025 was $0.9 million.

On December 20, 2025, VME Process Inc. entered into a second loan agreement with an investor and related party, Kole & Marlee Holdings, which was used for the purpose of financing the purchase of land to support the Company’s operational activities. The loan was $0.9 million, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the year ended December 31, 2025. The outstanding principal balance as of December 31, 2025 was $0.9 million.

Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we will receive from the initial public offering, together with proceeds from the existing loans and the cash we expect to generate from future operations, will provide sufficient funding to support operations. Until we generate sufficient operating cash flow to cover all operating expenses, working capital needs, and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences, and privileges senior to those of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets are currently experiencing, and may continue to experience in the future, periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our operating activities, manufacturing overhead, and personnel costs. Near-term capital requirements through December 31, 2026 are estimated to be at least $36.1 million based on our December 2025 net income and working capital deficit, considering upcoming legal, accounting, and regulatory costs of successfully closing on an initial public offering. For any periods after the twelve months subsequent to the filing of these financial statements as of December 31, 2025, we may be required to raise additional funds to cover our operations.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2025	2024
Net cash provided by (used in):
Operating activities	$(7,629,589)	$(1,844,325)
Investing activities	$142,487	$(1,238,922)
Financing activities	$288,014	$(1,232,415)

Operating Activities

Cash used in operating activities for the year ended December 31, 2025 of $7.6 million was primarily driven by our net income of $12.5 million, offset and adjusted for non-cash charges of $2.8 million and net cash outflows of $23.8 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of deferred income tax benefit of $2.8 million, and recovery of doubtful accounts of $0.3 million and $0.1 million in gains on sale of long-lived assets, net with $0.4 million in non-cash depreciation and amortization. The main driver of the cash outflows from the changes in operating assets and liabilities was primarily related to a decrease in accounts payable of $34.9 million offset by the increase in accrued expenses of $1.3 million, and the decrease in contracts receivable and the costs and estimated earnings in excess of billings on uncompleted contracts, net of $9.6 million.

Cash used in operating activities for the year ended December 31, 2024 of $1.8 million was primarily driven by our net loss of $44.5 million, adjusted for non-cash charges of $1.1 million and net cash inflows of $41.6 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of deferred income tax benefit of $8.9 million offset by $9.6 million of net provisions for doubtful accounts and loans, and $0.4 million in non-cash depreciation and amortization. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $61.5 million offset by the decrease in contracts receivable of $20.3 million.

Investing Activities

Cash provided by investing activities was $0.1 million for the year ended December 31, 2025, which consisted primarily of principal collections on notes receivable.

Cash used in investing activities was $1.2 million for the year ended December 31, 2024, which consisted primarily of $1.5 million in purchases of property, plant, and equipment, offset by $0.3 million of principal collections on notes receivable.

Financing Activities

Cash provided by financing activities was $0.3 million for the year ended December 31, 2025, which consisted primarily of $1.8 million in proceeds from newly issued notes payable (as discussed above), offset by payments on our notes payable of $1.5 million.

Cash used in financing activities was $1.2 million for the year ended December 31, 2024, which consisted primarily of payments on our notes payable of $1.5 million, offset by $0.3 million in proceeds from newly issued notes payable.

Cash flows from operating activities are primarily affected by changes in working capital associated with ongoing projects, including fluctuations in accounts receivable, costs and earnings in excess of billings, billings in excess of costs, and other project-related assets and liabilities. These balances can vary materially depending on the stage of completion of individual projects and contractual billing terms. In certain periods, the Company may incur significant costs in advance of billing milestones, which can result in uses of cash even when the Company reports operating income. Conversely, the achievement of billing milestones or receipt of advance payments may generate operating cash inflows that exceed reported earnings in a given period. As a result, operating cash flows are not expected to consistently align with reported net income or EBITDA.

Operating cash flows may also be affected by customer payment timing, including extended payment terms or delays in the resolution of customer disputes, particularly on larger EPC projects.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2025, and the years in which these obligations are due:

	Total	2026	2027	2028	2029	Thereafter
Notes payable	$8,140,230	$6,139,697	$41,208	$50,775	$52,919	$1,855,632
Operating lease payable	1,164,149	492,797	333,909	312,491	24,952	-
Total contractual obligations	$9,304,380	$6,632,494	$375,118	$363,266	$77,871	$1,855,632

Additionally, the Company has a legal settlement for $5.4 million which was a contractual obligation to be paid in 2026. Since this settlement was determined in 2024, the full contractual obligation has been accrued. The Company does not agree with this settlement and has filed an appeal. Management does not expect this amount will continue to be contractually obligated once the appeal process has concluded.

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Recent Developments

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multidecade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

Organizational and Portfolio Evolution

The Company has exited its former onshore operations and is now organized into two primary business areas prior to the restructuring:

(i) EPC & Modular Solutions and (ii) Separation Technologies.

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1.	EPC & Modular Solutions (VME Process, Inc.): This segment delivers large-scale topside modules and integrated EPC solutions through engineering and fabrication centers in Singapore, Malaysia, and Indonesia. VME has completed more than 2,000 projects across six continents and supplied process modules for over 60 FPSO developments, utilizing a comprehensive “one-stop” model that integrates proprietary technology, process design, procurement, fabrication, system integration, testing, and commissioning.

2.	Separation Technologies (VME Process Solutions, LLC): Based in Tyler, Texas, this legacy business provides separation technologies and packaged equipment, including separation internals, water and gas treatment systems, and reciprocating pump packages, to a broad range of onshore and offshore customers.

The Company exited its former onshore operations and now focuses on these two primary business segments. This evolution reflects a focus on scalable, repeatable engineering and modularized delivery solutions. As a result of this portfolio evolution, comparisons between historical periods may be affected by changes in business mix and project composition.

Key Themes Affecting Results

Key factors affecting the Company’s results include the timing of project milestones, execution efficiency, cost estimation accuracy, customer concentration on larger projects, and working capital requirements driven by contract structures.

We generate revenue primarily through project-based EPC, modular fabrication, and equipment contracts, many of which are fixed-price or lumpsum in nature. As a result, our financial performance depends on disciplined bidding practices, accurate cost estimation, effective project management, supply-chain reliability, and execution within defined schedules and budgets.

Historically, margin performance within our modular EPC operations has been influenced by reliance on third-party infrastructure, extended vendor lead times, and variability in execution efficiency. During the past year, we have implemented enhanced project-governance processes, strengthened supply-chain oversight, and invested in systems and controls designed to improve cost visibility, utilization discipline, and execution reliability. These factors are discussed in greater detail below.

Principles of Accounting and Consolidation

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP and pursuant to applicable rules and regulations of the SEC and include all adjustments necessary for the fair presentation of our financial position as of June 30, 2026 and 2025 and the results of operations and cash flows for the six months then ended. The accompanying condensed consolidated financial statements include the accounts of VME Process, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

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Components of Results of Operations

Revenue

Revenue is primarily driven by the timing of project execution, achievement of contractual milestones, and progress toward completion on long-term contracts. Because projects vary in size, duration, and complexity, revenue may fluctuate significantly from period to period. Backlog for EPC Solutions & Modular Systems generally consists of firm customer purchase orders, which provides visibility into future activity; however, backlog does not eliminate execution risk or guarantee revenue realization within a specific period.

Cost of Revenue and Gross Margin

Cost of revenue and gross margins are influenced by engineering complexity, labor productivity, material and subcontractor costs, supply chain conditions, and changes in project scope. Gross margins may vary from project to project and period to period based on execution performance and revisions to estimated contract costs. Adjustments to estimated project costs are recognized in the period in which changes become known.

General and Administrative Expenses

General and administrative expenses consist of engineering, personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated facility-related expenses and information technology costs. The Company generally benefits from operating leverage, as incremental project volume does not require proportional increases in overhead; however, operating expenses may fluctuate based on staffing levels, business development activity, and other factors.

Interest Expense

Interest expense consists primarily of the interest on our third-party notes, promissory notes, related party notes, and EIDL Loan.

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Other Income

Other income consists primarily of interest income earned from our cash and cash equivalents which are made up of interest-bearing bank accounts.

Results of Operations

Comparison of the six months ended June 30, 2026 and 2025

The following table sets forth our consolidated statements of operations and comprehensive loss for the periods indicated:

	Six Months Ended		Change
	June 30, 2026	June 30, 2025	$	%

Contract revenues	$25,012,360	$40,315,109	(15,302,749)	-38%
Cost of revenues	(18,766,627)	(41,616,876)	22,850,249	-55%
Gross profit	6,245,733	(1,301,767)	7,547,500	-580%
Operating expenses
Selling, general and administrative	5,101,973	9,823,082	(4,721,109)	-48%
(Gain) loss on disposal of assets	(246)	13,122	(13,368)	-102%
Depreciation and amortization	225,250	201,398	23,852	12%
Total operating expenses	5,326,977	10,037,602	(4,710,625)	-47%
Income (loss) from operations	918,756	(11,339,369)	12,258,125	-108%
Other income (expense)
Interest income	53,938	99,151	(45,213)	-46%
Interest expense	(287,327)	(218,469)	(68,858)	32%
Total other income (expense), net	(233,389)	(119,318)	(114,071)	96%
Income (loss) before income tax	685,367	(11,458,687)	12,144,054	-106%
Income tax benefit (expense)	(1,274,909)	5,824,712	(7,099,621)	-122%
Net income (loss)	$(589,542)	$(5,633,975)	5,044,433	-90%
Noncontrolling interest of a subsidiary	5,031	4,477	554	12%
Net Income (loss) attributable to VME Companies, Inc.	(584,511)	(5,629,498)	5,044,987	-90%
Cumulative translation adjustment (Gain) Loss	94,559	299,280	(204,721)	-68%
Comprehensive Income (loss) attributable to VME Companies, Inc.	(489,952)	(5,330,218)	4,840,266	-91%

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Revenue and Cost of Revenues – Revenue decreased as a result of two large multi-year projects reaching substantial completeness in 2025. Cost of sales reduced as a result of a reduction in revenues. The 38% decrease in revenue was a one-time reduction due to timing of completion of significant project. This decrease in revenue does not correlate with a change in the Company’s capacity to obtain and fulfil similar contracts in future periods.

The total revenue from the Company’s three largest contracts which materially concluded in 2024 and 2025, totalled $34.5 million in the 6 months ended June 30, 2025 compared to the minimal remaining $.88 million which was earned on close out procedures on these contracts during the six months ended June 30, 2026. This represents a decrease in revenue of $33.6 million or 97% on these three projects specifically. The total number of active contracts was 28 during the six months ended June 30, 2026 compared to 31 active contracts during the six months ended June 30, 2025. The Company has had no changes in the pricing model and continues to focus on the EPC & Modular Solutions business, along with Separation Technology business lines.

Cost of sales was reduced by $22.9 million as a result of a reduction in revenue. The cost of sales reduction related to the overall revenue decline was $32 million while the reduction in cost of sales related to the Company’s cost cutting initiatives represented a reduction of $9.1 million.

Selling, General and Administrative – Selling, general and administrative expenses decreased by $4.7 million, which was driven primarily by a reduction of $2.5 million due to reduced employee related expenses, $1.5 million in reduction of foreign exchange losses in Indonesian Rupee (“IDR”) and Malaysian Ringgit (“MYR”) on payables, and $1.5 million in reduction of bad debt expenses.

(Gain) loss on disposal of assets – Gains on disposal of assets was less than $0.1 million and related to the disposal of assets upon the disposal of assets sold to a third party.

Depreciation and Amortization - Depreciation and amortization increased by less than $0.1 due to asset additions which are now being depreciated year over year.

Interest Income – Interest income decreased by less than $0.1 million relating to less cash held in money market accounts during the period.

Interest Expense – Interest expense remained fairly constant and rose by an immaterial amount, less than $0.1 million relating to new loans issued during the six months ended June 30, 2026 at 8.5% fixed interest.

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Operating and Reporting Segments:

The Company operates as two operating segments, VME Process Solutions LLC (“VMEPSL”) and VME Process, Inc. (“VMEPI”). VMEPI operates overseas in Southeast Asia executing larger projects for FPSO (“Floating Production, Storage, and offloading”) customers needing our equipment installed on the ‘topside’ of their ships. VMEPSL is a smaller operating company located in Tyler, Texas which provides engineering, procurement, and construction services on a varied scale. The Company's chief operating decision maker ("CODM") is its CEO, Michael Thomas, who reviews financial information presented on both a segment and a consolidated net income (loss) basis on the condensed consolidated statement of operations in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s forecast model, which includes product development roadmaps and forecasted financial models, as a key input to resource allocation. The CODM function approves of key operating and strategic decisions. The CODM function views the Company's operations and manages its business on a condensed consolidated basis and between the two reportable operating segments. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include cost of revenues and general and administrative expenses, which are separately presented in the Company’s condensed consolidated Statements of Operations below. The CODM then reviews significant expenses within the cost of revenues and general and administrative category in detail. Other segment items within net income (loss) include interest income and interest expense, along with tax expense.

The total net loss of $0.6 million for the six months ended June 30, 2026 was generated from a loss of $2.5 million from VME Process, Inc. and net income from VME Process Solutions LLC of $1.9 million, respectively. Additionally, total revenues of $25.0 million for the six months ended June 30, 2026 were generated from $16.2 million and $8.8 million of revenue from VME Process, Inc. and VME Process Solutions LLC, respectively. Segment-level revenue is driven primarily by construction, equipment, and offshore large projects within VME Process, Inc. and various smaller revenue streams such as manufacturing revenue and non-operations lease revenue within VME Process Solutions LLC. Additionally, VME Process, Inc. and VME Process Solutions LLC generate revenue in the USA, Southeast Asia, Europe, and Africa.

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Liquidity and Capital Resources

Going Concern and Liquidity

The Company has evaluated whether there are conditions and events which raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are available to be issued. The accompanying financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the six months ended June 30, 2026, the Company has liabilities in excess of assets. Additionally, the Company has stockholders’ deficit of approximately $6.7 million, a $39.9 million net working capital deficit, and reliance on future financing. The Company anticipates that its negative operating cash flows will continue to increase for the foreseeable future as it continues to expand its projects in the US and Southeast Asia regions.

VME is seeking external financing options to be able to meet obligations while they pursue contracts to be able to fund future operations. The Company intends to meet obligations through their pipeline of awarded projects, and planned financings, which are not yet committed. Due to the uncertainties related to obtaining financing, and expected negative working capital for future periods, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, there can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. If the Company is not able to obtain the additional financing on a timely basis, the Company will not be able to meet its other obligations as they become due. These condensed consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying condensed consolidated financial statements.

Management plans to alleviate this going concern in future periods with anticipated IPO proceeds, and new financing facilities which are planned in 2026 and cost-reduction measures which have already been taken in the six months ended June 30, 2026. If the Company is unable to obtain an adequate level of capital needed to continue its activities, the Company will need to delay, reduce or eliminate some or all its planned activities and reduce costs. Doing so will likely have an adverse effect on the ability to execute the Company’s business plan; accordingly, management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

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Sources of Liquidity

The Company’s liquidity requirements are primarily driven by the working capital demands associated with its project-based operations. Cash flows from operating activities may fluctuate significantly from period to period based on the timing of project execution, milestone billings, and customer payment schedules. Management closely monitors liquidity to ensure sufficient resources are available to fund ongoing operations, support project execution, and meet contractual obligations as they become due. Historically, the Company’s liquidity profile has differed from its reported earnings due to the nature of percentage-of-completion accounting and the timing of cash receipts relative to the incurrence of project costs. Accordingly, management evaluates liquidity using a combination of cash balances, forecasted cash flows, and available financing resources.

To date, we have funded our operations primarily with proceeds from revenues and net income, along with the issuance of both promissory notes, third-party bank loans, and an EIDL loan available to us under the Economic Injury Disaster Loan program. Since 2022, we have raised gross proceeds from the issuances of loans, of which: $6.0 million from third-party loans payable, $2.0 million from EIDL loans, $0.3 million from issuance of promissory notes, and $2.6 million from related party short term notes remain outstanding at June 30, 2026. Additionally, as of June 30, 2026, we had cash and restricted cash of $5.4 million.

On February 16, 2022, VME received a loan from the U.S. Small Business Administration (SBA) in the amount of $2,000,000. The loan is payable within 30 years, with interest of 3.75% per annum. The payment will have a 24-month deferral from the date of the loan. The outstanding principal balance was $2,000,000 as of June 30, 2026 and December 31, 2025.

On August 24, 2023, PT VME Process, VME’s Indonesia subsidiary, entered into a loan agreement with PT Bank Permata Tbk which was used for the purpose of financing the purchase of land to support the company's operational activities. The loan was $7,461,321, with 6.50% floating interest per annum payable within 36 months. Principal and interest payments were made during the six months ended June 30, 2026 in the amount of $373,066. The outstanding principal balance as of June 30, 2026 and December 31, 2025 was $2,986,3045 and $3,979,371, respectively. The loan is guaranteed by VME and is secured by certain land of PT VME Process and is subject to certain financial and reporting covenants. In June 2026 this note was amended to extend the maturity date until June 24, 2027. The terms now include 10 payments of $220,000 starting June 24, 2026 through March 24, 2027 and 3 payments of $335,434.97 starting April 24, 2027 through June 24, 2027. As of June 30, 2026, the Company was in compliance with financial and reporting covenants.

On November 24, 2023, VME Process Asia Pacific, VME’s Singapore subsidiary, entered into a promissory note with TNT Engineering in the principal amount of $120,000. An additional promissory note of $200,000 was executed on April 3, 2024. Both notes bear interest at 1% per month on the outstanding principal balance. The Company was in default on these two loans as of June 30, 2026. Other miscellaneous loans include $30,351 of loans on fixed assets. As of June 30, 2026, the total outstanding balance of the notes was $350,351.

On December 18, 2025, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of financing the purchase of land to support the Company's operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $900,000. There are no accrued penalties, default interest, or incremental covenant compliance considerations due to this default.

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On December 20, 2025, VME Process Inc. entered into a second loan agreement with a shareholder and related party, Kole & Marlee Holdings, which was used for the purpose of financing the purchase of land to support the Company's operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the six months ended June 30, 2026 and on August 3,2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $900,000. There are no accrued penalties, default interest, or incremental covenant compliance considerations due to this default.

On March 10, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $198,134, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $198,134.

On April 27, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $200,000, with 8.50% fixed interest per annum payable within 90 days. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $200,000.

On April 27, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Kole & Marlee Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $200,000, with 8.50% fixed interest per annum payable within 90 days. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $200,000.

On June 26, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Kole & Marlee Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $250,000, with 8.50% fixed interest per annum payable within 180 days. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $250,000.

On December 05, 2025 VME Process Inc. entered into a loan agreement as a bridge loan for operating capital. The original loan amount was $3,000,000 at an annual fixed interest rate of 8.5% for a two-month term. This loan was issued as part of a potential land sale, where the Company may settle the loan in the purchase price of the land. As of June 30, 2026, this contemplated transaction has not yet been consummated, and this $3,000,000 is a current liability.

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Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we will receive from the initial public offering, together with proceeds from the existing loans and the cash we expect to generate from future operations, will provide sufficient funding to support operations. Until we generate sufficient operating cash flow to cover all operating expenses, working capital needs, and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences, and privileges senior to those of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets are currently experiencing, and may continue to experience in the future, periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our operating activities, manufacturing overhead, and personnel costs. Near-term capital requirements through June 30, 2027 are estimated to be at least $41.1 million based on our June 30, 2026 net loss and working capital deficit, considering upcoming legal, accounting, and regulatory costs of successfully closing on an initial public offering. For any periods after the twelve months subsequent to the filing of these financial statements as of June 30, 2026, we may be required to raise additional funds to cover our operations.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Six Months Ended,
	June 30, 2026	June 30, 2025
Net cash provided by (used in):
Operating activities	$451,139	$(2,750,254)
Investing activities	$(945,627)	$104,037
Financing activities	$(155,440)	$(755,713)

Operating Activities

Cash provided by operating activities for the six months ended June 30, 2026 of $0.5 million was primarily driven by earnings in excess of billings on uncompleted contracts.

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Cash used in operating activities for the six months ended June 30, 2025 of $2.7 million was primarily driven by our net loss of $5.6 million,, increase in outstanding liabilities of $0.2 million, non-cash items affecting net loss of $1.7 million, and an increase in income taxes payable of $6.4 million which was offset by $7.9 million of contract receivables and billings on uncompleted contracts.

Investing Activities

Cash used in investing activities was $0.9 million for the six months ended June 30, 2026, which consisted primarily of purchases of property, plant, and equipment.

Cash provided by investing activities was $0.1 million for the six months ended June 30, 2025, which consisted primarily of proceeds from notes receivable.

Financing Activities

Cash used in financing activities was $0.2 million for the six months ended June 30, 2026, which consisted primarily of payments on our notes payable of $1.0 million net with new notes issued of $0.8 million.

Cash used in financing activities was $0.8 million for the six months ended June 30, 2025, which consisted primarily of payments on our notes payable.

Cash flows from operating activities are primarily affected by changes in working capital associated with ongoing projects, including fluctuations in accounts receivable, costs and earnings in excess of billings, billings in excess of costs, and other project-related assets and liabilities. These balances can vary materially depending on the stage of completion of individual projects and contractual billing terms.

In certain periods, the Company may incur significant costs in advance of billing milestones, which can result in uses of cash even when the Company reports operating income. Conversely, the achievement of billing milestones or receipt of advance payments may generate operating cash inflows that exceed reported earnings in a given period. As a result, operating cash flows are not expected to consistently align with reported net income or EBITDA.

Operating cash flows may also be affected by customer payment timing, including extended payment terms or delays in the resolution of customer disputes, particularly on larger EPC projects.

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Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2026, and the years in which these obligations are due:

	Total	2026	2027	2028	2029	Thereafter
Notes payable	$10,984,790	$7,318,485	$1,706,980	$50,775	$52,919	$1,855,631
Operating lease payable	1,286,660	301,263	475,599	440,228	69,570	—
Total contractual obligations	$12,271,449	$7,619,748	$2,182,579	$491,002	$122,489	$1,855,631

Additionally, the Company has a legal settlement for $5.4 million which was a contractual obligation to be paid in 2026. Since this settlement was determined in 2024, the full contractual obligation has been accrued. The Company does not agree with this settlement and has filed an appeal. Management does not expect this amount will continue to be contractually obligated once the appeal process has concluded.

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material.

 We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Management has discussed several significant accounting estimates and believes that billings in excess of costs and estimated earnings on uncompleted contracts is the only accounting estimate that rises to the level of a critical accounting estimate. This estimate relates to revenue recognition which is a highly reviewed class of transactions for management.

The Company’s most significant accounting estimate relates to revenue recognition and the associated estimated earnings on uncompleted long-term contracts. A substantial portion of revenue is recognized over time using the percentage-of-completion method, which requires significant management judgment and estimation and can materially affect reported results.

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The billings in excess of costs and estimated earnings on uncompleted contracts are based on unobservable market inputs and are recorded based on project tracking. Changes in the estimate of completion or underlying billing assumptions could materially affect the reported values and related income or expenses.

We regularly review and update our billings and project completeness trackers to reflect current completion conditions and ensure consistency with accounting standards.

Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts:

During the six months ended June 30, 2026, the estimated value of the earnings on uncompleted contracts was $20 million, which is an increase of $8.6 million from the $11.4 million estimated in the year ended December 31, 2025. Changes in this estimation impacts earnings recognized in each period. The Company considers this estimate critical due to its complexity, subjectivity, and material impact on reported results.

Revenue recognized over time is measured based on progress toward completion, generally using a cost-to-cost input method. This requires estimates of total contract costs, including labor, materials, subcontractor costs, project timelines, productivity, and the impact of change orders and contract modifications. These estimates are established at contract inception and updated throughout the life of the project.

Revenue recognized does not necessarily correspond to cash received in the same period due to differences between billing schedules and project progress. Management monitors project performance through regular reviews involving operational and financial personnel; however, actual results may differ from estimates due to factors outside of the Company’s control.

Changes in estimated contract costs are recognized in the period in which they become known and may result in volatility in revenue and margins. Changes in business mix, particularly the proportion of larger EPC projects relative to shorter-cycle equipment projects, may increase estimation uncertainty and contribute to variability in reported results. If estimated total contract costs exceed total contract revenue, the Company recognizes the entire expected loss in the period such loss becomes probable and reasonably estimable.

A 10% change in the estimated project completion would result in an estimated $10.7 million impact to recognized estimated earnings and, consequently, the balance of billings in excess of costs and estimated earnings on uncompleted contracts. Project completion metrics and policies are reviewed quarterly, and inputs are updated based on evolving conditions and contractual developments, as management applies significant judgment in assessing the economic substance of the arrangement and completion percentage.

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Recent Accounting Pronouncements

See the section titled “Recent Accounting Pronouncements” in Note 2 of the notes to our condensed consolidated financial statements included in this interim report for more information.

Risks and Uncertainties

The Company’s results of operations, financial condition, and liquidity are subject to a number of known trends, events, and uncertainties that management believes are reasonably likely to affect future performance. These factors primarily arise from the project-based nature of the Company’s business and the markets it serves.

Project Timing, Execution, and Concentration

A significant portion of revenue is generated from a limited number of projects at any given time. The timing, execution, and performance of individual projects can materially affect results in a particular period. Delays, changes in customer requirements, or execution challenges may impact revenue recognition, margins, and cash flows.

Revenue and Margin Variability

Revenue and margins may fluctuate due to changes in estimated project costs, productivity, and execution efficiency. Revisions to estimates are recognized in the period identified and may result in volatility. Customer-driven change orders or contract modifications may further affect results.

Working Capital and Cash Flow Volatility

Project-based operations require varying levels of working capital investment, particularly for larger EPC projects with significant upfront costs. Operating cash flows may fluctuate and may not correspond directly to reported earnings. Customer payment timing and dispute resolution may further affect liquidity.

Customer Concentration and Credit Risk

In certain periods, a small number of customers may account for a significant portion of revenue and receivables. The loss or delay of a significant customer contract, or deterioration in a customer’s financial condition, could adversely affect results and cash flows.

Market Conditions and End-Market Demand

Demand is influenced by capital spending in the energy and industrial markets. Changes in commodity prices, customer budgets, regulatory developments, or macroeconomic conditions may affect project timing and volume.

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Supply Chain, Labor, and Cost Inflation

Supply chain disruptions, material availability, labor constraints, and cost inflation may affect project execution, schedules, and margins. While management seeks to mitigate these risks, external conditions may impact results.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of Sarbanes-Oxley, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Notwithstanding that we are not currently required to make such a formal assessment, in the course of preparing our financial statements and building out our internal controls infrastructure, we have in the past identified, and may in the future identify, deficiencies in our internal control over financial reporting, including material weaknesses.

To comply with the requirements of being a public company, we will need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

Material Weaknesses in Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely basis.

In connection with the preparation of the condensed consolidated financial statements for the year ended December 31, 2025, management identified control deficiencies that, when considered in the aggregate, represent material weaknesses in the Company’s internal control over financial reporting. These material weaknesses relate primarily to the absence of a formal risk assessment process, insufficiently designed and documented control activities over accounting and financial reporting (including inadequate segregation of duties as a result of limited finance and accounting personnel), and the lack of effective monitoring activities over the operation of internal controls. Because of these material weaknesses, there is a reasonable possibility that material misstatements in the Company’s annual or interim condensed consolidated financial statements may not be prevented or detected on a timely basis.

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Under the supervision and with the participation of our management, including our Certifying Officers, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of June 30, 2026. Based on that evaluation, our Certifying Officers have concluded that, as of June 30, 2026, our disclosure controls and procedures remain to be ineffective due to the material weaknesses in internal control over financial reporting described below:

• Absence of a formal risk assessment process, insufficiently designed and documented control activities over accounting and financial reporting (including inadequate segregation of duties as a result of limited finance and accounting personnel), resulting in a lack of effective monitoring activities over the operation of internal controls.

Plan of Remediation of Material Weaknesses in Internal Control Over Financial Reporting

Management is in the process of implementing and completing a remediation plan. Following the identification of the material weaknesses described above, management commenced remediation actions relating to these material weaknesses beginning in the six months ended June 30, 2026, as follows:

• To address the material weakness related to inadequate segregation of duties, management has engaged qualified external consultants to assist with financial reporting processes, account reconciliations, and review controls. These consultants provide an independent layer of oversight and help mitigate risks associated with limited internal staffing. As the Company grows and additional resources become available, management plans to expand the finance team and reassign responsibilities to achieve more effective separation of duties. Enhanced management review procedures have been implemented immediately.

• Additionally, Management has initiated the development of a comprehensive accounting and financial reporting policies and procedures manual, covering key processes such as revenue recognition, expense accruals, account reconciliations, financial close procedures, estimate preparation, and journal entry documentation and review.

The material weaknesses identified above will not be considered fully remediated until these additional controls and procedures have operated effectively for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

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Changes in Internal Control over Financial Reporting

Other than the Remediation Plan discussed above and the ongoing implementation of measures under the Remediation Plan designed to accurately maintain our financial records, enhance the flow of financial information, improve data management, and provide timely information to our management team, there have been no changes in internal control over financial reporting during the quarter ended June 30, 2026, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitation on the Effectiveness of Internal Control

The effectiveness of any system of internal control over financial reporting, including ours, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely.

Accordingly, any system of internal control over financial reporting, including ours, no matter how well designed and operated, can only provide reasonable, not absolute assurances. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business but cannot assure you that such improvements will be sufficient to provide us with effective internal control over financial reporting.

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BUSINESS

VME Companies is a holding company headquartered in Tyler, Texas, that owns and operates businesses providing proprietary process technologies, modular fabrication systems, and integrated EPC solutions for complex offshore and onshore energy infrastructure projects. We design, fabricate, and deliver engineered modules, systems, and equipment to customers on a project basis and do not retain ownership of completed assets following delivery.

VME Companies, Inc. was incorporated in Texas on February 10, 2026, as a new holding company. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship with one another. Effective April 15, 2026, the shareholders contributed 100% of their ownership interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC to VME Companies, Inc. in exchange for shares of VME Companies, Inc. common stock in a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, each entity became a wholly-owned subsidiary of VME Companies, Inc. VME Process, Inc. was founded in 1985, and our separation-technology and packaged-equipment business has served global customers for decades. We established the holding-company structure to support public ownership, centralized governance, and disciplined capital allocation, and it did not materially change our operations, assets, management teams, or customer relationships.

This structure allows us to integrate proprietary process technologies, engineering capabilities, and large-scale modular fabrication to deliver turnkey solutions across the full project lifecycle.

Segment Overview

We manage and report our operations through two reportable segments, consistent with our audited financial statements: (i) VME Process, Inc. and (ii) VME Process Solutions, LLC.

VME Process, Inc. primarily conducts our EPC & Modular Solutions business, which involves large-scale, project-based engineering, procurement and construction activities, including the design, fabrication and delivery of modularized process systems and equipment for offshore and onshore applications. These projects are typically longer in duration and involve a higher degree of revenue concentration in a smaller number of contracts.

VME Process Solutions, LLC primarily conducts our Separation Technologies business, which involves the design, engineering and supply of specialized equipment and systems for the separation and treatment of oil, gas and water. This business generally involves shorter-cycle orders across a broader and more diversified customer base.

While both segments leverage common engineering expertise and serve customers across the energy value chain, they differ in project scope, execution profile, revenue concentration and timing of revenue recognition.

The following table summarizes key characteristics of our reportable segments:

	VME Process, Inc. (EPC & Modular Solutions)	VME Process Solutions, LLC (Separation Technologies)
Core Offering	Large-scale EPC, modular systems (FPSO topsides, offshore modules)	Engineered separation equipment and systems
Project Type	Long-cycle, project-based	Shorter-cycle, product/equipment driven
Revenue Profile	Higher concentration, fewer large contracts	More diversified, smaller contracts
Execution Risk	Schedule, fabrication, supply chain	Volume variability, order flow
Primary Markets	Offshore / international	U.S. and global onshore/offshore
Typical Contract Value	$20 million – $200 million	$0.5 million – $10 million
Typical Cycle Time	18 – 24 months	9 – 16 months
Primary Cost Drivers	Static and rotating equipment, structural steel and piping, electrical equipment, instrumentation, fabrication labor and subcontract, engineering, logistics, and yard overheads	Steel, electrical equipment, design and engineering, subcontract costs, testing and certification

The EPC & Modular Solutions segment is conducted primarily through VME Process, Inc., and the Separation Technologies segment is conducted primarily through VME Process Solutions, LLC.

Our Products and Services

Our products and services are delivered through our two reportable segments: EPC & Modular Solutions and Separation Technologies. While there is overlap in underlying engineering capabilities, these segments differ in project scale, customer base, and execution profile, as described under “—Business—Overview.”

1.	EPC & Modular Solutions (VME Process, Inc.): This business segment delivers large-scale topside modules and integrated EPC solutions through engineering and fabrication centers in Singapore, Malaysia, and Indonesia. VME Companies has completed more than 2,000 projects across six continents and supplied process modules for over 60 FPSO developments, utilizing a comprehensive “one-stop” model that integrates proprietary technology, process design, procurement, fabrication, system integration, testing, and commissioning.

2.	Separation Technologies (VME Process Solutions, LLC): Based in Tyler, Texas, this legacy business provides separation technologies and packaged equipment, including pressure vessels with separation internals, water and gas treatment systems, and reciprocating pump packages, to a broad range of onshore and offshore customers.

EPC & Modular Solutions

VME’s EPC & Modular Solutions business provides integrated engineering, procurement and construction services focused on modularized process systems for floating production, storage and offloading (“FPSO”) units and other offshore production facilities. The Company has deep technical expertise across critical process applications, including oil and gas separation, crude treatment, produced water handling, seawater treatment, natural gas liquids (“NGL”) processing and gas compression.

VME has completed over 2,000 projects and supplied process equipment and modules to more than 60 FPSOs worldwide. The Company specializes in the design, fabrication and integration of compact, modular process systems engineered to operate in offshore environments, including motion-sensitive applications. Its modular approach is designed to reduce offshore installation, hook-up and commissioning time while supporting capital efficiency and operational performance.

Headquartered in Singapore, with engineering and fabrication capabilities in Malaysia and Indonesia, this business unit provides an integrated, end-to-end solution encompassing technology selection, engineering, procurement, fabrication, testing and commissioning. This approach enables customers to engage a single provider across the full project lifecycle.

Capabilities and Services

Our offering includes:

•	conceptual and feasibility studies,
•	front-end engineering design,
•	detailed process and mechanical engineering,
•	procurement and supply-chain management,
•	modular fabrication and assembly,
•	factory acceptance testing (“FAT”), load-out, and integration with FPSO hulls,
•	installation support, start-up, and commissioning, and
•	Brownfield modification and debottlenecking services.

This fully integrated approach differentiates us in the offshore market by reducing interface, schedule, and execution risks for customers and enabling us to compete effectively on complex, multi-module EPC projects.

Global Fabrication Footprint

Our primary fabrication facility is located in Batam, Indonesia, within the heart of the Southeast Asia FPSO construction zone. The facility includes:

•	more than two million square feet of yard space across two sites,
•	in-house computer numerical control (“CNC”) machining capabilities,
•	heavy-lift cranes that can lift up to 450 tons,
•	3,000-metric-ton module load-out capacity,
•	a 185-meter jetty with 7 to 10-meter depth, and
•	access to a flexible labor pool of over 6,500 skilled workers deployable within one to two weeks.

This footprint enables us to produce up to approximately 15 large topside modules per year, with expansion potential through adjacent land acquisition.

Separation Technologies (VME Process Solutions, LLC)

Our Separation Technologies and Packaged Equipment business segment provides engineered equipment and systems that facilitate the separation and treatment of oil, gas and water across onshore and offshore production environments. The segment operates through our VME Process Solutions, LLC subsidiary, headquartered in Tyler, Texas, and serves a diverse customer base across upstream, midstream and downstream markets.

We design and manufacture a broad range of specialized process equipment, including separation internals, pressure vessels, water and gas treatment systems and packaged pump units. Our products are typically integrated into production and processing facilities to support hydrocarbon separation, fluid handling and treatment requirements. These systems are designed to enhance production efficiency, support operational reliability and assist customers in meeting environmental and regulatory requirements.

Our engineering capabilities include process design, mechanical design and system integration, allowing us to tailor solutions to specific customer applications and operating conditions. We work closely with customers throughout the project lifecycle, from initial design and specification through fabrication, testing and delivery. Our ability to provide engineered, application-specific solutions differentiates us from providers of standardized or commodity equipment.

Capabilities and Services

Our Separation Technologies segment provides a range of engineering, manufacturing and support services, including:

•	conceptual design and application engineering,
•	process and mechanical engineering,
•	fabrication and assembly of pressure vessels and related equipment,
•	integration of separation internals and treatment systems,
•	factory acceptance testing (“FAT”) and quality assurance,
•	project management and logistics coordination, and
•	aftermarket support, maintenance and replacement parts.

Manufacturing and Operations

Our Separation Technologies operations are headquartered in Tyler, Texas, where we maintain engineering, project management, assembly, packaging, testing, quality assurance and customer support functions for our separation technologies and packaged equipment offerings. We utilize a network of qualified third-party fabrication partners to manufacture pressure vessels, treatment systems, packaged equipment and other components to our specifications and quality standards. This asset-light operating model provides flexibility to scale production capacity, manage project requirements and support a broad range of customer applications.

Our operations are supported by an experienced workforce with expertise in process engineering, mechanical design, system integration, project execution and quality management, as well as established supplier relationships for key components and materials. Through rigorous engineering oversight, supplier qualification procedures and quality-control processes, we are able to deliver both standardized and highly customized solutions that meet customer requirements across multiple end markets.

Our Market Opportunities

While Brazil and West Africa currently represent the largest sources of FPSO project awards and installed capacity, industry sources project continuing growth in offshore developments globally, including in Southeast Asia. We believe this supports demand for process equipment, separation systems, topsides modules, and related services supplied by VME across multiple offshore production markets.

We believe the FPSO market is experiencing significant growth, driven by rising offshore oil and gas exploration and increasing deepwater and ultra-deepwater production. FPSOs provide flexible, cost-effective solutions for extraction, storage, and offloading with advances in technology, designs, and global investments are enhancing efficiency, safety, and operational capabilities. We also believe that during the next decade the demand for energy security, government incentives and renewed private-sector investments in offshore exploration, is further fuelling FPSO adoption across key regions worldwide.

We target the CAPEX portion of the FPSO market as our tangible addressable market, which is expected to grow at a CAGR of approximately 8.5%, according to the Research and Markets Floating Production Storage and Offloading Market Report 2026, published March 10, 2026.

Floating Production Storage and Offloading Market
Market forecast to grow at a CAGR of 8.5%
USD 24.52 Billion
USD 33.91 Billion
2026
2030
https://www.researchandmarkets.com/reports/5939831
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

According to the Research and Markets report, Floating Production Storage and Offloading Market Report 2026, published March 10, 2026, the floating production storage and offloading (FPSO) market is experiencing robust growth, expected to increase from $22.7 billion in 2025 to $24.52 billion in 2026, with a CAGR of 8%. This upward trend is fueled by the expansion of offshore oil and gas exploration, deepwater reserves development, and advances in offshore engineering. Looking forward, the market is projected to reach $33.91 billion by 2030, growing at a CAGR of 8.5%, driven by rising investments in offshore energy projects and the modernization of FPSOs (Itd, 2026).

VME’s business is focused on two related areas of the oil and gas production infrastructure market. First, we support offshore production projects, including FPSOs and FPUs, through topsides modules, offshore production modules, process packages, fabrication, integration support, repair, upgrade and refurbishment work. Second, we provide production separation and process equipment used in offshore and onshore production facilities, including oil, gas and water separation equipment, produced-water handling, process systems, facility upgrades, debottlenecking and replacement equipment. Industry sources indicate that demand for FPSO and FPU projects is expected to remain strong. NOV Inc., in its March 2026 investor presentation, cited an average of approximately eight FPSO final investment decisions annually through 2030 and estimated a revenue opportunity of approximately $100 million to $700 million per FPSO for relevant equipment and systems suppliers. This range reflects a broad supplier opportunity and is not specific to VME.

We believe VME’s serviceable addressable market is more narrowly focused on the portions of FPSO, FPU and offshore production infrastructure projects that align with our capabilities. Based on management’s experience, VME’s potential scope on a given FPSO or FPU opportunity would generally range from approximately $50 million to $250 million, depending on project scope, customer requirements, module content, fabrication requirements and project stage. Historically, VME’s largest FPSO topsides-related work scope has been approximately $230 million to $250 million. Accordingly, VME’s opportunity should be understood as a subset of the broader FPSO/FPU supplier opportunity rather than the full project value of an FPSO or FPU or the full supplier opportunity available to larger global OEMs, equipment providers or integrated offshore contractors.

As of the date of this prospectus, management had identified approximately $2 billion of potential FPU/FPSO-related commercial opportunities expected to be bid, evaluated or advanced over approximately the next 24 months. These opportunities include projects approaching final investment decisions as well as earlier-stage customer planning opportunities. This pipeline is not backlog, does not represent awarded contracts, customer commitments or committed revenue, and should not be interpreted as a prediction of future revenue.

Management has identified the following named FPSO and floating production opportunities that align with VME’s capabilities and that the Company is actively monitoring, evaluating, or pursuing. These represent publicly identifiable projects at various stages of development, including projects in front-end engineering and design (“FEED”), projects approaching final investment decision (“FID”), and projects in active bidding or contractor selection. We will continue to provide updates, if any, to these opportunities in subsequent filings as necessary. No agreements have been signed with respect to any of these opportunities, and there can be no assurance that VME will be awarded work on any of them or that any of these projects will proceed as currently planned:

•	Longtail (Guyana) – FEED stage; SBM Offshore hull allocated; post-FID release expected

•	Albacora / P-88 (Brazil) – Bids opened August 2026; award pending; first oil targeted 2030–2031

•	Bay du Nord (Canada) – FEED through end of 2026; FID planned early 2027

•	Bonga SW Aparo (Nigeria) – Pre-FEED complete; FID targeted 2026–2027

•	Zabazaba–Etan (Nigeria) – Plan approved; FPSO EPCI tendering; first oil targeted 2029

•	Venus (Namibia) – FEED and field development plan complete; FID targeted Q4 2026

•	Mopane (Namibia) – TotalEnergies operatorship; potential Venus–Mopane hub development 2027+

•	Capricornus (Namibia) – Connected oil reservoir confirmed June 2026; FID target 2027; first oil 2030

•	Sea Lion Phase 2 (Falkland Islands) – Memorandum of Understanding signed for second FPSO; Phase 1 start-up 2028

•	Tangkulo (Indonesia) – FEED and long-lead items complete; FID targeted September 2026

•	Kikeh Replacement (Malaysia) – Replacement FPSO awarded by PTT Exploration and Production August 2026; conversion phase underway

In addition, our Separation Technologies business addresses oil, gas and water separation applications for offshore and onshore production facilities, including new projects, facility upgrades, debottlenecking, replacement equipment and process optimization. Based on management’s current customer discussions and identified opportunities, we estimate our Separation Technologies opportunity pipeline to be approximately $50 million. Historically, this segment has generated annual revenue ranging from approximately $10 million to $20 million, although future revenue will depend on project timing, customer awards, commodity-market conditions and our ability to convert opportunities into backlog.

Industry Overview

Offshore deepwater oil and gas developments rely on floating production systems to commercialize reserves in water depths where fixed platforms are not practical. A significant portion of these developments utilize FPSOs, which integrate hulls, mooring systems, subsea infrastructure, and topside processing facilities that perform critical functions such as separation, treatment, compression, utilities, and power generation. FPSO-based developments are typically capital intensive, technically complex, and executed over multi-year timelines, but are designed for long operating lives and sustained production once commissioned.

Within this segment, topside engineering, procurement, construction, and integration represent a critical path element of FPSO project execution. Topside facilities must be specifically engineered for each field’s reservoir characteristics, production profile, environmental conditions, and regulatory requirements, while also meeting strict standards for safety, reliability, weight, and space constraints. As a result, FPSO topside projects are commonly executed under EPC or EPCI contracting structures, with contractors responsible for detailed engineering, procurement of specialized equipment, module fabrication, integration, and in some cases offshore installation and hook-up. Select projects may be awarded on a procurement and construction (PC) or construction-only basis depending on operator strategy, project maturity, and risk allocation.

Industry activity in FPSO developments has been supported by ongoing deepwater project sanctions in certain regions, particularly where large discoveries and established regulatory frameworks have enabled repeatable development programs. At the same time, the segment is characterized by cyclicality and capacity constraints, as demand for FPSOs and associated topside work fluctuates with commodity prices, operator capital allocation, and availability of specialized fabrication yards, skilled labor, and long-lead equipment. Periods of increased project activity can place pressure on schedules and costs across the supply chain.

In addition to project execution, FPSO developments require offshore support during commissioning, start-up, and operations, including technical assistance, spare parts management, and maintenance of topside equipment over the asset life cycle. Operators increasingly emphasize execution certainty, uptime, and lifecycle performance, which has increased focus on experienced contractors capable of delivering complex topside modules and providing post-delivery technical support. At the same time, heightened regulatory scrutiny and operator priorities around safety, reliability, and emissions performance continue to influence topside design, equipment selection, and operating practices across the industry.

The offshore deepwater FPSO topside market is characterized by cyclical demand, long project timelines, complex execution requirements, and exposure to supply chain, regulatory, and cost pressures, any of which may adversely affect project timing, margins, and financial performance.

Industry participants and third-party market research firms have published estimates regarding the global FPSO market and related services; however, such estimates vary widely by methodology, region, and assumptions, and actual market activity may differ materially from published forecasts.

Our Strategy and Competitive Strengths

Our strategy emphasizes execution discipline, risk management, and long-term value creation rather than growth at any cost. We seek to deploy our EPC capabilities in a manner that prioritizes project selectivity, capital discipline, and repeatable execution.

Our competitive strengths are primarily derived from our experience executing complex FPSO topside projects, our engineering and fabrication capabilities, and our ability to support projects through commissioning and start-up.

We operate in the FPSO topside, EPC, and modular fabrication markets, which are highly competitive and include national, regional, and international engineering and construction contractors, fabrication yards, and equipment suppliers. Our principal competitors for FPSO topside and related offshore EPC work include large integrated offshore contractors such as SBM Offshore N.V., MODEC, Inc., Saipem S.p.A., McDermott International, Ltd., and Technip Energies N.V., as well as regional fabrication yards in Southeast Asia and elsewhere. Many of these competitors have greater financial, technical, manufacturing, and marketing resources than we do, broader geographic reach, and long-standing customer relationships. Some of our competitors are also able to offer integrated FPSO leasing, ownership, and operations solutions, or financing arrangements, that we do not currently provide.

Competitive Position

Our principal methods of competition include technical qualifications, engineering and execution experience, pricing, delivery schedules, fabrication quality and capacity, safety performance, and the ability to meet customer-specific commercial and contractual requirements. Contracts for FPSO topside and related EPC work are typically awarded through competitive tender processes in which customers evaluate a combination of these factors. The timing, size, and success of individual tenders can be difficult to predict, and the award or deferral of a single significant contract may have a disproportionate impact on our backlog, revenues, and results of operations for a particular period.

We believe our competitive position is supported by our track record of delivering FPSO topside modules, our established fabrication footprint in Southeast Asia with scalable workforce capacity, our proprietary process technologies and modular fabrication capabilities, long-standing customer relationships with international oil companies, national oil companies, and FPSO contractors, and strong safety performance. However, we are a smaller participant in the global FPSO and offshore EPC markets relative to many of our principal competitors. We do not hold a dominant or leading market share in any of our principal markets, and we may not be successful in securing future projects. Competition in our markets may result in pricing pressure, reduced margins, or the loss of project opportunities.

Key elements of our strategy include:

•	strengthening project management practices, engineering coordination, supply-chain oversight, and cost controls across the project lifecycle;
•	improving utilization and coordination of fabrication and engineering resources to support schedule certainty and execution efficiency;
•	selectively investing in infrastructure, digital tools, and systems designed to reduce execution variability, enhance visibility into project performance, and limit reliance on third-party providers;
•	focusing on repeat customers and projects that align with our execution model, technical capabilities, and risk tolerance; and
•	selectively pursuing adjacent services, including construction-only, procurement and construction, commissioning, start-up support, and spare parts services, where such opportunities are aligned with our core capabilities and risk profile.

We believe VME Companies benefits from several competitive strengths, including:

•	EPC services supported by proprietary process technologies and modular fabrication capabilities;
•	a fabrication footprint in Southeast Asia with scalable workforce capacity;
•	an experienced, multinational leadership team with extensive industry experience;
•	long-standing customer relationships with international oil companies, national oil companies, and FPSO contractors;
•	strong safety performance, including a total recordable incident rate (TRIR) of 0.14 throughout 2024 and 2025 across more than nine million man-hours; and
•	contracted backlog and an active project pipeline, subject to customer investment decisions and market conditions.

We are an execution-focused modular EPC and process-technology company that customers engage for technically complex projects where constructability, schedule discipline, and delivery certainty are critical. Our competitive position is built on a combination of process technologies, proprietary products, modular fabrication capabilities, experienced execution teams, and long-standing customer relationships developed over nearly 40 years of operations.

While we have historically delivered projects that meet customer technical and contractual requirements, our recent financial performance has reflected margin variability associated primarily with commercial execution challenges, supply-chain reliability, infrastructure dependence, and cost visibility. Management has identified these challenges and implemented operational, commercial, and governance enhancements intended to improve project selection, execution discipline, and margin consistency.

We focus on projects that align with our existing fabrication footprint, technical capabilities, and execution experience rather than pursuing growth through geographic expansion or unproven services. We believe this disciplined approach is intended to support more consistent performance across industry cycles.

Employees and Culture

As of June 30, 2026, we employed 190 full-time employees globally across our consolidated operations. In addition, we engage subcontracted labor to support fabrication and project execution activities, with workforce levels varying by project and capable of reaching several thousand subcontracted workers during periods of peak activity.

Our culture emphasizes safety, operational discipline, and workforce development. We maintain company-wide initiatives focused on leadership development, talent retention, and safety performance, and we seek to foster consistent operating standards across our global workforce.

Intellectual Property

Our intellectual property portfolio consists of a combination of licensed technologies, issued U.S. and foreign patents, pending patent applications, proprietary trade secrets, and internally developed software.

Licensed Technologies

We license certain membrane-based process technologies from third parties for integration into our engineered systems, including:

•	Dow DuPont sulfate removal membrane technology.

•	3M membrane technology for seawater deaeration.

This licensing strategy allows us to incorporate proprietary membrane technologies, such as polymeric or ceramic filters, into their systems while highlighting a reliance on third-party intellectual property and potential material contracts. These technologies are incorporated into our system designs pursuant to license agreements. The underlying membrane technologies remain the intellectual property of the respective licensors. Our rights are subject to the terms and conditions of the applicable agreements, including duration, scope, and termination provisions.

Issued U.S. Patents

As of the date of this filing, we hold the following issued U.S. patents:

•	U.S. Patent No. 11,291,959 – Static mixer technology; patent expires 6/19/2038

•	U.S. Patent No. 10,967,339 – Static mixer technology; patent expires 12/7/2038

•	U.S. Patent No. 12,435,022 – Hydrate inhibitor reclamation technology; patent expires 12/15/2042

•	U.S. Patent No. 12,134,739 – Electrostatic coalescing technology in vertical vessel; patent expires 7/7/2042

•	U.S. Patent No. 11,767,476 – Electrostatic coalescing technology in vertical vessel. patent expires 7/7/2042

•	U.S. Patent No. 11,299,682– Electrostatic coalescing and dehydration technology in single vessel. patent expires 7/13/2037

•	U.S. Patent No. 10,669,489 – Electrostatic coalescing and dehydration technology in single vessel. patent expires 7/13/2037

These patents generally relate to fluid mixing, separation enhancement, electrostatic coalescence, and glycol reclamation technologies.

Issued Foreign Patents

As of the date of this filing, we hold the following foreign patents:

•	Saudia Arabia Patent No. 19429 – Hydrate inhibitor reclamation technology; patent expires 6/12/2040

•	Eurasian Patent Convention Patent No. 048087 - Hydrate inhibitor reclamation technology; patent expires 6/12/2040

Pending Patent Applications

We also maintain pending patent applications in certain international jurisdictions, including:

•	Kuwait – Application No. KW/P/2019/000265 - Electrostatic coalescing and dehydration technology in single vessel

•	Saudi Arabia – Publication No. 519402401 - Electrostatic coalescing and dehydration technology in single vessel

•	Saudi Arabia – Application No. 522441374 (to be filed) - Hydrate inhibitor reclamation technology

•	European Patent Office (EPO) – Publication No. 3577197 - Electrostatic coalescing and dehydration technology in single vessel

•	Patent Cooperation Treaty (PCT) – Publication No. WO/2024/011241 - Electrostatic coalescing technology in vertical vessel

•	Canada – Publication No. 3,143,353 - Hydrate inhibitor reclamation technology

•	European Patent Office – Publication No. 3983505 - Hydrate inhibitor reclamation technology

Pending applications may not result in issued patents, and any issued patents may have claims of varying scope. International patent protection is subject to the laws and procedures of the applicable jurisdictions.

Trade Secrets and Proprietary Know-How

In addition to our patents and applications, we rely on proprietary process design methodologies, mechanical configurations, system integration techniques, and internally developed process simulation software. We seek to protect these assets through confidentiality agreements and internal controls.

Despite these measures, there can be no assurance that our proprietary information will not be disclosed, independently developed by others, or otherwise compromised.

Facilities

Our operations are supported by a combination of leased engineering offices and owned and leased fabrication facilities located in Asia and the United States, as well as access to third-party yards and service providers, which together provide the capacity and flexibility required to execute FPSO topside projects. We consider our current facilities to be adequate for our current operations.

All of our facilities are certified to ISO 9001 quality management standards, and our fabrication facility is also certified to ISO 45001 occupational health and safety and ISO 14001 environmental management standards.

EPC & Modular Solutions

Our primary fabrication facility for our EPC & Modular Solutions business is a waterfront yard located in Batam, Indonesia, spanning approximately 28 hectares (74 acres). The facility includes access to a 180-meter jetty with water depths ranging from 7 to 10 meters and has an estimated annual fabrication capacity of approximately 25,000 to 30,000 metric tons. The facility is designed to support the fabrication and integration of FPSO topside process modules.

The Batam facility has previously fabricated modules with individual weights of up to approximately 3,500 metric tons and is equipped with a jetty loading capacity of approximately 12 tons per square meter, supporting maximum single-module load-outs of up to approximately 5,000 metric tons.

We also maintain leased engineering, project management, and business development offices in Malaysia, which support engineering execution and regional project coordination. Our regional headquarters in Singapore houses accounting and business development functions.

Separation Technologies

Our Separation Technologies business is primarily conducted from leased offices in Tyler, Texas. These facilities are integrated with our broader fabrication and engineering footprint and, where appropriate, are supported by third-party vendors.

VME Companies Corporate Office

The corporate headquarters of VME Companies is located in Tyler, Texas, where we occupy leased office space supporting executive management, finance, legal, and administrative functions.

Legal Proceedings

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business. We are currently a party to various claims and may face potential liability in relation to such claims. Unfavorable judgments or settlements in these disputes could have a material adverse effect on our financial condition, operations, and cash flows. While we generally dispute any allegations of wrongdoing and are committed to vigorously defending against these claims, the outcomes of litigation are inherently uncertain. We continue to assess and respond to these and other matters proactively.

Other than the matters disclosed herein, we are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Potential Litigation

VME Process, Inc., entered an agreement with a third party entity (“Party A”) for the engineering, procurement and construction of a seawater treatment plant in March of 2021. Party A was later acquired by a different third party (the “Adverse Party”). Adverse Pary took control of the project in September of 2023. The project was completed at our fabrication facility in Batam, Indonesia and shipped in July of 2025. Adverse Party made an informal claim in September of 2025 for its step-in costs and other costs to complete the project. VME Process, Inc. has entered into an agreement with Adverse Party for the conditional release of any such claims Adverse Party may have against VME Process, Inc. and subsidiaries (“VME”). Under the agreement, VME Process, Inc. agrees to pay the remaining accounts payable for the project, collectively $11.5 million, and to obtain releases from all vendors for the benefit of Adverse Party. Upon the fulfilment of these conditions, Adverse Party will release all claims against VME. The payments and releases must be completed by the end of 2026.

TOS Litigation

VME Process Asia Pacific Pte. Ltd. (“VME AP” ) and Tanjung Offshore Services Sdn. Bhd. (“TOS”) entered an agreement in June of 2019 to participate in a mobile offshore production unit. A dispute arose from the agreement and TOS subsequently was awarded a judgment of $5.4 million against VME AP. VME AP is appealing the enforcement of the judgment in Singapore.

MTC Litigation

VME AP and Sandakan Offshore (M) Sdn. Bhd. (“SOM”) entered a contract for the supply of topside modules. Under the contract, MTC Engineering Sdn. Bhd. undertook to perform the payment obligations of SOM. The contract was suspended by SOM and later terminated by us. VME AP is currently seeking to recover a claim for the value of the first invoice value at $6.55 million, plus additional damages. VME AP has submitted an experts report to support this claim.

Corporate Information

Our offices are located at 3300 S. Broadway Avenue, Suite 205 Tyler, Texas, 75701. Our telephone number is (903) 561-4082. Our website is www.vmecompanies.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Michael Thomas	62	Chief Executive Officer, President and Chairman of the Board
Kuoh Lee	63	Senior Executive Vice President and Director Nominee
Michael Parham	56	Chief Financial Officer
Chad Tomlinson	51	Vice President, Process Solutions
David Falls	55	Vice President of Accounting
Ian Stuart	69	Director Nominee

Michael Thomas

Michael Thomas currently serves as our Chief Executive Officer, President and Chairman of the Board since January 2000. Mr. Thomas has more than three decades of leadership and technical experience in the energy and industrial process engineering sectors. In his role as Chief Executive Officer and Chairman of the Board, Mr. Thomas has led strategic planning, operational management, and international project execution, providing insight into process design, separation technologies, modular equipment delivery, and engineering solutions that support customers in meeting current and future energy needs. During the past five years, Mr. Thomas has continued to lead the Company’s global operations, strategic growth initiatives, international project execution activities, corporate restructuring efforts, and public company readiness initiatives.

Mr. Thomas also serves as a Director of VME Process Asia Pacific Pte. Ltd. since October 2004, as a Commissioner of PT VME Process since January 2009, and as President and Director of VME Fabricators, Inc. since January 2014. Additionally, Mr. Thomas serves as President of Vision Process Consulting, LLC, a position he has held since May 1998. From 2021 to 2024, Mr. Thomas served as an Adjunct Professor, Lecturer, and Advisory Board Member at the University of Texas at Tyler, where he taught Chemical Engineering Senior Design and lectured on Entrepreneurial Leadership. Prior to acquiring the assets of VME Process, Mr. Thomas held positions at Kvaerner Process Systems as Oil Division Manager, Chicago Bridge & Iron Company N.V. as Senior Process Engineer, Cameron International Corporation as Director of Laboratory Services, and Chevron Phillips Chemical Company as a Project Engineer. Mr. Thomas began his career as a Field Engineer at Dowell Schlumberger, Inc. Mr. Thomas holds an M.B.A. in Global Management from the University of Phoenix and earned a B.S. in Chemical and Petroleum Refining Engineering from the Colorado School of Mines. He also completed the Dowell Schlumberger Field Engineering School, receiving credentials in Industrial Engineering and Petroleum Engineering. Mr. Thomas’s background in engineering and executive management equips the Board with valuable expertise in operational oversight, risk management, technology strategy, and capital project governance, which are directly relevant to our business, strategy, and long-term objectives.

Kuoh Lee

Kuoh Lee currently serves as our Executive Senior Vice President since November 2010 and our Chief Operations Officer since March 2003, where he is responsible for Business Development and running the operations of EPC Solutions and Modular Systems. In this role, Mr. Lee leads the Company’s business development strategy with a particular focus on offshore and international markets, including customer engagement, opportunity origination, and commercial positioning for complex EPC and modular projects. He has played a key role in expanding the Company’s presence in offshore oil and gas markets and has successfully led the sale and execution of numerous process modules delivered to customers globally. Mr. Lee has been instrumental in setting up and developing the EPC Solutions and Modular Systems business since 2003. During the past five years, Mr. Lee has continued to oversee the Company’s EPC Solutions and Modular Systems operations and has led business development, commercial strategy, project execution, and customer relationships for major offshore and international energy infrastructure projects.

Prior to joining VME Process, Mr. Lee served as a Sales Manager and Project Manager at Kvaerner Process Systems Asia Pacific Sdn. Bhd. in Kuala Lumpur, Malaysia from 1997 to 2003. Earlier in his career, Mr. Lee worked as a Senior Process Engineer at NATCO Pharma Ltd. from 1990 to 1997. Mr. Lee is a licensed Chemical Engineer in the State of Texas and is fluent in English, Malay, and Mandarin, which supports his leadership of business development activities across diverse international markets. Mr. Lee holds a M.S. in Chemical Engineering from the University of Tulsa, Oklahoma and a B.S. in Chemical Engineering from the University of Wisconsin at Madison.

Michael Parham

Michael Parham has served as our Fractional Chief Financial Officer since 2026. Mr. Parham has over 30 years of experience in accounting, finance, mergers and acquisitions, and executive leadership. In his role, Mr. Parham provides senior-level financial oversight and strategic guidance, including with respect to financial reporting and accounting oversight, internal controls, capital markets and financing activities, and transaction-related matters. Day-to-day accounting and finance operations are managed by the Company’s internal finance team.

Mr. Parham began his career in public accounting with Deloitte LLP in 1991. He subsequently held senior roles in investment banking and capital markets at Daiwa Capital Markets America Inc., Credit Agricole Securities (USA) Inc., Peter J. Solomon Co., and RSM US LLP, and was most recently with U.S. Bancorp Investments Inc. (2021-2024), advising clients on mergers, acquisitions, and financing transactions, including in the energy and industrial sectors.

Mr. Parham has also served in senior financial and executive roles at operating companies, including as Chief Financial Officer of Black Viper Drilling (2010-2012), as a co-founder and Chief Financial Officer of Title XI Software (2012-2016), and President of Montgomery DME (2020-2021). Since 2025, he has continued to serve as Managing Director of LCG Capital Advisors LLC. He has also served as Manager of Sheridan Mezzanine LLC since 2010. Prior to joining VME Companies, Mr. Parham served in advisory and board-level finance roles for private equity and venture-backed companies.

Mr. Parham is a Certified Public Accountant licensed in the State of California. He holds an M.B.A. in Accounting and Marketing from New York University and a A.B. in Economics and Russian Language from Dartmouth College.

Chad Tomlinson

Chad Tomlinson currently serves as our Vice President – Process Solutions since January 2014 and our Vice President – Business Development since March 2021. Mr. Tomlinson has 24 years of experience with VME Process in process systems and process internals. He began his career at VME Process working in the fabrication shop and has held a range of roles across the organization, including shop management, proposals, mechanical design, and estimating, providing him with broad operational and commercial experience across the lifecycle of process equipment projects. During the past five years, Mr. Tomlinson has continued to lead the Company’s Process Solutions business and business development activities, overseeing process engineering, separation technology, aftermarket services, and commercial growth initiatives for customers in the global energy sector.

In his current role, Mr. Tomlinson drives success through custom-designed and engineered process solution packages for the upstream onshore and offshore oil and gas sectors. His responsibilities include process engineering, process separation internals, aftermarket service, and mechanical equipment supply and management. He has also been actively involved in product development and continuous improvement initiatives at VME Process, contributing to enhancements in process equipment design, performance, and reliability.

Mr. Tomlinson has travelled globally for process equipment start-ups, strategic purchase order completion, and after-sales service, and has helped successfully complete over 600 projects in the oil and gas sector. He is a co-inventor, together with Michael Thomas, on a patent relating to electrostatic coalescing technology. Mr. Tomlinson has completed an Executive Education program at the SMU Edwin L. Cox School of Business and holds a certification in mechanical design from Tyler Junior College, where he also studied business. He is fluent in English and proficient in Spanish.

David Falls

David Falls has served as our Vice President of Accounting since March 2024 and previously served as our Corporate Controller from January 2006 through February 2024. During the past five years, Mr. Falls has led the Company’s accounting and financial reporting functions, including oversight of global accounting operations, financial reporting, treasury activities, budgeting, enterprise accounting systems, and internal controls. He has been with the Company for approximately 20 years and has played a key role in developing and managing its accounting organization and financial infrastructure.

Prior to joining the Company, Mr. Falls served as a Senior Accountant with The Archon Group L.P. Mr. Falls received a B.B.A. degree from Texas State University-San Marcos in 1994. Since November 2025, Mr. Falls has also served as Manager of 5 Falls LLC.

Ian Stuart

From April 2019 through October 2022, Mr. Stuart served as Global Chief Financial Officer of Morrow Sodali Global LLC, a global advisory firm providing proxy solicitation, corporate governance, and strategic advisory services to public companies. From November 2022 through January 2023, Mr. Stuart provided consulting services to Morrow Sodali Global LLC. From February 2023 through October 2025, Mr. Stuart was retired from full-time employment. Since November 2025, Mr. Stuart has served as a Director with CFO Consulting Partners, where he provides strategic financial advisory services on a part-time basis.

Number and Terms of Office of Officers and Directors

Our Board will consist of three members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the Board and serve at the discretion of the board of directors, rather than for specific terms of office. Our Board is authorized to appoint officers as it deems appropriate pursuant to our amended and restated certificate of formation.

Director Independence

The rules of Nasdaq require that a majority of directors be independent within one year of our initial public offering. However, as a “controlled company” we are exempt from the requirement to have a majority of independent directors and we intend to rely on this exemption so long as we remain a controlled company. Our Board has determined that Ian Stuart is an “independent director” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board

Upon the commencement of trading of our securities on Nasdaq, our Board will have two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We will establish an audit committee of the Board. Ian Stuart will serve as a member and chair of our audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Mr. Stuart is an independent director.

We intend to rely on the phase-in provisions of Nasdaq Listing Rule 5615(b), which permit companies listing in connection with their initial public offering to phase-in compliance with the requirement of having an audit committee composed of at least three independent directors. Our audit committee currently consists of one independent director. Under these phase-in provisions, we will be required to have at least two independent directors on our audit committee within 90 days of the date of listing and at least three independent directors on our audit committee within one year of the date of listing. We intend to comply with such requirements within the allotted time frames.

Mr. Stuart is financially literate and our Board has determined that Mr. Stuart qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We will establish a compensation committee of our Board. The initial member of our compensation committee will be Ian Stuart and he will serve as chair of the compensation committee. We will adopt a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and making recommendations to our Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to Board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board.

Code of Business Conduct and Ethics

We will adopt a code of ethics applicable to our directors, officers and employees (“Code of Ethics”) that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to smaller reporting companies, as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for our named executive officers (“NEOs”) for the fiscal years ended December 31, 2024 and December 31, 2025.

For fiscal years 2024 and 2025, our NEOs were:

•	Michael Thomas, Chief Executive Officer and President and Chairman of the Board
•	Kuoh Lee, Senior Executive Vice President and Director
•	Chad Tomlinson, Vice President, Process Solutions

This discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in connection with or following the closing of the Initial Public Offering could vary significantly from historical practices and currently planned programs summarized in this discussion.

Executive Compensation Program

The objective of our compensation program is to provide a total compensation package to each NEO that will enable us to attract, motivate, and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward NEOs for favorable performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our NEOs during fiscal year 2024 and 2025. Additional information on our NEOs annual compensation for fiscal year 2024 and 2025 is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Michael Thomas(3) Chief Executive Officer	2025	349,600	25,241	32,495	407,336
	2024	349,600	-	30,641	380,241
Kuoh Lee(4) Senior Executive Vice President	2025	347,736	19,720	7,523	374,979
	2024	343,359	-	19,616	362,975
Chad Tomlinson Vice President, Process Solutions	2025	225,680	151,155	6,830	383,665
	2024	201,500	-	10,967	212,467

(1)	Messrs. Thomas and Lee elected to forego their earned VMEP incentive bonus for 2025.
(2)	Amounts in this column represent employee and dependent health care costs paid by the Company and, for Messrs. Thomas and Lee, 401(k) matching contributions and automobile allowance payments.
(3)	Mr. Thomas deferred his base salary beginning in October 2025.
(4)	Mr. Lee’s base salary is equal to the sum of $273,125 USD plus 96,000 SGD and is reported in USD using a foreign exchange spot rate conversion of SGD$1 to USD$0.7316 as of December 31, 2024 and SGD$1 to USD$0.7772 as of December 31, 2025, for fiscal years 2024 and 2025 respectively. Mr. Lee deferred the portion of his salary payable in USD beginning in April 2025.

Narrative Disclosure to the Summary Compensation Table

Base Salaries

Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience, and sustained performance, as well as considering market competitive levels. For fiscal year 2025, the NEOs had the following base salary rates: Michael Thomas - $349,600, Kuoh Lee - $273,125 USD plus $96,000 SGD, and Chad Tomlinson - $225,680.

Non-Equity Incentive Compensation

All Company employees in good standing, including our NEOs, are eligible for the Company’s Valuing My Excellence Program (“VMEP”), a discretionary annual incentive bonus program, pursuant to which employees are eligible to receive up to 10% of their base salary based on the achievement of the following performance metrics: (i) company pre-tax profits, (ii) division performance, and (iii) individual performance.

Employee Benefits and Perquisites

In addition to any individual benefits set forth in each NEOs employment arrangements (described below), the NEOs are generally eligible to participate in certain executive and employee health and welfare, retirement and other employee benefit programs maintained and administered by the Company, on the same basis as other employees, subject to applicable law; provided that NEOs’ employee and dependent health care costs are paid by the Company.

Each NEO meeting the eligibility requirements is eligible to participate in a 401(k) plan, under which participants may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Code. The Company provides matching contributions for each of our employees who participate in the plan of 100% of the first 3% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred.

The Company also provides an automobile allowance to Messrs. Thomas and Lee.

Equity Incentive Awards

None of the Company’s named executive officers received equity compensation grants during the years ended December 31, 2024 and December 31, 2025.

For additional information about the Company’s equity compensation plans, please see the section titled “Equity Compensation Plans” below.

Agreements with our NEOs

Michael Thomas

In connection with the IPO, the Company expects to enter into an employment agreement with Mr. Thomas (the “Thomas Employment Agreement”), pursuant to which Mr. Thomas will serve as President and Chief Executive Officer of the Company. The Thomas Employment Agreement provides for an initial term of three years, with automatic annual renewals thereafter, unless earlier terminated. The following is a summary of the material terms of the Thomas Employment Agreement, which remains subject to negotiation and has not been finalized as of the date of this prospectus.

Under the Thomas Employment Agreement, Mr. Thomas would receive an initial annual base salary of $425,000, subject to periodic review and potential increase by the Board or a committee thereof. Mr. Thomas will be eligible for an annual performance bonus with a target bonus opportunity of up to 150% of his base salary (the “Performance Bonus”), determined based on achievement of company financial performance and strategic and operational objectives established by the Compensation Committee. In addition, Mr. Thomas would be eligible to participate in the Company’s equity incentive plans, including the 2026 Omnibus Incentive Plan, and to receive annual long-term incentive awards following the completion of this offering, with the amount and terms of such awards determined by the Compensation Committee. Mr. Thomas would be eligible to participate in the Company’s employee benefit plans and would be entitled to customary executive perquisites, including paid time off, reimbursement of business expenses and an automobile allowance.

The Thomas Employment Agreement will provide that, upon a termination of Mr. Thomas’s employment by the Company without Cause or by Mr. Thomas for Good Reason (each as defined therein), subject to his execution and non-revocation of a release of claims, Mr. Thomas will be entitled to receive: (i) continued payment of his base salary for twelve (12) months following termination; (ii) any earned but unpaid prior-year Performance Bonus; (iii) a pro-rata portion of his Performance Bonus for the year of termination, determined based on the greater performance for the year of termination and target performance for such year; (iv) Company-paid COBRA continuation coverage for up to twelve (12) months; and (v) treatment of equity awards in accordance with the terms of the 2026 Omnibus Incentive Plan and applicable award agreements. In the event such termination occurs within twelve (12) months following a Change in Control, the foregoing base salary severance described above will be paid in a lump sum within sixty (60) days following the date of termination in lieu of continued salary payments, while the remaining severance benefits will be provided on the same terms described above.

The Thomas Employment Agreement will also contain customary restrictive covenants, including a twelve (12)-month post-termination non-competition and non-solicitation provision, perpetual confidentiality obligations, an invention assignment provision, and mutual non-disparagement obligations.

Kuoh Lee

In connection with the IPO, the Company expects to enter into an employment agreement with Mr. Lee (the “Lee Employment Agreement”), pursuant to which Mr. Lee will serve as Executive Vice President and Chief Operating Officer of the Company. The Lee Employment Agreement is expected to provide for an initial term of three years, with automatic annual renewals thereafter, unless earlier terminated. The following is a summary of the anticipated material terms of the Lee Employment Agreement, which remains subject to negotiation and has not been finalized as of the date of this prospectus.

Under the Lee Employment Agreement, Mr. Lee would receive an initial annual base salary of $400,000, subject to periodic review and potential increase by the Board or a committee thereof. Mr. Lee will be eligible for an annual performance bonus with a target bonus opportunity of up to 150% of his base salary (the “Performance Bonus”), determined based on achievement of operational and commercial metrics, and strategic and organizational objectives established by the Compensation Committee. In addition, Mr. Lee would be eligible to participate in the Company’s equity incentive plans, including the 2026 Omnibus Incentive Plan, and to receive annual long-term incentive awards following the completion of this offering, with the amount and terms of such awards determined by the Compensation Committee. Mr. Lee would be eligible to participate in the Company’s employee benefit plans and would be entitled to customary executive perquisites, including paid time off, reimbursement of business expenses and an automobile allowance.

The Lee Employment Agreement is expected to provide that, upon a termination of Mr. Lee’s employment by the Company without Cause or by Mr. Lee for Good Reason (each as defined therein), subject to his execution and non-revocation of a release of claims, Mr. Lee will be entitled to receive: (i) continued payment of his base salary for twelve (12) months following termination; (ii) any earned but unpaid prior-year Performance Bonus; (iii) a pro-rata portion of his Performance Bonus for the year of termination, equal to the greater of target Performance Bonus for the year of termination or his actual Performance Bonus earned for the immediately preceding fiscal year; (iv) Company-paid COBRA continuation coverage for up to twelve (12) months; and (v) treatment of equity awards in accordance with the terms of the 2026 Omnibus Incentive Plan and applicable award agreements. In the event such termination occurs within twelve (12) months following a Change in Control, the foregoing base salary severance described above will be paid in a lump sum within sixty (60) days following the date of termination in lieu of continued salary payments, while the remaining severance benefits will be provided on the same terms described above. In addition, any outstanding time-based equity awards that would otherwise vest during the twelve (12)-month period following the termination date will become fully vested as of the termination date, and any outstanding performance-based or milestone-based equity awards will vest based on actual performance through the termination date, as determined by the Board in good faith. The bonus payments and COBRA benefits described above will continue to be provided on the same terms.

The Lee Employment Agreement is also expected to contain customary restrictive covenants, including a twelve (12)-month post-termination non-competition and non-solicitation provision, perpetual confidentiality obligations, an invention assignment provision, and mutual non-disparagement obligations.

Chad Tomlinson

We entered into an amended offer letter with Mr. Tomlinson, effective as of January 1, 2023, pursuant to which Mr. Tomlinson serves as Vice President of Process Solutions. Pursuant to his agreement, Mr. Tomlinson is entitled to receive a base salary of $195,000 and is eligible for the Company’s VMEP incentive bonus program. Mr. Tomlinson’s employment pursuant to the offer letter is “at-will” and is terminable by either party for any reason and with or without cause or prior notice.

Equity Compensation Plans

The following summarizes the material terms of the Company’s equity compensation plans.

2026 Omnibus Incentive Plan

On June 26, 2026, our Board and stockholders, respectively, approved the 2026 Omnibus Plan. The 2026 Omnibus Plan is intended to promote the long-term success of the Company by aligning the interests of employees, directors and consultants with those of our stockholders, encouraging individual performance, fostering teamwork and enabling us to attract and retain the talent necessary to drive our growth following the direct listing of our common stock.

The 2026 Omnibus Plan authorizes the grant of a broad array of equity and cash-based awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards (including performance-conditioned restricted stock and restricted stock units), other share-based awards and other cash-based awards, or any combination of the foregoing, each as determined by the plan administrator.

The 2026 Omnibus Plan initially reserves 10,000,000 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Beginning January 1, 2027 and on the first trading day of each calendar year thereafter, the share reserve will automatically increase by a number of shares equal to five percent (5%) of the total outstanding shares of our common stock on the last day of the immediately preceding calendar year, unless the Board determines prior to the date of increase that no such increase (or a lesser increase) will occur. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2026 Omnibus Plan; however, shares tendered to pay an exercise price, withheld to satisfy tax obligations, or repurchased on the open market with option proceeds will not again become available for issuance.

The Board administers the 2026 Omnibus Plan and may delegate its authority to a committee of the Board or, within prescribed limits, to one or more officers. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including performance goals, vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options and stock appreciation rights (“SARs”) granted under the 2026 Omnibus Plan must have an exercise price (or base price, in the case of SARs) at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options and SARs may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term. The administrator determines vesting schedules for all awards; however, stock options and other full-value awards are generally expected to vest over time or upon achievement of performance goals.

Upon certain changes in our capitalization (for example, stock splits, mergers or similar events), the administrator will make equitable adjustments to the number and type of shares reserved under the 2026 Omnibus Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices). In connection with a change in control, the administrator may, in its discretion, provide for the assumption, substitution, or cash-out of outstanding awards, or for their termination if the exercise price equals or exceeds the consideration payable to stockholders. If a participant’s employment is terminated without Cause or resigns for Good Reason (as each term is defined in the applicable award agreement or other applicable agreement) within twelve months after a change in control, the participant’s awards under the 2026 Omnibus Plan will become fully vested.

The 2026 Omnibus Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise, vesting or settlement, or by accepting previously owned shares. Awards may be settled in shares, cash, or a combination of both, as provided in the applicable award agreement.

Unless earlier terminated by the Board, the 2026 Omnibus Plan will remain in effect until the day immediately preceding the tenth (10th) anniversary of the earlier of (a) its effective date or (b) the date the Plan was adopted by the Board, and no awards may be granted under the Plan thereafter.

The foregoing summary of the 2026 Omnibus Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Outstanding Awards at 2025 Fiscal Year End

No equity awards have been granted to our named executive officers as of December 31, 2025.

Potential Payments Upon Termination or Change in Control

Except as may be provided pursuant to the Thomas Employment Agreement and the Lee Employment Agreement with respect to Messrs. Thomas and Lee, respectively, none of our NEOs are eligible to receive any payment or benefit in connection with a termination for any reason. Except as may be provided pursuant to the Thomas Employment Agreement and the Lee Employment Agreement, none of our NEOs are eligible to receive any payment or benefit in connection with a change in control.

Director Compensation Program

The Company had no non-employee directors in the fiscal years ended December 31, 2024 and December 31, 2025. Following the consummation of this IPO, we anticipate that directors who are not also our officers or employees will receive compensation for their service on our Board and committees thereof, as described below. The director compensation program described below remains subject to Board approval and has not been finalized as of the date of this prospectus.

Each independent director is expected to receive an annual cash retainer of $25,000, payable quarterly. In addition, each independent director is expected to receive an initial equity award with a target grant-date value of approximately $50,000, to be granted at or following the closing of this offering and subject to the terms of the 2026 Omnibus Incentive Plan. Beginning after the Company’s first annual meeting following this offering, independent directors are expected to be eligible to receive annual equity awards with a target value of approximately $40,000 to $50,000, subject to Board approval and the terms of the 2026 Omnibus Incentive Plan.

The Chair of the Nominating and Governance Committee is expected to receive an additional annual retainer of $10,000. The Audit Committee Chair is expected to receive additional incremental compensation, the amount of which will be determined by the Board. Additional compensation for service on other committees is not currently expected but may be determined by the Board from time to time.

Independent directors are also expected to be reimbursed for reasonable travel and other expenses incurred in connection with board and committee service and to be covered by the Company’s directors’ and officers’ liability insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge, during the past two fiscal years, there has not been any transaction or series of similar transactions to which we were, or will be, a party in which the amount exceeded, or will exceed, the lesser of (i) $120,000 or (ii) one percent of our total assets for the last two completed fiscal years, and in which any director, executive officer, or beneficial holders of more than five percent of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest except for to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” and the following:

The Company utilizes the engineering services of Kavin Engineering and Services Private Limited wherein one of the Company’s stockholders, Kuoh Lee, has a 23.08% economic interest. Total engineering services charged to projects amounted to $3,626,960 and $5,447,284 during 2025 and 2024, respectively. Amounts owed by the Company recorded in accounts payable as of December 31, 2025 and 2024 amounted to $4,157,428 and $7,009,367, respectively.

On December 18, 2025, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of financing the purchase of land to support the Company’s operational activities. Vinson-Shea Holdings, Ltd. is owned by our Chief Executive Officer, Michael Thomas, and his family. Michael Thomas personally owns 29.95% of Vinson-Shea Holdings, Ltd. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term, originally due on February 16, 2026. No principal or interest payments were made during the year ended December 31, 2025. The outstanding principal balance as of December 31, 2025 was $900,000. As of December 31, 2025, the Company was in compliance with the financial covenants. The loan was not repaid at its original maturity date. Subsequent to the original maturity date, the loan was extended until December 31, 2026 under the same terms and conditions. The notes are classified as current on the balance sheet.

On December 20, 2025, VME Process Inc. entered into a second loan agreement with a shareholder and related party, Kole & Marlee Holdings, which was used for the purpose of financing the purchase of land to support the Company’s operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term, originally due on February 18, 2026. No principal or interest payments were made during the year ended December 31, 2025. The outstanding principal balance as of December 31, 2025 was $900,000. As of December 31, 2025, the Company was in compliance with financial covenants. The loan was not repaid at its original maturity date. Subsequent to the original maturity date, the loan was extended until December 31, 2026 under the same terms and conditions. The notes are classified as current on the balance sheet.

Review, Approval or Ratification of Transactions with Related Parties

Our written related party transactions policy and the charters of our audit committee and nominating and corporate governance committee to be adopted by our Board and in effect immediately prior to the completion of this offering will require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

Prior to this offering we had no formal, written policy or procedure for the review and approval of related-party transactions. However, our practice has been to have all related-party transactions reviewed and approved by our general counsel, including the transactions described above.

PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the completion of the offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;

each of our named executive officers; and

•	all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days of the date of this prospectus. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to equity awards that are exercisable within 60 days of the date of this prospectus are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner.

We have based percentage ownership of our common stock before this offering on 65,000,000 shares of our common stock outstanding as of the date of the prospectus. Percentage ownership after this offering also assumes the sale by us of 4,000,000 shares of common stock in this offering, for a total of 69,000,000 shares of common stock outstanding after this offering.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
Name and Address of Beneficial Owner†	Shares	Percent	Shares	Percent
Directors and Executive Officers:
Michael Thomas[1]	33,139,111	51.0%	28,262,927	41.0%
Kuoh Lee[2]	31,860,889	49.0%	26,984,705	39.1%
Ian Stuart	-	-	-	-
All executive officers and directors as a group (3 persons)	65,000,000	100%	55,247,632	80.1%
5% Stockholders:
EWDV Fund CT, LLC[3]	-	-	9,752,368	14.1%

†	Unless otherwise indicated, the business address for each of the individuals is c/o VME Companies, Inc., 3300 S. Broadway Avenue, Suite 205, Tyler, Texas 75701.

1.	Vinson-Shea Holdings, Ltd. is the record holder of such securities. Vinson-Shea Management, LLC is the general partner of Vinson-Shea Holdings, Ltd and Mr. Thomas is the managing member of Vinson-Shea Management, LLC and holds voting and investment discretion with respect to the shares of VME Companies, Inc. held of record by Vinson-Shea Holdings, Ltd. Mr. Thomas disclaims any beneficial ownership of the securities held by Vinson-Shea Holdings, Ltd other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

2.	Kole & Marlee Holdings is the record holder of such securities. Kole & Marlee Management, LLC is the general partner of Kole & Marlee Holdings and Mr. Lee is the managing member of Kole & Marlee Management, LLC and holds voting and investment discretion with respect to the shares of VME Companies, Inc. held of record by Kole & Marlee Holdings. Mr. Lee disclaims any beneficial ownership of the securities held by Kole & Marlee Holdings, other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

3.

EWDV Fund CT, LLC will be the record holder of such securities upon their transfer. Hartadinata Harianto holds 60%, and Robert Newman holds 40%, of the power to vote and dispose of the shares to be held by EWDV Fund CT, LLC. Represents an aggregate of 9,752,368 shares as adjusted for the Forward Stock Split, that EWDV Fund CT, LLC has agreed to purchase pursuant to stock purchase agreements between EWDV Fund CT, LLC and each of Kole & Marlee Holdings and Vinson-Shea Holdings, Ltd. Such shares are to be transferred to EWDV Fund CT, LLC upon the Company being listed on the New York Stock Exchange or Nasdaq; until transfer, EWDV Fund CT, LLC has no right to vote or dispose of such shares. The address of EWDV Fund CT, LLC is 200 Vesey Street, New York, NY 10281.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our Amended and Restated Articles of Formation (the “Charter”) and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Texas law. References to our Charter and bylaws are to our Charter and our bylaws, respectively, each of which will become effective upon completion of this offering.

Authorized and Outstanding Common Stock and Preferred Stock

Our Charter authorizes the issuance of 1,000,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. The common stock issuable in connection with the initial public offering will be duly authorized, validly issued, fully paid and non-assessable. The preferred stock may be issued at the discretion of the Board pursuant to the terms and rights determined by the Board at a later date. The preferred stock, when issued, will be validly issued, fully paid and non-assessable.

On October 9, 2026, we effected an approximately 47,341.58776402-for-1 forward stock split of our common stock pursuant to a Certificate of Amendment to our Certificate of Formation, which also increased our authorized common stock from 100,000,000 shares to 1,000,000,000 shares. Any fractional share resulting from the Forward Stock Split was rounded to the nearest whole share (with 0.5 or more rounded up). As of the date of this prospectus, after giving effect to the Forward Stock Split, there were 65,000,000 shares of common stock issued and outstanding, held of record by two shareholders, and no shares of preferred stock issued and outstanding.

Common Stock

Our Charter provides the following terms in connection with the common stock:

General: the voting, dividend, liquidation, and other rights and powers of the common stock are subject to and qualified by the rights, powers, and preferences of any series of Preferred Stock.

Voting: Each holder of common stock will be entitled to vote on each matter submitted to a vote of stockholders and will be entitled to one (1) vote for each share of common stock (subject to limitations therein the Charter).

Authorized Shares: The number of authorized shares of common stock may be increased or decreased (subject to limitations therein the Charter) by the affirmative vote of the holders of a majority of our then outstanding capital stock entitled to vote.

Dividends: Subject to the terms therein the Charter, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the Board in accordance with applicable law.

Liquidation: Subject to the terms and limitations of the Charter, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Preferred Stock

Our Board is expressly granted authority to issue shares of “blank check” preferred stock, in one or more series, and to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the Texas Business Organizations Code (the “TBOC”).

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Charter, the Bylaws, and laws of the State of Texas could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter, or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of common stock.

Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Charter provides that stockholders may not take action by written consent but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of common stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Charter provides that special meetings of our stockholders may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the Chairperson of the Board, the Chief Executive Officer, or the President, and shall not be called by any other person or persons, thus prohibiting a holder of common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of us to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to our Secretary at our principal executive offices as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in our notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Supermajority Requirements for the Amendment of the Charter and Bylaws

Upon consummation of the initial public offering, the Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Charter, including provisions relating to the classified board, the size of the Board, removal of directors, special meetings, and actions by written consent.

Board Vacancies

The Charter provided that any vacancy on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification, or removal. In addition, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.

Exclusive Forum Selection

The Charter will require, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the District Courts of the State of Texas (or, if and only if the District Courts of the State of Texas lacks subject matter jurisdiction, any state court located within the State of Texas or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the State of Texas) will be the sole and exclusive forum for the following types of actions or proceedings under Texas statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent or any stockholder to us; (iii) any action or proceeding asserting a claim against us or any current or former director, officer or other employee or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the TBOC, the Charter or the Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Charter or the Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the TBOC confers jurisdiction to the District Courts of the State of Texas; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Charter will provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Charter will provide that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our common stock shall be deemed to have notice of and consented to the forum selection provisions in the Charter.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Business Combinations

Under Title 2, Chapter 21, Subchapter M of the TBOC, we may not engage in certain “business combinations” with any “affiliated shareholder,” or any affiliate or associate of the affiliated shareholder for a three-year period following the time that the shareholder became an affiliated shareholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the shareholder becoming an affiliated shareholder; or

•	not less than six months after the affiliated shareholders’ share acquisition date, the business combination is approved by the affirmative vote at a meeting, and not by written consent, of holders of at least 2/3 of our outstanding voting shares that are not owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder.

Generally, a “business combination” includes a merger, asset or stock sale or other similar transaction. Subject to certain exceptions, an “affiliated shareholder” is a person who beneficially owns (as determined pursuant to Title 2, Chapter 21, Subchapter M of the TBOC), or within the previous three years beneficially owned, 20% or more of our outstanding voting shares. For purposes of this section only, “voting share” has the meaning given to it in Title 2, Chapter 21, Subchapter M of the TBOC.

Under certain circumstances, this provision will make it more difficult for a person who would be an “affiliated shareholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the shareholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in such shareholder becoming an affiliated shareholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the TBOC as it now exists or may in the future be amended. In addition, the Charter provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers (as applicable) to the fullest extent permitted by law.

The Bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her status as such, regardless of whether the TBOC would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the TBOC, with certain exceptions, our shareholders will have appraisal rights in connection with a merger, a sale of all or substantially all of our assets, an interest exchange or a conversion. Pursuant to the TBOC, shareholders who properly request and perfect appraisal rights in connection with such merger, sale of all or substantially all of our assets, interest exchange or conversion will have the right to receive payment of the fair value of their shares as agreed to between the shareholder and the Company or, if they are unable to reach agreement, as determined by the State District Court in Tarrant County, Texas.

Stockholders’ Derivative Actions

Under the TBOC, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action (i) is a holder of our shares at the time of the transaction to which the action relates or such shareholder became a shareholder by operation of law from a person that was a shareholder at the time of the transaction to which the action relates and (ii) fairly and adequately represents the interests of the Company in enforcing the right of the Company.

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent for our capital stock will be [Continental Stock Transfer and Trust Company]. We will agree to indemnify [Continental Stock Transfer and Trust Company] in its role as Transfer Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock of for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned our restricted common stock for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or
•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Listing of Common Stock

We intend to apply to obtain the listing of the common stock on Nasdaq under the symbol “VME” upon the Closing, but there can be no assurance that our application will be approved.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our Common Stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances (including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax) or to taxpayers subject to special tax rules (including a “controlled foreign corporation,” a “passive foreign investment company,” a company that accumulates earnings to avoid U.S. federal income tax, a tax-exempt organization or a governmental organization, a financial institution, a person that elects to mark their securities to market, a person required to conform the timing of income accruals to financial statements pursuant to Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), a person holding our Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment, a person who holds or receives our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation, a tax-qualified retirement plan, a “qualified foreign pension fund” as defined in Section 897(l)(2) of “Code” or an entity all of the interests of which are held by qualified foreign pension funds, a broker or dealer in securities or currencies, a U.S. expatriate, a former U.S. citizen or resident, or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a Non-U.S. Holder that acquires our Common Stock in this offering and holds our Common Stock as a capital asset. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. We cannot assure that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Common Stock, or that a change in law will not alter significantly the tax considerations that we describe in this summary.

A “Non-U.S. Holder” is a beneficial owner of our Common Stock that is an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our Common Stock and partners in such partnerships should consult their tax advisors concerning the U.S. federal income and other tax consequences of investing in our Common Stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. INCOME, GIFT, ESTATE AND OTHER TAX LAWS.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock (other than certain pro rata distributions of our stock), such distributions will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Amounts not treated as dividends for U.S. federal income tax purposes will be treated as a tax-free return of capital and first be applied against and reduce a Non-U.S. Holder’s tax basis in its shares of our Common Stock, but not below zero. Any excess will be treated as capital gain from the sale or exchange of the Non-U.S. Holder’s shares of Common Stock taxable as described below under “—Sale or Disposition of Common Stock.”

Subject to the discussion below on backup withholding and FATCA, dividends paid to a Non-U.S. Holder of our Common Stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty, may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a duly completed and properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Disposition of Common Stock

Subject to the discussion below on backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of shares of our Common Stock, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States;

•	such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Common Stock.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. In addition, if any Non-U.S. Holder described in the first bullet point immediately above is a corporation, the gain realized by such Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other taxable disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” (“USRPHC”) if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our business assets, there can be no assurances that we are not a USRPHC or will not become one in the future.

Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange, or other taxable disposition of our Common Stock by reason of our status as USRPHC so long as our Common Stock is regularly traded on an established securities market (within the meaning of the applicable regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding Common Stock at any time during the shorter of the five year period ending on the date of disposition and such holder’s holding period. Each Non-U.S. Holder should consult its tax advisor regarding the possible consequences to them if we are, or were to become, a USRPHC.

Information Reporting Requirements and Backup Withholding

The amount of dividends or proceeds paid to a Non-U.S. Holder, the name and address of the Non-U.S. Holder and the amount of tax, if any, withheld generally will be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder generally will be required to provide proper certification (usually on an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Common Stock. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless applicable exceptions apply. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. However, under proposed Treasury Regulations (on which taxpayers may rely until final Treasury Regulations are issued), this withholding tax will not apply to the gross proceeds from the sale, exchange, redemption or other taxable disposition of our Common Stock. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form. Each Non-U.S. Holder should consult its tax advisor regarding the effects of FATCA on its investment in our Common Stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS, INTERGOVERNMENTAL AGREEMENTS, OR TAX TREATIES.

UNDERWRITING

We will enter into an underwriting agreement with Kingswood Capital Partners, LLC, as representative of the several underwriters in this offering (the “Representative”), with respect to the shares of common stock to be sold in this offering. Subject to certain conditions, we will agree to sell to the underwriters, and the underwriters have severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock provided below opposite their respective names.

Underwriters	Number of Shares
Kingswood Capital Partners, LLC	[•]
[•]	[•]
Total	[•]

A copy of the form of underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities if any such securities are taken. However, the underwriters are not required to take or pay for the securities covered by the Representative’s over-allotment option described below.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase a maximum of 600,000 shares of common stock (15% of the number of shares of common stock sold in this offering) from us solely to cover over-allotments, if any. If the Representative exercises all or part of this option, the underwriters will purchase shares of common stock covered by the option at the initial public offering price per share of common stock that appears on the cover page of this prospectus, less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If any additional shares of common stock are purchased, the underwriters will offer these shares of common stock on the same terms as those on which the other shares of common stock are being offered. If this option is exercised in full, the total net proceeds from the over-allotment shares of common stock, before expenses, to us will be approximately $2,511,000, based on an assumed initial public offering price of $4.50 per share and the [7.0]% underwriting discount.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Underwriting Discounts and Expenses

The underwriting discounts are equal to [7.0]% of the gross proceeds of this offering. The underwriters propose initially to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. After this offering, the initial public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the initial public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option, as indicated.

	Per Share of Common Stock	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts(1)(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Represents an underwriting discount equal to [7.0]% per share of common stock.

(2)	Does not include (i) a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the shares of common stock in the offering, or (ii) the reimbursement provisions described below

We have agreed to pay the underwriters an underwriting discount equal to seven percent (7.0%) of the gross proceeds of this offering. In addition to the underwriting discount, we have agreed to pay the Representative a non-accountable expense allowance equal to one percent (1.0%) of the aggregate gross proceeds of this offering.

We have also agreed to reimburse the Representative for certain accountable expenses incurred in connection with this offering, including legal fees and expenses, due diligence expenses, background investigations, FINRA filing fees and expenses, roadshow expenses and other reasonable out-of-pocket expenses, up to an aggregate amount of $200,000. Any unpaid reimbursable expenses may be deducted by the Representative from the net proceeds of this offering otherwise payable to us at the closing of this offering.

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the shares offered hereby if any of the shares are purchased.

We have also agreed to issue to the Representative, or its designees, warrants to purchase a number of shares of our common stock equal to two percent (2.0%) of the aggregate number of shares sold in this offering (including any shares issued upon exercise of the over-allotment option). The Representative’s warrants will have an exercise price equal to 120% of the public offering price per share and will constitute additional underwriting compensation. See “Representative’s Warrants.”

We estimate that the total expenses payable by us in connection with this offering, excluding underwriting discounts and commissions, will be approximately $[●].

Representative’s Warrants

The Company will register the shares underlying the Representative's Warrants pursuant to the registration statement of which this prospectus forms a part.

Upon the closing of this offering, we will issue to the Representative, or its designees, warrants to purchase a number of shares of our common stock equal to 2.0% of the aggregate number of shares sold in this offering, including any shares sold pursuant to the exercise of the over-allotment option (the “Representative’s Warrants”).

The Representative’s Warrants will have an exercise price equal to 120% of the public offering price per share in this offering. The Representative’s Warrants will become exercisable beginning six months after the effective date of the registration statement of which this prospectus forms a part and will expire two and one-half years thereafter.

The Representative’s Warrants will provide for customary adjustments in the event of stock splits, stock dividends, recapitalizations, reorganizations and similar transactions. The Representative’s Warrants may be exercised on a cashless basis and will contain one demand registration right and unlimited piggyback registration rights for a period of up to seven years from the commencement of sales of this offering, at the Company’s expense, subject to applicable FINRA rules. The Representative’s Warrants and the shares issuable upon exercise thereof will be subject to the transfer restrictions of FINRA Rule 5110.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, without the prior written consent of the Representative, during the engagement period (including any extension thereof) and for a period of 180 days after the closing of this offering (“Lock-up Period”), subject to certain customary exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company, or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii), or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Furthermore, our directors and officers and any other holders of more than 5% of the issued and outstanding shares of common stock on a fully diluted basis (including holders of shares of common stock or other securities exercisable for or convertible into shares of common stock) as of the date of this prospectus have agreed, during the Lock-up Period, subject to customary exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Right of First Refusal

We have agreed, provided that this offering is completed, that until 12 months after the closing of the offering, the Representative shall have an irrevocable right of first refusal to act as lead investment banker, lead book-runner, and/or lead placement agent at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each a “Subject Transaction”), during such 12-month period, of our Company, or any successor to or any current or future subsidiary of our Company, on terms and conditions customary to the Representative for such Subject Transactions, provided, however, that such right shall be subject to FINRA Rule 5110(g).

Listing

We have applied to list the shares of common stock on the Nasdaq Capital Market under the symbol “VME”. The closing of this offering is conditioned upon Nasdaq’s approval of the listing of the shares of common stock on Nasdaq. At this time, Nasdaq has not yet approved our application to list the shares of common stock, and there is no guarantee or assurance that the shares of common stock will be approved for listing on Nasdaq, and if our application is not approved by Nasdaq, this offering may not be completed.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions, and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing shares of common stock in the open market.

•	Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the shares of common stock or preventing or mitigating a decline in the market price of the shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of common stock. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors. In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Determination of the Initial Public Offering Price

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price of the shares of common stock offered by this prospectus will be determined by negotiations between us and the Representative. Among the factors to be considered in determining the initial public offering price of the shares of common stock are:

•	our history and our prospects;

•	our financial information and historical performance;

•	estimate of our business potential and earning prospects;

•	the industry in which we operate;

•	market valuations of other companies that we and the Representative believe to be comparable to us;

•	the status and development prospects for our services;

•	the experience and skills of our senior management; and

•	the general condition of the securities markets at the time of this offering.

The initial public offering price of the shares of common stock in this offering does not necessarily bear any direct relationship to the assets, operations, book, or other established criteria of value of our Company.

Based on the above valuation factors and the number of our shares of common stock outstanding, for the purposes of this prospectus, the assumed initial public offering price per share of common stock is $4.50, which is the midpoint of the price range of $4.00 to $5.00 per share, implying a pre-offering valuation of approximately $292.5 million (approximately $260.0 million to $325.0 million across the price range) based on 65,000,000 shares outstanding after the Forward Stock Split.

We offer no assurances that the public offering price will correspond to the price at which the shares of common stock will trade in the public market subsequent to this offering or that an active trading market for the shares of common stock will develop and continue after this offering.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares of common stock or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 8 of the TBOC, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our [Charter] contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Texas law. We currently maintain insurance for the benefit of any director or officer, which cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL

The validity of the shares of common stock offered hereby will be passed upon for the issuer by Winston Taylor LLP, Houston, Texas. The underwriters are represented by Seward & Kissel LLP, New York, New York, with respect to certain legal matters as to United States federal securities laws and New York state law.

EXPERTS

The consolidated combined financial statements of VME Process, Inc. and subsidiaries and VME Process Solutions, LLC, and VME Services LLC as of December 31, 2025 and 2024 and the condensed financial statements for VME Companies, Inc. for the period from February 10, 2026 (inception) through March 31, 2026, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph regarding our ability to continue as a going concern) of Bush and Associates, CPA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, as may be amended, which includes exhibits, schedules and amendments, under the Securities Act with respect to the common stock we are offering pursuant to this prospectus. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the contract, agreement or other document summarized, but are not complete descriptions of all terms of those contracts, agreements or other documents. If we filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you may read the contract, agreement or other document itself for a complete description of its terms.

Following the completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act.

The SEC maintains an internet website at www.sec.gov that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part, will be available on that website.

INDEX TO FINANCIAL STATEMENTS

VME Process, Inc. and Subsidiaries, VME Process Solutions, LLC, and VME Services LLC

Audited Consolidated Combined
Financial Statements
Years Ended December 31, 2025 and 2024

VME Process, Inc. and Subsidiaries, VME Process Solutions, LLC, and

VME Services LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

VME Process, Inc. and Subsidiaries and VME Process Solutions, LLC, and VME Services LLC (collectively, the Company)

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated combined financial statements of VME Process, Inc. and its Subsidiaries and VME Process Solutions, LLC, and VME Services LLC (Collectively, the Company) which comprise the consolidated combined balance sheet for each of the years December 31, 2025, and 2024 and the related consolidated combined statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the two-year period ended, and the related notes to the consolidated combined financial statements (collectively referred to as, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company for each of the years December 31, 2025, and 2024 and the results of its operations and its cash flows for the two-year period then ended are in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

The 2025 and 2024 financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the 2025 and 2024 financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of the 2025 and 2024 financial statements in accordance with the standards of the PCAOB and in accordance with generally accepted in the United States of America (“U.S. GAAP”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the 2025 and 2024 financial statements are free of material misstatement, whether due to error or fraud. Our audit of the 2025 and 2024 financial statements included performing procedures to assess the risks of material misstatement, examining, on a test basis, evidence supporting the amounts and disclosures in the 2025 and 2024 financial statements, evaluating the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the 2025 and 2024 financial statements. We believe that our audit provides a reasonable basis for our opinion.

EMPHASIS OF MATTER- GOING CONCERN

The accompanying consolidated combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated combined financial statements, Although the Company had net income for the year ended December 31, 2025, the Company has stockholders’ deficit (including noncontrolling interest) of approximately $6.2 million and as of the date of issuance of these financial statements, the Company was not in compliance with two loans in the amount of $900,000 each. These two loans are short-term in nature and had a two-month term to fund operations. Upon maturity in February 2026, these loans were not repaid and were in default. Further, the Company has a $42.3 million net working capital deficit and relies on external financing to continue operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion on the 2025 and 2024 financial statements is not modified with respect to this matter.

CRITICAL AUDIT MATTERS

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Description of the Matter:

Revenue Recognition – Percentage-of-Completion Method

As described in Note 2, the Company recognizes revenue on many of its contracts with customers over time using a percentage-of-completion method that incorporates multiple progress measures (engineering, procurement, material receipt, construction/fabrication, and final documentation). These measurements require significant estimates and judgments about total contract revenues and costs, project risks, and progress toward completion. For the years ended December 31, 2025, and 2024, the Company recognized contract revenues of approximately $52.1 million and $188.8 million, respectively.

Auditing the Company’s revenue recognized using this method involved especially challenging judgment due to the complexity and length of the contracts, the number of underlying estimates (including changes in estimates), and the potential for material effects on revenue and margin from relatively small changes in assumptions.

Our audit procedures related to the Company’s revenue recognized using the percentage-of-completion method included, among others, understanding the controls over contract initiation, budgeting, and management’s review of updated cost and revenue estimates; evaluating the terms of a sample of contracts; testing the mathematical accuracy of management’s percentage-of-completion calculations and related revenue recognized; comparing estimated costs to complete to historical results and subsequent cost information; and evaluating the adequacy of related disclosures in Notes 2 and 12.

Based on the procedures performed, we concluded that management’s accounting for revenue recognized using the percentage-of-completion method for the year ended December 31, 2025, and 2024 was reasonable in the circumstances.

Recoverability of Contract Receivables and Notes Receivable

As described in the financial statements, at December 31, 2025 and 2024, the Company recorded contract receivables, net of allowance, of approximately $36.4 million and $38.2 million, respectively, and recorded significant provisions for doubtful accounts and doubtful loans during 2024. Assessing the recoverability of these balances involves judgment regarding customer creditworthiness, contractual terms, dispute status, and subsequent events and collections.

We identified the evaluation of the recoverability of contract receivables and notes receivable as a critical audit matter because of the high degree of judgment required to assess credit risk and the effect of that assessment on the allowance for credit losses. Our audit procedures included understanding controls over management’s credit-loss assessment; examining a sample of receivable and note balances, including underlying contracts, correspondence, and subsequent cash receipts; assessing aging and dispute status; and evaluating the reasonableness of management’s estimates and related disclosures.

Based on the procedures performed, we concluded that management’s evaluation of the recoverability of contract receivables and notes receivable and the related allowance for credit losses as of and for the year ended December 31, 2025, was reasonable in the circumstances.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2025.
Las Vegas, Nevada
June 3, 2026
PCAOB ID Number 6797

VME Process, Inc. and Subsidiaries,
VME Process Solutions, LLC and VME Services, LLC
Consolidated Combined Balance Sheets

	December 31,
	2025	2024
Assets
Current assets:
Cash	$4,335,781	$11,981,890
Restricted cash	1,584,143	771,298
Prepaid expenses and other current assets	1,214,244	1,414,295
Contracts receivable, net	36,404,531	38,158,264
Total Current Assets	43,538,699	52,325,747
Costs and estimated earnings in excess of billings on uncompleted contracts	13,816,711	35,957,232
Inventories	19,846	148,068
Income tax receivable	562,319	1,028,091
Deferred income tax assets	6,183,714	8,977,407
Intangible assets	195,717	219,027
Notes receivable	234,823	442,814
Property, plant and equipment, net	16,729,329	17,115,740
Right-of-use assets	1,109,815	1,461,450
Goodwill	126,614	84,410
Total assets	$82,517,587	$117,759,986
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,256,696	$92,144,094
Notes payable - current	6,139,697	1,531,707
Billings in excess of costs and estimated earnings on uncompleted contracts	11,364,954	25,643,422
Accrued expenses	10,586,308	9,219,604
Lease payable - current portion	486,401	526,036
Total current liabilities	85,834,056	129,064,863
Lease payable - net of current portion	647,249	967,170
Notes payable - net of current portion	2,000,534	6,320,508
Deferred income tax liability	(747)	-
Income taxes payable	205,450	460,908
Total liabilities	88,686,541	136,813,449
Stockholders’ equity (deficit)
VME Process, Inc. stockholders’ equity
Common stock, $0.10 par value 100,000 shares authorized; 1,373 shares issued and outstanding at December 31, 2025 and 2024	137	137
Additional paid-in capital	223,005	223,005
Accumulated other comprehensive income	510,207	144,383
Accumulated income (deficit)	(4,112,081)	(16,654,979)
Total VME Process, Inc. stockholders’ equity	(3,378,732)	(16,287,454)
Noncontrolling interest in consolidated subsidiary	(2,790,221)	(2,766,009)
Total Stockholders’ equity (deficit)	(6,168,953)	(19,053,463)

Total liabilities and stockholders’ equity	$82,517,587	$117,759,985

The accompanying notes are an integral part of these consolidated combined financial statements.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Consolidated Combined Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2025	2024
Contract revenues	$52,051,346	$188,794,069
Cost of revenues	(19,153,899)	(202,040,366)
Gross profit	32,897,447	(13,246,297)
Operating expenses
Selling, general and administrative	16,618,827	38,961,083
(Gain) loss on disposal of assets	(127,690)	-
Depreciation and amortization	426,525	365,864
Total operating expenses	16,917,662	39,326,947
Income (loss) from operations	15,979,785	(52,573,244)
Other income (expense)
Interest income	158,931	127,657
Interest expense	(488,329)	(600,628)
Total other income (expense), net	(329,398)	(472,971)
Income (loss) before income tax	15,650,387	(53,046,215)
Income tax benefit (expense)	(3,131,701)	8,543,093
Net income (loss)	$12,518,686	$(44,503,122)
Noncontrolling interest of a subsidiary	24,212	2,796,868
Net Income (loss) attributable to VME Process, Inc.	12,542,898	(41,706,254)
Cumulative translation adjustment	365,824	2,504
Comprehensive Income (loss) attributable to VME Process, Inc.	12,908,721	(41,703,750)
Net Income (loss) per share, basic and diluted	$9,117.76	$(32,413.05)
Weighted-average common shares outstanding, basic and diluted	1,373	1,373

The accompanying notes are an integral part of these consolidated combined financial statements.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC

Consolidated Combined Statements of Stockholders’ Equity (Deficit)

For the years ended December 31, 2025 and 2024

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Earnings (Deficit)	VME Process, Inc. Stockholders’ Equity	Noncontrolling Interest	Stockholders’ Equity (Deficit)
Balance at January 1, 2024	1,373	$137	$223,005	$141,879	$25,051,275	$25,416,296	$30,859	$25,447,155
Net income					(41,706,254)	(41,706,254)	(2,796,868)	(44,503,122)
Dividends					—	—		—
Currency translation				2,504		2,504		2,504
Balance at December 31, 2024	1,373	$137	$223,005	$144,383	$(16,654,979)	$(16,287,454)	$(2,766,009)	$(19,053,463)
Net income					12,542,898	12,542,898	(24,212)	12,518,686
Currency translation				365,824		365,824		365,824
Balance at December 31, 2025	1,373	$137	$223,005	$510,207	$(4,112,081)	$(3,378,732)	$(2,790,221)	$(6,168,953)

The accompanying notes are an integral part of these consolidated combined financial statements.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC

Consolidated Combined Statements of Cash Flows

	Year Ended December 31,
	2025	2024
Cash Flows from Operating Activities
Net Income (loss)	$12,518,686	$(44,503,122)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation & amortization	426,525	365,554
Net provision (recovery) for doubtful accounts	(306,054)	3,353,088
Net provision (recovery) for doubtful loans	-	6,244,275
Deferred income tax provision (benefit)	2,793,693	(8,888,911)
Impairment of long-lived assets	6,496	2,684
(Gain) on sale of long-lived assets	(127,690)	-
Changes in operating assets and liabilities
Contracts receivable	1,753,733	(20,295,677)
Costs and estimated earnings in excess of billings on uncompleted contracts, net	7,862,053	(2,462,137)
Inventories	128,221	(95,941)
Prepaid expenses and other assets	(260,721)	108,822
Income taxes receivable	465,772	301,383
Operating leases, net	(7,921)	32,684
Accounts payable	(33,992,882)	61,476,475
Income taxes payable	(256,205)	(505,391)
Accrued expenses	1,366,705	3,021,889
Net cash used in operating activities	(7,629,589)	(1,844,325)
Cash flows from investing activities
Purchases of property, plant, and equipment	(57,237)	(1,463,952)
Sale (purchase) of intangible assets	(8,267)	(32,743)
Principal collections on notes receivable	207,991	257,772
Net cash provided by (used in) investing activities	142,487	(1,238,922)
Cash flows from financing activities
Proceeds from notes payable	1,800,000	260,580
Payments of notes payable	(1,511,986)	(1,492,995)
Net cash provided by (used in) financing activities	288,014	(1,232,415)
Effect of exchange rate changes on cash	365,824	2,504
Net decrease in cash and restricted cash	(6,833,263)	(4,313,158)
Cash and restricted cash, beginning of year	12,753,188	17,066,345
Cash and restricted cash, end of year	$5,919,924	$12,753,188
Cash, beginning of year	11,981,890	11,969,398
Restricted cash, beginning of year	771,298	5,096,947
Cash and restricted cash, beginning of year	12,753,188	17,066,345
Cash, end of year	4,335,781	11,981,890
Restricted cash, end of year	1,584,143	771,298
Cash and restricted cash, end of year	$5,919,924	$12,753,188
Supplemental disclosures of cash flow information
Cash paid during the year for income taxes	$530,272	$433,506
Interest paid during the year	$447,785	$554,550

The accompanying notes are an integral part of these consolidated combined financial statements.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC

Notes to the Consolidated Combined Financial Statements

1. Nature of Operations

Business

VME Process, Inc. (VME) is a global supply company that provides separation products and technology to many industry sectors with an emphasis on the international oil and gas markets. VME offers a blend of experience and technology providing custom separation products and process equipment.

VME was founded and incorporated in 1985 to design and manufacture small, packaged equipment and custom products for the oil and petrochemical industries. VME has extended its separation products into other industries, such as pulp and paper, gas processing, steam production, water treatment, and petroleum refining. VME is regarded as an expert in the design and supply of process equipment and custom separation products for both onshore and offshore projects.

VME’s domestic operation is headquartered in Texas. VME also has foreign operations in Singapore, Malaysia, and Indonesia through subsidiaries located in these countries.

On August 27, 2021, VME purchased all of the members’ interest in Dependable Pump Systems, LLC dba Texas Pump Systems (TPS). TPS was a strategic market share purchase, which allows VME to re-establish a working relationship with a prior VME customer.

On November 15, 2023, VME Services, LLC was formed by renaming an existing inactive VME entity, previously named DeltaRho, LLC. Activity within VME Services, LLC began on January 1, 2024 which is a flow through entity acting as a cost center for general and administrative expenses on shared services. Shared expenses are allocated out from VMS Services, LLC to the operating entities.

On January 1, 2024, VME Process Solutions, LLC (“VMEPSL”) was created by renaming an existing VME company, previously named Texas Pump Systems, LLC. VMEPSL is an operating entity servicing clients directly and uses the percentage of completion method to recognize revenue and costs.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

The Company completed a restructuring and name change in February 2026, creating VME Companies, Inc., a newly formed holding company in preparation for this offering. The Company underwent certain internal reorganization transactions and divestitures that impact the presentation of the historical financial statements. This holding-company restructuring does not affect historical results, and the financial statements presented are that of VME Companies, Inc. with VME Process, Inc., VME Process Solutions, LLC and VME Services, LLC included as subsidiaries of VME Companies, Inc.

VME Companies, Inc. is a newly formed holding company, incorporated in Texas on February 10, 2026. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship with one another. Effective April 15, 2026, the shareholders contributed 100% of their ownership interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC to VME Companies, Inc. in exchange for shares of VME Companies, Inc. common stock in a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, each entity became a wholly-owned subsidiary of VME Companies, Inc. In preparation for this offering, the Company underwent certain internal reorganization transactions and divestitures that impact the presentation of the historical financial statements. This holding-company restructuring does not affect historical results.

Employees of VME Process, Inc. were transferred to VME Process Solutions, LLC and VME Services, LLC, each of which was under common shareholder ownership with VME Process, Inc. but was not a subsidiary of VME Process, Inc. These transfers represent a reorganization of entities under common control and, as such, have been accounted for at historical cost. The accompanying financial statements have been recast to reflect these entities as if they had been combined for all periods presented, as applicable. No gain or loss was recognized in connection with these transfers.

Going Concern

The accompanying consolidated combined financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future. Although the Company had net income for the year ended December 31, 2025, the Company has stockholders’ deficit (including non-controlling interest) of approximately $6.2 million and as of the date of issuance of these financial statements, the Company was not in compliance with two loans in the amount of $900,000 each. These two loans are short-term in nature and had a two-month term to fund operations. Upon maturity in February 2026, these loans were not repaid and were in default. Further, the Company has a $42.3 million net working capital deficit and relies on external financing to continue operations.

Beginning January 1, 2024, the Company carved out a new business division associated with an organizational restructuring – VME Process Solutions, LLC. This division is focused on specialty engineered FPSO oil and gas solutions, primarily in the Americas. This business was streamlined and refocused in 2024 and 2025 and was awarded multiple mid-sized jobs totalling approximately $18.6 million. The restructuring of the operations resulted in net income of $12.5 million during the year ended December 31, 2025, and positioned the Company for success in 2026 with a large pipeline of orders. The Company now focuses on divisions which are smaller in contract size, yet produce very strong margins.

Beginning in 2024, the Company continued to execute the three large offshore contracts awarded in 2022 and successfully completed two of the three jobs with successful shipments and solid customer satisfaction, albeit with execution challenges. The remaining large contract with Adverse Party was shipped in July 2025 and has final project items to wrap up. A number of smaller projects were ongoing in 2024 and were shipped in early 2025. The addition of a strong business development employee during 2024 located in Brazil is expected to help with our pursuit of future Petrobras awards. The Company has been awarded mid-sized projects during 2025 totalling approximately $29.3 million and we expect additional projects to be awarded during 2026. The Company anticipates that its negative operating cash flows will continue to increase for the foreseeable future as it continues to expand its projects in the US and Southeast Asia regions.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

VME is seeking external financing options to be able to meet obligations while they pursue contracts to be able to fund future operations. The Company intends to meet obligations through their pipeline of awarded projects, and planned financings, which are not yet committed. Due to the uncertainties related to obtaining financing and new contracts, and expected negative working capital in future periods, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern Accordingly, there can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. If the Company is not able to obtain the additional financing on a timely basis, the Company will not be able to meet its other obligations as they become due and will need to delay, reduce or eliminate some or all of its planned activities and reduce costs. Doing so will likely have an adverse effect on the ability to execute the Company’s business plan; accordingly, management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern. These consolidated combined financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated combined financial statements.

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades.

Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multi-decade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

2. Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying consolidated combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all adjustments necessary for the fair presentation of the Company’s financial position as of December 31, 2025 and 2024, and the results of operations and cash flows for the years then ended. The accompanying consolidated combined financial statements include the accounts of VME Process Inc., which includes both its wholly-owned subsidiaries and its non-controlling interest entity, VME Process Solutions, LLC, and VME Services, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses in the consolidated combined financial statements and accompanying notes. The Company’s management regularly assesses these estimates, including those related to including those related to accrued liabilities, and estimated earnings on uncompleted contracts. Actual results could differ from these estimates, and such differences could be material to the Company’s financial position and results of operations.

Operating Cycle

The Company’s work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are typically undertaken by the Company or its subsidiaries as a sub-part of a larger contract managed by a primary contractor who transacts with the ultimate end-user. The contracts include a combination of professional services, components procured or manufactured, and third-party fabrication contracts. The length of the Company’s contracts varies from a few months to two years. Therefore, contract assets and liabilities are not classified as current and noncurrent because the contract-related items in the consolidated combined balance sheets have realization and liquidation periods extending beyond one year.

Principles of Consolidation and Combination

The 2025 and 2024 financial statements are presented on a consolidated combined basis, which include the financial statements of VME Process, Inc. and subsidiaries, VME Process Solutions, LLC and VME Services, LLC, which were under common control and management. The Company completed the restructuring and name change in February 2026, creating VME Companies, Inc., a newly formed holding company in preparation for this offering. The Company underwent certain internal reorganization transactions and divestitures that impact the presentation of the historical financial statements. This holding-company restructuring does not affect historical results, and the financial statements presented are that of VME Process, Inc. and subsidiaries, VME Process Solutions, LLC and VME Services, LLC, which are now all subsidiaries of VME Companies, Inc.

All intercompany transactions are eliminated. Where the ownership interest is less than 100%, the noncontrolling ownership interests are reported in the Company’s consolidated combined balance sheets. The non-controlling ownership interest in earnings, net of tax, is classified as non-controlling interest of a subsidiary in the Company’s consolidated combined statements of operations and comprehensive income.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB), ASC 810 (Consolidation) and ASC 805 (Business Combinations).

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decisionmaker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as two operating segments, VME Process Solutions LLC (“VMEPSL”) and VME Process, Inc. (“VMEPI”). VMEPI operates overseas in Southeast Asia doing larger projects for FPSO (“Floating Production, Storage, and Offloading”) customers needing equipment installed on the ‘topside’ of their ships. VMEPSL is a smaller operating company located in Tyler, Texas which provides engineering, procurement, and construction services on a varied scale. Similar to VMEPI, VMEPSL also delivers products to customers, but the manufacturing process is different due to VMEPI owning and operating a fabrication facility in Batam, Indonesia, while fabrication services are operated with subcontractors under VMEPSL in the United States. The segments are similar in that they operate primarily in the oil & gas sector, but operate differently and have varying customer types.

The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses cash flows as the primary measure to manage the business and additionally reviews the business operations on certain internal reporting and decision making based on segment (See Note 13).

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and receivables. Substantially all of the Company’s cash is held by less than three financial institutions. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its cash. The Company’s receivables are represented by amounts due from contracts with customers.

Revenue and Cost Recognition

The Company’s revenues are derived primarily through contracts with customers whereby it designs and manufactures small, packaged equipment and custom products for the oil and petrochemical industries; supplies custom designed internal components for oil and gas processing systems to the international oil and gas industries; supplies separation products to other industries, such as pulp and paper, gas processing, steam production, water treatment, and petroleum refining; and designs and supplies process equipment and custom separation products for both onshore and offshore projects. These revenues are primarily generated from fixed-price contracts. Payment is typically due either periodically over the term in specified milestones or upon completion of the contract. The length of projects that VME executes range anywhere from 8 months to 30 months depending on the size of the project.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. Costs may be incurred before the Company has persuasive evidence of an arrangement and in these instances, if recoverability from the arrangement is probable, the project costs are deferred, and revenue recognition is delayed.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

In some instances, payments can be received in advance of work being performed under the contract terms. These advanced payments are not considered a significant financial component because they are used to meet working capital demands that can be higher in the early stages of a contract and to protect the Company from the other party failing to adequately complete some or all of its obligations under the contract.

The number of performance obligations identified will be dependent on the terms and conditions of the contract and the specific goods and services requested by the customer. In all of the Company’s contracts with customers, the Company agrees to design, supply, or build one or more units of a module, equipment, or other goods. Each module or piece of equipment is composed of many individual goods and services, such as engineering, fabrication, and the supply of all the components that go into the module or piece of equipment. As the Company provides a significant service of integrating all of these goods and services into the combined output or outputs for which the customer has contracted, this normally results in each module or piece of equipment being recognized as an individual performance obligation within the scope of the contract.

In the event a contract has multiple units of the same module or type of equipment, all of the units are combined into a single performance obligation as a series of distinct goods if these items meet the criteria to be recognized as a series of distinct goods or services under Topic ASC 606, Revenue Recognition. To be recognized as a series of distinct goods, each unit of the same module or type of equipment must be substantially the same, and each unit must meet the criteria to be a performance obligation satisfied over time. Further, the same method would need to be used to measure the Company’s progress toward complete satisfaction of the performance obligation to transfer each distinct good in the series to the customer. If a contract is separated into more than one performance obligation, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation.

The Company recognizes revenue for its contracts with customers over time as the Company performs on the identified performance obligations because (i) the Company does not have an alternative use for the equipment manufactured or fabricated for customers and (ii) the Company has an enforceable right to payment. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. Revenue from offshore contracts is recognized using the percentage of completion (“POC”) method which uses inputs measured by a combination of factors, including labor hours incurred as a percentage of total estimated labor hours for the contract and the costs associated with procured or manufactured components relative to the estimated total cost of such items. Additionally, as control is transferred as the work is performed, the Company has elected to account for shipping and handling costs as fulfillment costs in all contracts.

Due to the nature of the work required to be performed on many of the Company’s performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables, and requires significant judgment. The POC calculation includes five distinct measurement tasks, each weighed differently. Engineering is 15%, procurement is 20%, material receipt is 35%, construction or fabrication is 25% and the final documentation is 5%. The POC calculation for each of the components is based on actual progress for that component compared to the total budgeted amounts for that component.

It is common for the Company’s contracts to contain liquidated damages, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones, or cost targets, and can be based upon customer discretion. The Company estimates variable consideration at the most likely amount to which the Company expects to be entitled. The Company includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current, and forecasted) that is reasonably available.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Contracts are often modified to account for changes in contract specifications and requirements that may be initiated by the Company or its customers. The Company considers contract modifications to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis.

Assurance-type warranties are the only warranties provided by the Company and as such, the Company does not recognize revenue on warranty-related work.

Revenues do not include any state or local taxes collected from customers on behalf of governmental authorities. The Company has elected to continue to exclude these amounts from revenues.

Contract assets consist of costs and estimated earnings in excess of billings on uncompleted contracts, which are unbilled amounts typically resulting from in-progress contracts, revenue recognized exceeds the amount billed to the customer, and right to payment is not subject to the passage of time. Amounts may not exceed their net realizable value.

Contract liabilities consist of billings in excess of costs and estimated earnings on uncompleted contracts, which represent payments received from the Company’s customers that will be earned over the remaining contract term. The Company’s contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs, if applicable. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The Company recognized $52.1 million of revenue for the year ended December 31, 2025, of which $31.0 million was earned in the United States, $19.3 million in Southeast Asia, $0.3 million in Asia, $0.9 million in Europe, and $0.3 million in Mexico, and $0.3 million in the Middle East and Africa. Of the $52.1 million in revenue for the year ended December 31, 2025, $35.5 million was earned by VMEPI, $16.6 million from VMEPSL. In comparison, the Company recognized $188.8 million of revenue for the year ended December 31, 2024, of which $114.3 million was earned in the United States, $67.3 million in Southeast Asia, $5.5 million in Asia, $1.2 million in Europe, and $0.5 million in Mexico. Of the $188.8 million in revenue for the year ended December 31, 2024, $177.2 million was earned by VMEPI, $9.9 million from VMEPSL, and the remaining $1.7 million from VME Services.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

During the year ended December 31, 2024, the Company had a reversal of revenue related to a change in estimate. The reversal of revenue is related to one specific contract with a customer. On September 8, 2023 a customer issued default notices on their project and exercised Step-In Rights. The Company disagrees with these claims; however, a commercial freeze was placed beginning in September 2023 through the end of the contract. During this time, the customer assumed control of execution and payment of direct costs including vendors, subcontractors, certain labor, and materials. The Company was only reimbursed for pass-through costs only. Upon exercising their step-in rights, the Company could no longer recognize any revenue or profits for the project, and income was only received up to the total amount of overhead and indirect costs incurred to support execution and ongoing operations. This change in the contract terms effectively converted the arrangement from a lump-sum Engineering, Procurement, and Fabrication (“EPF”) contract into a cost-pass-through model limited to narrowly defined direct costs, eliminating the basis for margin and overhead recovery.

The step-in rights were contested by the Company and during the years ended December 31, 2023 and 2024, the Company followed ASC 606-10-32-12 guidance to assess the probability of a material revenue reversal associated with this contract. In 2025, the Company formally agreed to re-estimate and revise the project financials retroactively from the time of step-in (September 2023) through project completion, reflecting that the original EPF commercial model was no longer enforceable. As a result, VME ceased revenue and margin recognition as of September 2023 and revised historical financials to remove previously recognized revenue, margin, and variable consideration that were no longer realizable.

Revenue had been recognized in accordance with the standard percentage of completion method used by the Company on one specific contract; however, in September 2023, VME’s customer exercised its step-in rights to manage the contract that had been awarded to VME. The contract variable consideration became constrained, and it was no longer probable that the Company would collect revenue on the contract due to claims of performance metrics not being met. As a result of that step-in, the original revenue from that project changed materially and upon completion of the project in 2025 VME management elected to restate recognized revenues, cost of sales, and margin based on actual costs and reimbursement of those costs for the step-in date, and forward during 2023 and 2024. Revenue recorded is now capped by the reimbursement of the costs of the project, rather than recording the original total contract value. The result was VME recognizing reimbursement of costs as its revenue, and the costs netted against that reimbursement.

For the year ended December 31, 2024, revenue and cost of sales were reversed in the amounts of $21.0 million and $21.2 million, respectively, resulting in a lower gross margin of $0.2 million. Management has used judgement in applying these revenue adjustments and does not estimate revenue to be recognized in future periods on this project. There was no additional adjustment to revenue for the year ended December 31, 2025. The parties entered into a tolling and conditional release arrangements to avoid litigation and facilitate vendor payments. The customer agreed to waive step-in costs and back charges in exchange for VME paying outstanding vendor balances of $14 million, resulting in a cost-only settlement with no recovery of profit, overhead, or variable revenue.

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations under US GAAP, which requires assets and liabilities of acquired businesses to be recorded at fair value on the date of acquisition. The excess of the acquisition consideration over the estimated fair values of assets acquired and liabilities assumed is recorded as goodwill. All acquisition costs are expensed as incurred and all activity of the acquired entity from the date acquired are reflected in the Company’s activities thereafter.

Cash and Restricted Cash

Cash consists of cash in bank accounts. Cash balances held at U.S. financial institutions are typically in excess of federally insured limits. The Company mitigates this risk by depositing and investing cash with major financial institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash. The Company restricted a portion of its cash balances as performance guarantees for projects.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Fair Value of Financial Instruments

The Company believes that the carrying amounts of its financial instruments, such as contracts receivable, accounts payable, and accrued expenses, approximate fair value as they are short-term in nature. Notes payable approximate fair value as they are either short-term in nature or carry interest rates that approximate market rates.

Contracts Receivable

Contracts receivable from performing services are based on contracted prices. Expected loss estimates are determined utilizing an aging schedule. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions, and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data.

The allowance for credit losses amounted to $0.6 million as of December 31, 2025, and was $1.0 million as of December 31, 2024.

Contract Receivables Subject to Dispute (ASC 326 – CECL)

A portion of the Company’s contract receivables relates to contracts that are currently subject to dispute with customers Contracts receivable balances related to projects under dispute include legal disputed contracts with CNOOC of $31.3 million and Oil India of $4.7 million, of which the entire allowance for credit loss balance relates to. There were no contract receivable balances related to contracts with step-in right suits or other legal cases. Each contract with a customer is reviewed independently and there is no preset allowance applied to every contract. All disputes, step-in arrangements, and legal contingencies are reviewed and specific allowances are recorded based on probability of collectability. The Company applies the guidance in ASC 326 to estimate expected credit losses over the life of these receivables. In performing this assessment, management considers relevant information, including the nature and status of the disputes, historical experience with similar matters, the financial condition and payment history of the customers, and current and reasonable and supportable forecasts.

While the existence of disputes may affect the timing of collections, management currently expects that these amounts are substantially collectible based on ongoing communications with customers and the underlying contractual rights. Accordingly, expected credit losses recorded as of December 31, 2025 reflect management’s best estimate of any potential non-collection.

From a liquidity perspective, the resolution of disputed receivables may extend beyond standard payment terms, which could affect the timing of cash inflows. The Company actively manages these exposures and monitors developments to support timely resolution and collection.

Concentration of Contract Receivables (ASC 326 – CECL)

As of December 31, 2025, approximately 92.6% of the Company’s contract receivables are concentrated among two customers. Under ASC 326, the Company evaluates expected credit losses on these receivables by considering the credit quality of the counterparties, including their financial condition, historical payment experience, and current and forward-looking economic factors. Based on these analyses, management believes that the recorded balances are collectible and that the associated allowance for expected credit losses is adequate.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Although the concentration does not indicate elevated risk of credit loss, it does represent a concentration of exposure to a limited number of customers. Changes in the financial condition or payment practices of these customers could impact future estimates of expected credit losses. From a liquidity standpoint, the concentration of receivables may result in variability in the timing of cash receipts, as collection is dependent on a limited number of counterparties. The Company monitors these balances on an ongoing basis and maintains processes intended to manage and mitigate potential impacts on cash flows.

See further detail in Note 8 for customer concentrations and Note 10 commitments and contingencies for additional detail on legal cases with customers.

During 2025, the Company recognized a bad debt recovery of approximately $0.8 million related to the settlement of intercompany balances associated with the 2025 sale of the onshore group. The amount was initially recorded as a gain/loss related to the sale transaction; however, based on management’s subsequent analysis, the underlying transfer from VFHX25 to VMESVS represented a reduction of intercompany balances that had previously been written off, and therefore the amount was reclassified to bad debt recovery in the consolidated combined financial statements. The recovery does not represent a separate gain on disposal, but rather a recovery of amounts previously recognized in connection with intercompany receivable write-offs.

Inventories

Inventories are stated at the lower of cost or net realizable value. The Company uses the first-in, first-out method to determine the cost of inventory. The Company’s inventory is comprised of raw materials, which are introduced into the manufacturing process as needed.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Asset category	Useful life (years)
Leasehold improvements	Lesser of useful life of 10 or term of lease
Building	20
Machinery and equipment	7 or term of lease
Office equipment and furniture	7
Vehicles	5
Computers and software	3

When assets are retired or otherwise disposed of, their costs and related accumulated depreciation or amortization are removed from the accounts and resulting gains or losses, if any, are included in the operations for the period. Long-lived assets are reviewed for impairment whenever certain events or circumstances indicate that the carrying amount of an asset may not be recoverable from future cash flows generated by the asset. An impairment loss is recognized when the estimated fair value of the asset is less than the carrying amount.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Capitalized Computer Software Costs

Capitalized computer software costs consist of costs to purchase, license, and develop software. Unamortized software cost included in property and equipment was $410,544 and $528,355 as of December 31, 2025 and 2024, respectively. All capitalized computer software costs are amortized over the estimated useful lives of the assets. Amortization expense related to capitalized computer software cost totaled $136,256 and $82,080 during the years ended December 31, 2025 and 2024, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but is tested for impairment in accordance with ASC 350, Intangibles—Goodwill and Other. The Company evaluates goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of a reporting unit may exceed its fair value.

The Company performs its annual impairment assessment using a quantitative evaluation of the fair value of each reporting unit. Fair value is estimated using a combination of income and market valuation approaches, which require management to make significant estimates and assumptions regarding future cash flows, discount rates, market multiples, and other factors. If the carrying amount of a reporting unit exceeds its estimated fair value, an impairment loss is recognized in an amount equal to the excess, limited to the total amount of goodwill allocated to that reporting unit.

The Company also monitors for potential triggering events throughout the year, including macroeconomic conditions, industry trends, operating performance, changes in reporting-unit structure, and other relevant factors. No such events were identified during the periods presented.

Prior to the current fiscal year, when the Company was a private entity, it elected the accounting alternative permitted under ASU 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill, which allowed goodwill to be amortized on a straight-line basis over a period not to exceed ten years and required impairment testing only upon the occurrence of a triggering event. For the issuance of these financial statements in accordance with our filing to become a public business entity in the current fiscal year, the Company is no longer permitted to apply the private-company accounting alternative. Accordingly, effective January 1, 2024, the Company prospectively adopted the public-company goodwill model under ASC 350. Goodwill amortization recorded under the private-company alternative prior to the adoption date remains part of the carrying amount of goodwill. No goodwill amortization is recognized in periods after adoption. The Company did not record any goodwill impairment charges during the years presented.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) guidance related to accounting for income taxes. Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be realized. If interest or penalties are paid related to income taxes, the interest expense is recorded as tax expense and the penalties are recorded as operating expense.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes both interest and penalties related to uncertain tax positions as part of the income tax provision. The Company has not recorded an income tax liability for uncertain tax expense as of December 31, 2025 and 2024.

U.S. Tax Cuts and Jobs Act

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Pursuant to ASC 740-10-25-47, the effects of the new federal legislation are recognized upon enactment, which is the date the president signs a bill into law.

The Company has assessed the impact of tax reform, and based upon the analysis of the available information, the Company believes it has made a reliable estimate of the effect of tax reform, including the deferred tax rate change and the transition tax. The Internal Revenue Service and other standard-setting bodies may issue guidance with respect to the interpretation of the Tax Act. The Company will reassess its estimate as more analysis is performed and may adjust as necessary. The changes included in the Tax Act are broad and complex and could cause an increase in the Company’s cash tax liabilities in the future. The following is a summary of the tax effects of the Tax Act:

Deemed Repatriation of Foreign Earnings (“Transition Tax”): The Tax Act provides that a U.S. shareholder of a specified foreign corporation (“SFC”) must include in gross income, at the end of the SFC’s last tax year beginning before January 1, 2018, the U.S. shareholder’s pro rata share of certain of the SFC’s undistributed and previously untaxed post-1986 foreign earnings and profits and base the calculation on the greater of the Earnings and Profits (“E&P”) as of November 2, 2017, or December 31, 2017. On April 15, 2018, the Company made an election to pay the net tax liability under Section 965 in eight annual installments under Section 965(h)(1). As of December 31, 2025 and 2024, the balance for the net tax liability under Section 965 was $0 and $505,933, respectively.

Global Intangible Low Taxed Income (GILTI)

The Tax Act creates a requirement that certain income (i.e., GILTI) earned by controlled foreign corporations (“CFCs”) must be included currently in the gross income of the CFC’s U.S. shareholder. GILTI is the excess of the shareholder’s net CFC tested income over the net deemed tangible income return (“the routine return”), which is defined as the excess of (1) 10 percent of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of the net CFC-tested income.

A deduction is permitted to a domestic corporation in an amount equal to 50 percent of the sum of the GILTI inclusion and the amount treated as a dividend, subject to certain limitations. The GILTI provisions are effective for tax years beginning on or after January 1, 2018.

In Financial Accounting Standards Board (“FASB”) staff Q&A Topic 740, No. 5, Accounting for Global Intangible Low- Taxed Income, the FASB staff noted that Accounting Standards Codification (“ASC”) 740 (“Topic 740”), Income Taxes, was not clear with respect to the appropriate accounting for GILTI, and accordingly, an entity may either: (1) elect to treat taxes on GILTI as period costs similar to special deductions, or (2) recognize deferred tax assets and liabilities when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal (the deferred method). The Company has elected to reflect the tax effect of GILTI as a current period expense when incurred.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

GILTI High Tax Exception

The high-tax exception in Reg Section 1.951A-2(c)(7) allows a taxpayer to elect to exclude from tested income, under Section 954(b)(4), a tentative gross tested income item if that income was subject to an effective foreign tax rate that is greater than 90% of the Sec. 11 rate (i.e., 90% of 21% U.S. corporate tax rate equals 18.9%).

The Company has elected to apply the GILTI high-tax exception to eligible CFCs.

Unremitted Foreign Earnings: For each of its foreign subsidiaries, the company makes an assertion regarding the amount of earnings intended for permanent reinvestment, with the balance available to be repatriated to the United States. The Tax Act requires companies to pay a one-time transition tax on earnings of foreign subsidiaries, a majority of which were previously considered permanently reinvested by the company. This one-time event created a need for reevaluation of the allocation of resources between entities.

In 2018, it was determined to begin a re-positioning of resources roughly equivalent to the previously taxed income (“PTI”) of approximately $31.8 million recognized pursuant to the Tax Act. Therefore, a one-time dividend of $21.7 million from VME AP (Singapore) to VME Process, Inc. (U.S. parent) was declared and paid in 2018. No movement occurred between 2019 and 2023. A similar movement of accumulated E&P from Indonesia and Malaysia to their parent, VME AP and then to the U.S. parent, VME Process, Inc., is anticipated in the near future.

Following this re-positioning, the Company would expect to resume its standard practice of retaining accumulated E&P at the foreign operating subsidiary level for future growth and expansion.

Foreign Currency Transactions

The functional currency is the U.S. dollar for the Company’s operations except on operations in Malaysia, Canada, and Mexico. Assets and liabilities of the Malaysian, Canadian, and Mexico subsidiary are translated into U.S. dollars at exchange rates in effect at the consolidated combined balance sheet date. Revenues, cost, and expenses are translated into U.S. dollars at the weighted-average exchange rates in effect during the period presented. Translation adjustments are reported as a separate component of stockholders’ equity.

The Company records transaction gains and losses as selling, general, and administrative expense in the consolidated combined statements of operations and comprehensive income. The loss was $1,796,939 for the year ended December 31, 2025, and $4,202,736 for the year ended December 31, 2024.

Comprehensive Income

The Company follows the reporting concept of comprehensive income, which requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income for the Company includes net income and foreign currency translation. The accumulated foreign currency translation balance was $510,207 and $144,383 as of December 31, 2025 and 2024, respectively.

VME Process, Inc. and Subsidiaries,
VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued a final standard on improvements to income tax disclosures ASU 2023-09, Improvements to Income Tax Disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The Company adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, on January 1, 2025, using the retrospective transition method. Adoption did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows, but resulted in enhanced disclosures related to the rate reconciliation and income taxes paid.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit. The Company adopted ASU 2023-07 as of January 1, 2024, which had no material impact on the Company’s consolidated financial statements. The adoption of 2023-07 did not change the way that the Company identifies its reportable segment; however, it has resulted in incremental disclosures within the notes of the Company’s consolidated combined financial statements (Note 13).

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income (Topic 220): Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, as clarified by ASU 2025-01 in January 2025, which requires public business entities to provide additional tabular disclosures that disaggregate specified natural expense categories (such as purchases of inventory, employee compensation, depreciation and intangible asset amortization) within relevant expense captions and to disclose total selling expenses and the Company’s definition of selling expenses. This new standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual periods beginning after December 15, 2027, with early adoption permitted. Adoption of this ASU can be applied using either a prospective or a retrospective approach. The Company is currently evaluating the impact of ASU 2024-03. The Company does not expect that this ASU will have a material impact on its consolidated financial statements but will result in expanded disclosures in the notes to the consolidated financial statements. The Company is currently evaluating the impact of this standard, including which income statement expense captions will be considered relevant and the disaggregation approach it will apply.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets,” which introduces a practical expedient for estimating credit losses on current accounts receivable and contract assets. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those annual reporting periods. ASU 2025-05 should be applied prospectively. The Company does not expect the application of this standard to have a material impact on its financial statements and related disclosures.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

In September 2025, the FASB issued ASU 2025-06, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software,” which removes references to project stages, and requires capitalization of software costs to begin when management has authorized and committed to funding the software project, and it is probable that the project will be completed and the software will be used to perform the intended function. The ASU is effective for fiscal years beginning after December 15, 2027, and interim periods within those annual reporting periods. Adoption of this ASU can be applied using either a prospective or a retrospective approach. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-11, “Interim Reporting (Topic 270): Narrow-Scope Improvements.” The ASU clarifies interim disclosure requirements and the applicability of Topic 270. The objective of the amendments is to provide clarity about the current interim disclosure requirements. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. Adoption of this ASU can be applied using either a prospective or a retrospective approach. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-12, “Codification Improvements.” The ASU addresses 33 items in the Accounting Standards Codification with intent to clarify, correct errors, or make minor improvements. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2026, with early adoption permitted. The adoption method of this ASU may vary, on an issue-by-issue basis. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no additional pronouncements that may have a material impact on its results of operations, financial condition, and cash flows.

3. Billings, Estimated Earnings, and Related Costs

Billings, estimated earnings, and related costs on completed and uncompleted contracts consisted of the following:

	For the Year Ended December 31,
	2025	2024
Costs incurred on uncompleted contracts	$828,676,306	$726,773,320
Estimated margin recognized to date	103,335,771	89,695,711
	932,012,078	816,469,032
Less billings to date, net of retainage receivables of $199,185 and $8,653,112 as of December 31, 2025 and 2024, respectively	(929,560,321)	(806,155,222)
Total	$2,451,757	$10,313,810

The costs incurred are recorded based on the actual purchase ordered received, while the estimated billings are based on milestone completion benchmarks. Upon meeting each milestone, the Company is contractually able to bill for services and materials.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Details of billings, estimated earnings, and related costs on completed and uncompleted contracts are as follows in the accompanying consolidated combined financial statements:

	For the Year Ended December 31,
	2025	2024
Costs and estimated earnings in excess of billings on uncompleted contracts, including retainage receivables of $199,185 and $8,653,112 as of December 31, 2025 and 2024, respectively	$13,816,711	$35,957,232
Billings in excess of costs and estimated earnings on uncompleted contracts	(11,364,954)	(25,643,422)
Total	$2,451,757	$10,313,810

As of December 31, 2025, total backlog representing the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year-end and from contractual agreements on which work has not yet begun amounted to approximately $33.5 million, compared to $33.7 million total backlog as of December 31, 2024.

4. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

	As of December 31,
	2025	2024
Land	$14,606,061	$14,606,061
Buildings and improvements	-	-
Leasehold improvements	122,012	111,327
Machinery and equipment	1,443,734	1,423,200
Office equipment and furniture	-	-
Vehicles	308,913	301,820
Computers and software	898,658	879,732
Assets not yet placed in service	353,766	353,766
Total	17,733,144	17,675,907
Less: Accumulated depreciation and amortization	(1,003,815)	(560,167)
Property, plant and equipment, net	$16,729,329	$17,115,740

Depreciation and amortization expense related to property, plant, and equipment was $301,349 and $286,360 for the years ended December 31, 2025 and 2024, respectively. Additionally, software depreciation for the years ended December 31, 2025 and 2024 was $ 136,256 and 82,080, respectively.

5. Acquisitions and Goodwill

Prior to the current fiscal year, the Company qualified as a private entity and elected the accounting alternative under ASU 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill, which permitted goodwill to be amortized on a straight-line basis over a period not to exceed ten years and required impairment testing only upon the occurrence of a triggering event.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

In connection with the Company’s planned initial public offering and the inclusion of its financial statements in this Registration Statement on Form S-1, the Company is required to apply public-business-entity accounting standards to all periods presented. Accordingly, the Company retrospectively adjusted its 2025 and 2024 financial statements to conform to the goodwill accounting model applicable to public business entities under ASC 350. These adjustments included eliminating previously recorded goodwill amortization in the amount of $42,204 for both years ended December 31, 2025 and 2024, and applying the public-company impairment testing model.

Goodwill amortization recorded in periods prior to 2024 has not been revised, as those periods are not included in the financial statements presented in this Registration Statement. The Company did not record any goodwill impairment charges in 2025 or 2024.

6. Accrued Expenses

Accrued expenses consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Accrued deposits and other	$8,491,664	$6,895,024
Accrued compensation	1,088,047	1,231,984
Accrued taxes	187,332	340,581
Accrued interest	170,058	160,368
Accrued accounting and other	540,754	326,424
Accrued insurance financing	108,452	265,223
Total accrued liabilities	$10,586,308	$9,219,604

As of December 31, 2025, the Company had recorded an accrued liability of $3,000,000 related to a deposit received in connection with a contemplated sale of its fabrication yard asset. The deposit was received on December 5, 2025 from a third party pursuant to a term sheet executed between the parties. Under the terms of the agreement, the deposit is legally binding and refundable in the event that definitive transaction documents are not executed within the exclusivity period or otherwise upon demand, subject to specified conditions.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Accordingly, the Company has classified the deposit as a current liability within accrued liabilities as of December 31, 2025, as the amount represents consideration received in advance of the closing of the transaction and may be refundable until the transaction is completed. The deposit is expected to be applied against the purchase price upon completion of the sale transaction.

7. Notes Payable

On February 16, 2022, VME received a loan from the U.S. Small Business Administration (SBA) in the amount of $2,000,000. The loan is payable within 30 years, with interest of 3.75% per annum. The payment will have a 24-month deferral from the date of the loan. The outstanding principal balance was $2,000,000 as of December 31, 2025 and 2024.

On 24 August 2023, PT VME Process, VME’s Indonesia subsidiary, entered into a loan agreement with PT Bank Permata Tbk which was used for the purpose of financing the purchase of land to support the company’s operational activities. The loan was $7,461,321, with 6.50% floating interest per annum payable within 36 months. Principal and interest payments were made during the year ended December 31, 2025 in the amounts of $1,492,264 and $327,669, respectively. The outstanding principal balance as of December 31, 2025 and 2024 was $3,979,371 and $5,471,635, respectively. The loan is guaranteed by VME and is secured by certain land of PT VME Process and is subject to certain financial and reporting covenants. As of December 31, 2025, the Company was in compliance with financial and reporting covenants.

On November 24, 2023, VME Process Asia Pacific, VME’s Singapore subsidiary, entered into a promissory note with TNT Engineering in the principal amount of $120,000. An additional promissory note of $200,000 was executed on April 3, 2024. Both notes bear interest at 1% per month on the outstanding principal balance and mature in June and July 2026, respectively. Other miscellaneous loans include $40,858 of loans on fixed assets. As of December 31, 2025, the total outstanding balance of the notes was $360,858.

On December 18, 2025, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of financing the purchase of land to support the Company’s operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the year ended December 31, 2025. The outstanding principal balance as of December 31, 2025 was $900,000. As of December 31, the Company was in compliance with the financial covenants.

On December 20, 2025, VME Process Inc. entered into a second loan agreement with a shareholder and related party, Kole & Marlee Holdings, which was used for the purpose of financing the purchase of land to support the Company’s operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the year ended December 31, 2025. The outstanding principal balance as of December 31, 2025 was $900,000. As of December 31, 2025, the Company was in compliance with financial covenants.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

The notes payable scheduled payments are due in the following years:

For the year ending December 31,	Amount
2026	$6,139,697
2027	41,208
2028	50,775
2029	52,919
2030	54,938
Thereafter	1,800,694
$8,140,230

8. Customer Concentration

The Company had two customers during 2025 and two customers during 2024 that individually accounted for greater than 10% of revenue. These customers accounted for approximately 72.2% and 78.7% of the contract revenues for the years ended December 31, 2025 and 2024, respectively. Additionally, two major customers represented approximately 92.6% of trade accounts receivable as of December 31, 2025 and three major customers represented approximately 80.2% of trade accounts receivable as of December 31, 2024.

9. Related Party Transactions

The Company utilizes the engineering services of Kavin Engineering and Services Private Limited wherein one of the Company’s stockholders, Kuoh Lee, has an ownership interest. Total engineering services charged to projects amounted to $3,626,960 and $5,447,284 during 2025 and 2024, respectively. Amounts owed by the Company recorded in accounts payable as of December 31, 2025 and 2024 amounted to $4,157,428 and $7,009,367, respectively.

The Company entered into two loan agreements with investors who are related parties to obtain financing for the purchase of land and to support the Company’s operational activities. See Note 7 for additional disclosures.

Transactions with Affiliated Entities Under Common Control

During 2025, the Company recognized a bad debt recovery of approximately $0.8 million related to the settlement of intercompany balances associated with the 2025 sale of the onshore group. The amount was initially recorded as a gain/loss related to the sale transaction; however, based on management’s subsequent analysis, the underlying transfer from VFHX25 to VMESVS represented a reduction of intercompany balances that had previously been written off, and therefore the amount was reclassified to bad debt recovery in the consolidated combined financial statements. The recovery does not represent a separate gain on disposal, but rather a recovery of amounts previously recognized in connection with intercompany receivable write-offs.

Following the disposal, there are no continuing commercial or financial agreements between the Company and the onshore group.

10. Commitments and Contingencies

Commitments

The Company enters into contractual agreements with various customers in the normal course of its business. All contracts are terminable, with varying provisions regarding termination. If a contract with a specific customer were to be terminated, the customer would only be obligated for the services that were received through the time of termination.

Contingencies

The Company is involved in various legal, contractual, and regulatory matters arising in the ordinary course of business. In accordance with FASB Accounting Standards Codification (“ASC”) Topic 450, Contingencies, the Company records accruals for loss contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a loss is reasonably possible, but not probable, the Company discloses the nature of the contingency and an estimate of the possible loss or range of loss, or states that such an estimate cannot be made. Significant judgment is required to determine both probability and the estimated amount. There are no matters pending that the Company currently believes are reasonably possible or probable of having a material impact to the Company’s financial position, results of operations, or statements of cash flows.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

In the normal course of operations, the Company may become involved in various legal proceedings. As of December 31, 2025 and 2024, the Company has recorded accruals for probable losses related to existing or pending litigation as the Company’s management has determined that there are matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s financial statements.

As of December 31, 2023 the Company had an ongoing negotiation for its potential share of income tax liability incurred by its agent based in Saudi Arabia. The Saudi Arabia tax authority was alleging income earned by its agent is taxable and the agent demanded VME to share in any tax liability that may be settled with the authorities. The Company accrued $1.7 million on the consolidated combined balance sheet as of December 31, 2023. During 2024, this matter has fully resolved and the accrual was appropriately released.

The Company has an ongoing contract and an intellectual property (IP) infringement dispute with a supplier. The supplier has alleged that the Company defaulted on its contract obligations and is claiming Malaysian Ringgit (RM) 22,880,000 (approximately $5.4 million) in damages. The Company filed a counter claim for IP infringement for approximately $20.0 million. In 2024, the judgement on this matter was determined and the supplier initially won a judgement for $5.4 million, which VME is currently in the process of appealing. The ultimate outcome of the matter still remains uncertain; however, in accordance with ASC 450 the Company accrued for the legal settlement in the amount of $5.4 million upon receiving the judgement.

CNOOC Project – Sanctions-Related Receivable

The Company has outstanding receivables related to a project with CNOOC that was completed and delivered in 2024. In June 2024, a subcontractor involved in the project was designated as a Specially Designated National by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), which has resulted in the temporary restriction of payments associated with the project. As of December 31, 2025, the Company has approximately $31.3 million in receivables subject to OFAC licensing requirements.

The Company has applied for a specific license from OFAC to authorize the receipt and settlement of these amounts. Based on the facts and circumstances, including that the project was completed prior to the sanctions designation and consultation with external legal counsel, management believes that approval of the license is probable and that the related receivable is fully collectible. Accordingly, no loss has been accrued in the consolidated financial statements.

Although management does not believe a loss is probable, if an unfavorable outcome were to occur, the Company estimates that a reasonably possible loss could range from $0 to $31.3 million.

Management has also evaluated the risk of potential civil penalties under OFAC regulations and, based on consultation with legal counsel, has concluded that the likelihood of such penalties is remote. Accordingly, no accrual or further disclosure has been made with respect to such matters.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Oil India Receivables and Variation Orders

The Company has outstanding receivables from Oil India totaling approximately $4.7 million as of December 31, 2025. Collection of these amounts is contingent upon the completion of plant commissioning, which is controlled by the customer. In addition, the Company expects to bill approximately $860,000 for commissioning services and approximately $1.15 million related to variation orders.

Based on historical experience in negotiating and collecting variation orders, the Company has recorded a reserve of approximately $575,000, representing 50% of the variation order amounts. Management believes that the remaining receivables are collectible; however, collection is dependent on the customer’s completion of commissioning activities. Management estimates that reasonably possible additional losses related to these receivables and variation orders could range from $0 to approximately $575,000 in excess of amounts currently reserved.

Potential Litigation

VME Process, Inc., entered an agreement with a third-party entity (“Party A”) for the engineering, procurement and construction of a seawater treatment plant in March of 2021. Party A was later acquired by a different third party (the “Adverse Party”). Adverse Pary took control of the project in September of 2023, upon exercising their step in rights to take control of the project. This occurred due to the Adverse Party’s opinion that the project was no longer in line with schedule and their need to take control of the project to expedite delivery to meet the defined delivery date. The project was completed at our fabrication facility in Batam, Indonesia and shipped in July of 2025. Adverse Party made an informal claim in September of 2025 for its step-in costs and other costs to complete the project. VME Process, Inc. has entered into an agreement with Adverse Party for the conditional release of any such claims Adverse Party may have against VME Process, Inc. and subsidiaries (“VME”). Under the agreement, VME Process, Inc. agrees to pay the remaining accounts payable for the project, collectively $11.5 million, and to obtain releases from all vendors for the benefit of Adverse Party. Upon the fulfilment of these conditions, Adverse Party will release all claims against VME. The payments and releases must be completed by the end of 2026.

As of December 31, 2025, the Company has no outstanding receivables related to this matter, and management has concluded that a further loss is not probable. The full balance of the $11.5 million liability is included in accounts payable, as of December 31, 2025. As such no incremental accrual has been recorded. Due to the remaining performance conditions, including obtaining third party lien waivers and paying this settlement in full prior to December 31, 2026, management cannot reasonably estimate any future potential losses, should these conditions not be met timely; however, such loss, if any, could be material to the Company’s financial statements.

Settled Matters

During the year ended December 31, 2025, the Company resolved several customer disputes that arose in the ordinary course of business. These matters were settled through negotiated agreements, and the related financial impacts have been recognized in the Company’s consolidated statements of operations during the period.

The Company recognized a loss of approximately $0.5 million related to a dispute with a third party, a loss of approximately $0.9 million related to a dispute with Armada 98/2, and a loss of approximately $0.7 million related to a dispute with McDermott. These amounts reflect the difference between amounts previously expected to be collected or recovered and the final settlement amounts. All such matters have been fully resolved, and no further obligations or contingencies remain as of December 31, 2025.

General Matters

Legal and contractual matters are inherently uncertain and involve significant judgment. The Company’s estimates are based on currently available information and the advice of legal counsel, where applicable. Actual results may differ materially from these estimates, and such differences could have a material effect on the Company’s financial condition, results of operations, or cash flows in future periods.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and may provide for indemnification of the counterparty. The Company’s exposure under these agreements is unknown because it involves claims that may be made against it in the future but have not yet been made.

In accordance with the Company’s amended and restated certificate of formation and bylaws, the Company has indemnification obligations to its officers and directors, subject to some limits, with respect to their service in such capacities. The Company has also entered into indemnification agreements with its directors and certain of its officers. To date, the Company has not been subject to any claims, and it maintains director and officer insurance that may enable it to recover a portion of any amounts paid for future potential claims.

The Company’s exposure under these agreements is unknown because it involves claims that may be made against it in the future but have not yet been made. The Company believes that the fair value of these indemnification obligations is minimal; accordingly, it has not recognized any liabilities relating to these obligations for any period presented.

11. Leases

The Company also leases another shop building and other office space in Tyler, Texas and accounts for the leases under ASC 842 beginning January 1, 2022. Operating entities in Southeast Asia lease office space, yard space, and apartments for employees in Singapore, Malaysia, and Indonesia.

The Company has noncancelable operating leases, primarily for construction yard, office buildings, and equipment that expire on various dates through 2028. The Company determines if an arrangement is a lease, or contains a lease, including embedded leases, at inception and records the leases in the Company’s consolidated combined financial statements upon the later of the ASC 842 adoption date of January 1, 2022, or lease commencement, which is the date when the underlying asset is made available for use by the lessor. Active leases have initial terms ranging from one to five years, and generally contain extension options at the approval of both parties. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has no variable lease costs as of December 31, 2025 or 2024.

	As of December 31,
	2025	2024
Operating leases:
Right-of-use assets	$1,109,815	$1,461,450
Short-term lease liabilities	486,401	526,036
Long-term leases liabilities	647,249	967,170
Total operating lease liabilities	$1,133,650	$1,493,206

	As of December 31,
	2025	2024
Weighted-average remaining lease term (years)	2.15	2.92
Weighted-average discount rate (%)	4.00	3.95

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Future payments due under operating leases as of December 31, 2025 are as follows:

Year ending December 31,	Amount
2026	$492,797
2027	333,909
2028	312,491
2029	24,952
2030	-
Total	1,164,149
Less: effects of discounting	(30,499)
Total Operating Lease Liabilities	$1,133,650

12. Income Taxes

The income (tax expense) benefit includes the following:

	Year ended December 31,
	2025	2024
Current
Federal	$283,641	$—
Foreign	87,673	345,625
State	—	—
Total Current	371,314	345,625
Deferred
Federal	2,760,387	(8,867,842)
Foreign	—	5,764
Total Deferred	2,760,387	(8,862,078)
Total (tax expense) benefit	$3,131,701	$(8,516,453)

The provision for income taxes differs from the amount computed by applying the U.S. federal statutory income tax rate of 21% due primarily to the impact of different tax rates, valuation allowance, and classifications on foreign earnings.

It is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2025 and 2024, the Company has not made a provision for U.S. or additional foreign withholding taxes on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. As of December 31, 2025, no allowance has been provided for these deferred tax assets as the Company expects that it will more likely than not be utilized due to expected generation of future taxable income from contracted projects.

As of December 31, 2025, the Company’s U.S. federal income tax net operating loss (NOL) carryforwards, net of valuation allowances, is $29,137,496.

The years ended December 31, 2024, 2023, and 2022 still remain subject to examination by the Internal Revenue Service (IRS). The same years remain subject to examination by the state of Texas tax jurisdiction. The tax effects of significant items comprising the Company’s net deferred income taxes assets (liabilities) are as follows:

	Year ended December 31,
	2025	2024
Federal deferred tax assets and liabilities:
Net operating loss carryforward, net of valuation allowance	$6,118,874	$6,639,770
Basis difference in intangible assets	(27,470)	(41,942)
Timing difference of bad debt expense	94,500	2,340,890
Timing difference of business interest expense	—	4,084
Basis difference in fixed assets	(4,692)	(2,362)
Basis difference in net Right-of-Use assets under ASC 842	3,250	4,409
Total federal net deferred tax assets	$6,184,462	$8,944,849

13. Segments

The Company operates as two operating segments, VME Process Solutions LLC (“VMEPSL”) and VME Process, Inc. (“VMEPI”). VMEPI operates overseas in Southeast Asia executing larger projects for FPSO (“Floating Production, Storage, and offloading”) customers needing our equipment installed on the ‘topside’ of their ships. VMEPSL is a smaller operating company located in Tyler, Texas which provides engineering, procurement, and construction services on a varied scale. The Company’s chief operating decision maker (“CODM”) is its CEO, Micael Thomas, who reviews financial information presented on both a segment and a consolidated net income (loss) basis on the consolidated combined statement of operations in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s forecast model, which includes product development roadmaps and forecasted financial models, as a key input to resource allocation.

The CODM function approves of key operating and strategic decisions. The CODM function views the Company’s operations and manages its business on a consolidated combined basis and between the two reportable operating segments. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include cost of revenues and general and administrative expenses, which are separately presented in the Company’s Consolidated Combined Statements of Operations below. The CODM then reviews significant expenses within the cost of revenues and general and administrative category in detail. Other segment items within net income (loss) include interest income and interest expense, along with tax expense. See the consolidated combined financial statements segmented below.

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

	Year Ended December 31,
	2025			2024
	VME Process, Inc.	VME Process Solutions LLC	Total	VME Process, Inc.	VME Process Solutions LLC	Total
Contract revenues	$35,494,318	$16,557,029	$52,051,346	$179,038,974	$9,755,095	$188,794,069
Cost of revenues	-	-	-	-	-	-
Manufacturing & other	158,539,113	(1,326,794)	157,212,319	(108,070,450)	(2,026,648)	(110,097,098)
Materials	(165,569,710)	(8,345,030)	(173,914,739)	(57,775,785)	(5,969,423)	(63,745,209)
Personnel	(2,048,302)	(403,177)	(2,451,479)	(27,840,705)	(357,353)	(28,198,058)
Cost of revenues	(9,078,899)	(10,075,000)	(19,153,899)	(193,686,941)	(8,353,425)	(202,040,366)
Gross profit	26,415,418	6,482,028	32,897,447	(14,647,967)	1,401,670	(13,246,297)
Operating expenses
Selling, general and administrative
Personnel	7,786,829	2,834,259	10,621,088	9,918,862	2,994,558	12,913,419
Bad Debt	(1,599,825)	-	(1,599,825)	9,597,363	-	9,597,363
Banking and foreign exchange	1,890,137	25,669	1,915,806	4,312,028	34,972	4,347,000
Office & Supplies	1,223,168	103,716	1,326,884	2,107,253	400,133	2,507,385
Taxes	1,185,010	28,892	1,213,903	1,544,271	29,111	1,573,383
Legal	1,297,624	-	1,297,624	6,131,088	1,710	6,132,798
Sales, Travel, & Marketing	285,425	27,265	312,690	569,714	83,795	653,509
Insurance	297,403	6,276	303,678	453,226	6,369	459,596
Other	465,925	277,633	743,558	450,055	18,100	468,156
Accounting	450,045	33,375	483,420	302,328	6,145	308,473
Selling, general and administrative	13,281,741	3,337,086	16,618,827	35,386,190	3,574,893	38,961,083
(Gain) loss on disposal of assets	(127,690)	-	(127,690)	-	-	-
Depreciation and amortization	403,991	22,535	426,525	321,614	44,250	365,864
Total operating expenses	13,558,042	3,359,620	16,917,662	35,707,804	3,619,143	39,326,947
Income (loss) from Operations	12,857,377	3,122,408	15,979,785	(50,355,771)	(2,217,473)	(52,573,244)
Other income (expense)
Interest income	38,756	120,175	158,931	91,838	35,818	127,657
Interest expense	(473,992)	(14,337)	(488,329)	(579,633)	(20,995)	(600,628)
Total other income (expense), net	(435,236)	105,838	(329,398)	(487,795)	14,824	(472,971)
Income (loss) before income tax	12,422,141	3,228,246	15,650,387	(50,843,566)	(2,202,649)	(53,046,215)
Income tax expense	(2,905,991)	(225,710)	(3,131,701)	8,110,044	433,049	8,543,093
Net income (loss)	$9,516,150	$3,002,536	$12,518,686	$(42,733,523)	$(1,769,600)	$(44,503,122)
Noncontrolling interest of a subsidiary	24,212	-	24,212	2,796,868	-	2,796,868
Net income (loss) attributable to VME Process, Inc.	9,540,360	3,002,536	12,542,898	(39,936,654)	(1,769,600)	(41,706,254)
Cumulative translation adjustment	365,824	-	365,824	2,504	-	2,504
Comprehensive income (loss) attributable to VME Process, Inc.	$9,906,184	$3,002,536	$12,908,721	$(39,934,150)	$(1,769,600)	$(41,703,750)

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

Additionally, the CODM reviews intangible assets by geographical location. All intangible assets as of both December 31, 2025 and 2024 totaled $219,027 and were held in North America, primarily in the USA with certain immaterial patents in Canada.

14. Net Income (Loss) per Share Attributable to Common Stockholders

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of Common Stock outstanding during the period. In periods of net loss, the two-class method requires that losses be allocated only to common shareholders. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted-average shares outstanding, as the inclusion of common stock equivalents would be antidilutive. As the Company does not have any dilutive financial instruments, basic and diluted EPS are the same.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Numerator:
Net income (loss)	$12,518,686	$(44,503,122)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	1,373	1,373
Net loss per share attributable to common stockholders - basic and diluted:	$9,117.76	$(32,413.05)

VME Process, Inc. and Subsidiaries,

VME Process Solutions, LLC and VME Services, LLC
Notes to the Consolidated Combined Financial Statements

15. Subsequent Events

The Company has evaluated its subsequent events from year ended December 31, 2025, through the date these consolidated combined financial statements were issued on June 3, 2026 and has determined that there are no subsequent events requiring disclosure in these consolidated combined financial statements other than the items noted below.

As discussed in Note 1, in February 2026, in preparation for the public offering, the Company underwent certain internal reorganization transactions and divestitures. The Company completed a restructuring and created a newly formed holding company, VME Companies, Inc., with operating subsidiaries which have long operating histories. This holding-company restructuring does not affect historical results, and the financial statements are now being presented under this new legal entity name.

As discussed in Note 7, in December 2025, the Company entered into two loans with related parties in the amounts of $900,000 each. These two loans are short-term in nature and had a two-month term to fund operations. Upon maturity in February 2026, these loans were not repaid at the original maturity dates. Subsequent to the original maturity dates, both loans were extended until December 31, 2026 under the same terms and conditions. Both the principal and interest accrued on these loans are classified as current liabilities on the Condensed Consolidated Balance Sheets.

On March 20, 2026, the Company entered into a term sheet with a third party relating to the potential sale of the fabrication yard property owned by P.T. VME Process, located in Batu Ampar, Batam, Indonesia. The proposed transaction contemplates the sale of the fabrication yard subject to a leaseback arrangement that would permit the Company to continue operating from the facility without interruption. The transaction provides for a purchase price of approximately $15,000,000, with the previously received $3,000,000 deposit applied against the purchase price at closing. Definitive transaction documents have not been executed, and no binding closing date has been established. Although the parties originally expected to advance the transaction more rapidly, negotiations regarding transaction terms and ongoing due diligence remain in progress. Pursuant to the Second Deed of Amendment executed in August 2026, the parties extended the exclusivity period through October 31, 2026, unless earlier terminated upon completion of the Company’s initial public offering. The parties may further extend the exclusivity period by mutual agreement. The Company received a $3.0 million deposit in connection with the proposed transaction. If the transaction is not completed under circumstances requiring repayment, the Company may be required to repay the deposit, satisfy any unpaid portion of the nonrefundable structuring fee of $450,000, and reimburse certain third-party costs and expenses incurred in connection with the proposed transaction, which totaled approximately $182,508 as of July 31, 2026, excluding taxes, disbursements and subsequently incurred amounts. The prospective purchaser and its affiliates are not related parties of the Company and have no affiliation with the Company, its directors, executive officers or principal stockholders. Management’s preferred outcome is to complete the Company’s proposed initial public offering and retain ownership of the facility. Accordingly, there can be no assurance that the proposed sale transaction will ultimately be completed. The Company evaluated events subsequent to December 31, 2025 through the issuance date and determined that this transaction represents a non-recognized subsequent event, as the transaction was not completed as of the balance sheet date. Accordingly, no adjustments have been made to the accompanying financial statements; however, the transaction has been disclosed due to its significance. The Company expects that upon completion of the transaction, the deposit liability recorded as of December 31, 2025 will be extinguished and applied against the sales proceeds, resulting in recognition of the related gain or loss on sale in the period in which the transaction closes.

On April 15, 2026, Vinson-Shea Holdings, Ltd. and Kole & Marlee Holdings, Ltd. (the “Contributors”) completed a series of reorganization transactions to establish VME Companies, Inc. as the holding company for the business. In these transactions, the Contributors contributed 100% of the outstanding membership interests in VME Process Solutions, LLC and VME Services, LLC to VME Companies as a capital contribution, for no additional consideration. Concurrently, the Contributors contributed all 1,373 shares of common stock of VME Process, Inc. to VME Companies in exchange for 1,373 shares of common stock of VME Companies (700 shares to Vinson-Shea Holdings, Ltd. and 673 shares to Kole & Marlee Holdings, Ltd.), intended to qualify as a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, VME Companies now directly owns 100% of the equity interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC. The holding-company structure was established to support public ownership, centralized governance, and disciplined capital allocation in connection with this offering. The reorganization did not materially change our operations, assets, management teams, or customer relationships.

VME Companies, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2026 (Unaudited)	December 31, 2025 (Audited)
Assets
Current assets:
Cash	$3,328,547	$4,335,781
Restricted cash	2,036,008	1,584,143
Prepaid expenses and other current assets	1,506,404	1,214,244
Contracts receivable, net	45,075,155	36,404,531
Total Current Assets	51,946,114	43,538,699
Costs and estimated earnings in excess of billings on uncompleted contracts	11,480,266	13,816,711
Inventories	22,770	19,846
Income tax receivable	510,396	562,319
Deferred income tax assets	5,505,565	6,183,714
Intangible assets	184,320	195,717
Notes receivable	234,823	234,823
Property, plant and equipment, net	17,460,643	16,729,329
Right-of-use assets	1,052,137	1,109,815
Goodwill	126,614	126,614
Total assets	$88,523,648	$82,517,587
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,525,339	$57,256,696
Notes payable – related party	2,648,134	-
Notes payable - current	6,016,656	6,139,697
Billings in excess of costs and estimated earnings on uncompleted contracts	19,987,710	11,364,954
Accrued expenses	7,230,226	10,586,308
Lease payable - current portion	458,384	486,401
Total current liabilities	91,866,449	85,834,056
Lease payable - net of current portion	612,974	647,249
Notes payable - net of current portion	2,320,000	2,000,533
Deferred income tax liability	1,058	(747)
Income taxes payable	387,103	205,450
Total liabilities	95,187,584	88,686,540
Stockholders’ equity (deficit)
VME Process, Inc. stockholders’ equity
Common stock, $0.001 par value 100,000,000 shares authorized; 1,373 shares issued and outstanding at June 30, 2026, and Common stock $0.10 par value 100,000 shares authorized; 1,373 shares issued and outstanding at December 31, 2025	1	137
Additional paid-in capital	223,141	223,005
Accumulated other comprehensive income	604,766	510,207
Accumulated income (deficit)	(4,696,592)	(4,112,081)
Total VME Process, Inc. stockholders’ equity	(3,868,684)	(3,378,732)
Noncontrolling interest in consolidated subsidiary	(2,795,252)	(2,790,221)
Total Stockholders’ equity (deficit)	(6,663,936)	(6,168,953)

Total liabilities and stockholders’ equity	$88,523,648	$82,517,587

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-36

VME Companies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss)

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Contract revenues	$14,642,194	$14,206,772	$25,012,360	$40,315,109
Cost of revenues	(11,106,861)	(14,469,762)	(18,766,627)	(41,616,876)
Gross profit	3,535,333	(262,990)	6,245,733	(1,301,767)
Operating expenses
Selling, general and administrative	1,932,517	5,137,702	5,101,973	9,823,082
(Gain) loss on disposal of assets	-	(391)	(246)	13,122
Depreciation and amortization	112,042	65,877	225,250	201,398
Total operating expenses	2,044,559	5,203,187	5,326,977	10,037,602
Income (loss) from operations	1,490,774	(5,466,177)	918,756	(11,339,369)
Other income (expense)	-
Interest income	29,571	13,442	53,938	99,151
Interest expense	(143,110)	(89,674)	(287,327)	(218,469)
Total other income (expense), net	(113,539)	(76,232)	(233,389)	(119,318)
Income (loss) before income tax	1,377,235	(5,542,409)	685,367	(11,458,687)
Income tax benefit (expense)	(1,038,913)	5,825,407	(1,274,909)	5,824,712
Net income (loss)	$338,322	$282,998	$(589,542)	$(5,633,975)
Noncontrolling interest of a subsidiary	2,227	2,436	5,031	4,477
Net Income (loss) attributable to VME Companies, Inc.	340,549	285,433	(584,511)	(5,629,498)
Cumulative translation adjustment (Gain) Loss	84,683	218,086	94,559	299,280
Comprehensive Income (loss) attributable to VME Companies, Inc.	425,232	503,519	(489,952)	(5,330,218)
Net Income (loss) per share, basic and diluted	$246.41	$206.12	$(429.38)	$(4,103.40)
Weighted-average common shares outstanding, basic and diluted	1,373	1,373	1,373	1,373

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-37

VME Companies, Inc.

Condensed Consolidated Statements of Stockholders’ (Deficit)

For the six months ended June 30, 2026 and 2025

	Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated Earnings	VME Process, Inc. Stockholders'	Noncontrolling	Stockholders’ Equity
	Shares	Amount	Capital	Income	(Deficit)	Equity	Interest	(Deficit)
Balance at January 1, 2026 (Audited)	1,373	$137	$223,005	$510,207	$(4,112,081)	$(3,378,732)	$(2,790,221)	$(6,168,953)
Net Income	—	—	—	—	(584,511)	(584,511)	(5,031)	(589,542)
Effect of reorganization - reclassification of par value	—	(136)	136			—		—
Currency translation	—	—	—	94,559	—	94,559	—	94,559
Balance at June 30, 2026 (Unaudited)	1,373	$1	$223,141	$604,766	$(4,696,592)	$(3,868,684)	$(2,795,252)	$(6,663,936)

	Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated Earnings	VME Process, Inc. Stockholders'	Noncontrolling	Stockholders’ Equity
	Shares	Amount	Capital	Income	(Deficit)	Equity	Interest	(Deficit)
Balance at January 1, 2025 (Audited)	1,373	$137	$223,005	$144,383	$(16,654,979)	$(16,287,454)	$(2,766,009)	$(19,053,463)
Net Income	—	—	—	—	(5,629,498)	(5,629,498)	(4,477)	(5,633,975)
Currency translation	—	—	—	299,280		299,280		299,280
Balance at June 30, 2025 (Unaudited)	1,373	$137	$223,005	$443,663	$(22,284,477)	$(21,617,672)	$(2,770,486)	$(24,388,158)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-38

VME Companies, Inc.

Condensed Consolidated Statements of Cash Flows

	(Unaudited) Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net Income (loss)	$(589,542)	$(5,633,975)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation & amortization	225,250	201,398
Deferred income tax provision (benefit)	678,149	-
Net provision for doubtful accounts	-	1,504,095
Impairment of long-lived assets	459	2,434
Changes in operating assets and liabilities
Contracts receivable	(8,670,624)	(2,049,276)
Costs and estimated earnings in excess of billings on uncompleted contracts, net	10,959,201	9,968,944
Inventories	(2,923)	(852,840)
Prepaid expenses and other assets	(292,159)	312,698
Income taxes receivable	51,923	(4,412)
Operating leases, net	(4,614)	(1,818)
Accounts payable	(1,731,356)	(5,700,809)
Income taxes payable	183,458	(6,358,648)
Accrued expenses	(356,083)	5,861,955
Net cash provided by (used in) operating activities	451,139	(2,750,254)
Cash Flows from Investing Activities
Purchases of property, plan, and equipment	(945,627)	(49,373)
Purchase of intangible assets	-	(6,624)
Proceeds from notes receivable	-	160,034
Net cash (used in) investing activities	(945,627)	104,037
Cash Flows from Financing Activities
Proceeds from notes payable	848,134	-
Payments of notes payable	(1,003,574)	(755,713)
Net cash (used in) financing activities	(155,440)	(755,713)
Effect of Exchange Rate Changes on Cash	94,559	299,280
Net Increase (Decrease) in Cash and Restricted Cash	(555,369)	(3,102,650)
Cash and Restricted Cash, beginning of period	5,919,924	12,753,188
Cash and Restricted Cash, end of period	5,364,555	9,650,538
Cash, beginning of period	4,335,781	11,981,890
Restricted cash, beginning of period	1,584,143	771,298
Cash and Restricted Cash, beginning of period	5,919,924	12,753,188
Cash, end of period	3,328,547	8,446,276
Restricted cash, end of period	2,036,008	1,204,262
Cash and Restricted Cash, end of period	$5,364,555	$9,650,538
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for income taxes	$340,000	$-
Interest paid during the year	$166,313	$121,983

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-39

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

1. Nature of Operations

Organization and Description of Business

VME Companies, Inc. (“VME”) is a holding company headquartered in Tyler, Texas that owns and operates businesses providing proprietary process technologies, modular fabrication systems, and integrated engineering, procurement, and construction (“EPC”) solutions for complex offshore and onshore energy infrastructure projects. VME designs, fabricates, and delivers engineered modules, systems, and equipment to customers on a project basis and does not retain ownership of completed assets following delivery.

VME conducts substantially all of its operations through three wholly-owned operating subsidiaries:

• VME Process, Inc., a Texas corporation founded in 1985, which conducts EPC solutions and modular systems (“EPC & Modular Solutions”) business;

• VME Process Solutions, LLC, a Texas limited liability company, which conducts our separation technologies and packaged equipment (“Separation Technologies”) business; and

• VME Services, LLC, a Texas limited liability company, which provides shared general and administrative services to the operating entities.

VME Companies, Inc. is a newly formed holding company, incorporated in Texas on February 10, 2026. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship with one another.

Effective April 15, 2026, the shareholders contributed 100% of their ownership interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC to VME Companies, Inc. in exchange for shares of VME Companies, Inc. common stock in a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, each entity became a wholly-owned subsidiary of VME Companies, Inc. In preparation for this offering, the Company underwent certain internal reorganization transactions and divestitures that impact the presentation of the historical financial statements. This holding-company restructuring was accounted for as a reorganization of entities under common control and did not change historical results..

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future. As of June 30, 2026, the Company had a working capital deficit of approximately $39.9 million. For the six months ended June 30, 2026, the Company incurred a net loss of $0.6 million. The Company anticipates that its negative operating cash flows will continue to increase for the foreseeable future as it continues to expand its projects in the US and Southeast Asia regions.

F-40

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

VME is seeking external financing options to be able to meet obligations while they pursue contracts to be able to fund future operations. The Company intends to meet obligations through their pipeline of awarded projects, and planned financings, which are not yet committed. Due to the uncertainties related to obtaining financing and new contracts, and expected negative working capital in future periods, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, there can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. If the Company is not able to obtain the additional financing on a timely basis, the Company will not be able to meet its other obligations as they become due and will need to delay, reduce or eliminate some or all of its planned activities and reduce costs. Doing so will likely have an adverse effect on the ability to execute the Company’s business plan; accordingly, management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying condensed consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. These statements do not include all of the information and footnotes required by U.S. GAAP for complete annual financial statements and should be read in conjunction with the audited consolidated combined financial statements and notes thereto for the year ended December 31, 2025. There have been no material changes to the Company’s significant accounting policies during the six months ended June 30, 2026, except for as described below.

Principles of Consolidation and Combination

The 2026 financial statements are presented on a condensed consolidated basis, which include the financial statements of VME Companies, Inc. and its wholly-owned subsidiaries, VME Process, Inc., VME Process Solutions, LLC and VME Services, LLC on a combined basis from January 1, 2026 to April 14, 2026, and on a consolidated basis, with VME Companies, Inc. as the parent, from the reorganization date of April 15, 2026 to June 30, 2026.

On February 10, 2026, VME Companies, Inc., a newly formed holding company was created and on April 15, 2026 the Company completed the restructuring and name change. In preparation for this offering, the Company underwent certain internal reorganization transactions and divestitures that impact the presentation of the historical financial statements. This holding-company restructuring does not affect historical results, and the financial statements presented are that of VME Companies, Inc. & Subsidiaries which include VME Process, Inc. and its Subsidiaries, VME Process Solutions, LLC, and VME Services, LLC.

All intercompany transactions are eliminated. Where the ownership interest is less than 100%, the non-controlling ownership interests are reported in the Company’s condensed consolidated balance sheets. The non-controlling ownership interest in earnings, net of tax, is classified as non-controlling interest of a subsidiary in the Company’s condensed consolidated statements of operations and comprehensive income.

Contracts Receivable

Contracts receivable from performing services are based on contracted prices. Expected loss estimates are determined utilizing an aging schedule. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions, and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data.

Included in Contracts Receivable is a balance of $31.4 million related to the MEG project for CNOOC. Management evaluates collectability under ASC 326 (Financial Instruments—Credit Losses) and has determined that no allowance is required. Management expects to fully collect the contractual cash flows of this financial asset. The primary risks associated with this balance pertain to obtaining a license from OFAC rather than the counterparty's creditworthiness or ability to pay. Refer to Note 9 Commitments & Contingencies for a detailed discussion of these matters.

F-41

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued a final standard on improvements to income tax disclosures ASU 2023-09, Improvements to Income Tax Disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The Company adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, on January 1, 2025, using the retrospective transition method. Adoption did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows, but resulted in enhanced disclosures related to the rate reconciliation and income taxes paid.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures ("ASU 2023-07"), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit. The Company adopted ASU 2023-07 as of January 1, 2024, which had no material impact on the Company’s consolidated financial statements. The adoption of 2023-07 did not change the way that the Company identifies its reportable segment; however, it has resulted in incremental disclosures within the notes of the Company’s condensed consolidated financial statements (Note 11).

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income (Topic 220): Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, as clarified by ASU 2025-01 in January 2025, which requires public business entities to provide additional tabular disclosures that disaggregate specified natural expense categories (such as purchases of inventory, employee compensation, depreciation and intangible asset amortization) within relevant expense captions and to disclose total selling expenses and the Company’s definition of selling expenses. This new standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual periods beginning after December 15, 2027, with early adoption permitted. Adoption of this ASU can be applied using either a prospective or a retrospective approach. The Company is currently evaluating the impact of ASU 2024-03. The Company does not expect that this ASU will have a material impact on its consolidated financial statements but will result in expanded disclosures in the notes to the consolidated financial statements. The Company is currently evaluating the impact of this standard, including which income statement expense captions will be considered relevant and the disaggregation approach it will apply.

In July 2025, the FASB issued ASU 2025-05, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets," which introduces a practical expedient for estimating credit losses on current accounts receivable and contract assets. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those annual reporting periods. ASU 2025-05 should be applied prospectively. The Company does not expect the application of this standard to have a material impact on its financial statements and related disclosures.

F-42

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

In September 2025, the FASB issued ASU 2025-06, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software," which removes references to project stages, and requires capitalization of software costs to begin when management has authorized and committed to funding the software project, and it is probable that the project will be completed and the software will be used to perform the intended function. The ASU is effective for fiscal years beginning after December 15, 2027, and interim periods within those annual reporting periods. Adoption of this ASU can be applied using either a prospective or a retrospective approach. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-11, "Interim Reporting (Topic 270): Narrow-Scope Improvements." The ASU clarifies interim disclosure requirements and the applicability of Topic 270. The objective of the amendments is to provide clarity about the current interim disclosure requirements. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. Adoption of this ASU can be applied using either a prospective or a retrospective approach. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-12, "Codification Improvements." The ASU addresses 33 items in the Accounting Standards Codification with intent to clarify, correct errors, or make minor improvements. The ASU is effective for interim reporting periods within annual reporting periods beginning after December 15, 2026, with early adoption permitted. The adoption method of this ASU may vary, on an issue-by-issue basis. The Company is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no additional pronouncements that may have a material impact on its results of operations, financial condition, and cash flows.

3. Billings, Estimated Earnings, and Related Costs

Billings, estimated earnings, and related costs on completed and uncompleted contracts consisted of the following contract assets and liabilities:

	June 30, 2026	December 31, 2025
Costs incurred on uncompleted contracts	$745,660,889	$828,676,306
Estimated margin recognized to date	107,357,748	103,335,771
	853,018,636	932,012,078
Less billings to date, net of retainage receivables of $249,380 and $199,185 as of June 30, 2026 and December 31, 2025, respectively	(861,526,080)	(929,560,321)
Total	$(8,507,444)	$2,451,757

The costs incurred are recorded based on the actual purchase ordered received, while the estimated billings are based on milestone completion benchmarks. Upon meeting each milestone, the Company is contractually able to bill for services and materials.

F-43

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Details of billings, estimated earnings, and related costs on completed and uncompleted contracts are as follows in the accompanying condensed consolidated financial statements for contract assets and liabilities:

	June 30, 2026	December 31, 2025
Costs and estimated earnings in excess of billings on uncompleted contracts net of retainage receivables of $249,380 and $199,185 as of June 30, 2026 and December 31, 2025, respectively	$11,480,266	$13,816,711
Billings in excess of costs and estimated earnings on uncompleted contracts	(19,987,710)	(11,364,954)
Total	$(8,507,444)	$2,451,757

As of June 30, 2026, total backlog representing the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at period-end and from contractual agreements on which work has not yet begun amounted to approximately $127.1 million, compared to $12.7 million total backlog as of June 30, 2025.

The Company recognized $14.6 million and $25.0 million of revenue for the three and six months ended June 30, 2026. Of the $25.0 million earned during the six-month period, $1.2 million was earned in the United States, $19.4 million in Asia and Southeast Asia, $4.0 million in Europe, $0.1 million in Mexico, and $0.3 million in East Africa.

Of the $14.6 million in revenue for the three-months ended June 30, 2026, $9.4 million was earned by VMEPI, and $5.2 million was from VMEPSL. Of the $25.0 million in revenue for the six months ended June 30, 2026, $16.2 million was earned by VMEPI, and $8.8 million was from VMEPSL.

In comparison, the Company recognized $14.2 million and $40.3 million of revenue for the three and six months ended June 30, 2025. Of the $40.3 million earned during the six-month period, $33.3 million was earned in the United States, $6.8 million in Asia and Southeast Asia, and $0.2 million in Mexico.

Of the $14.2 million in revenue for the three-months ended June 30, 2025, $10.7 million was earned by VMEPI, and $3.5 million was from VMEPSL. Of the $40.3 million in revenue for the six months ended June 30, 2026, $35.2 million was earned by VMEPI, and $5.1 million was from VMEPSL.

The allowance for credit losses amounted to $0.6 million as of both June 30, 2026 and December 31, 2025.

4. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

	June 30, 2026	December 31, 2025
Land	$14,606,061	$14,606,061
Leasehold improvements	121,852	122,012
Machinery and equipment	1,443,734	1,443,734
Vehicles	308,767	308,913
Computers and software	898,556	898,658
Assets not yet placed in service	1,299,801	353,766
Total	18,678,771	17,733,144
Less: Accumulated depreciation and amortization	(1,218,128)	(1,003,815)
Property, plant and equipment, net	$17,460,643	$16,729,329

F-44

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Depreciation and amortization expense was $0.2 million for the six months ended June 30, 2026 and 2025, of which $0.1 million related to property, plant, and equipment, and $0.1 million related to software and intangible asset amortization, respectively.

5. Accrued Expenses

Accrued expenses consist of the following as of June 30, 2026 and December 31, 2025:

	As of June 30,	As of December 31,
	2026	2025
Accrued deposits	$5,457,887	$8,491,664
Accrued compensation	1,239,404	1,088,047
Accrued taxes	446	187,332
Accrued interest	272,492	170,058
Accrued accounting and other	259,997	540,754
Accrued insurance financing	-	108,452
Total accrued liabilities	$7,230,226	$10,586,308

As of June 30, 2026 and December 31, 2025, the Company had recorded an accrued liability of $3,000,000 related to a deposit received in connection with a contemplated sale of its fabrication yard asset. The deposit was received on December 5, 2025 from a third party pursuant to a term sheet executed between the parties. Under the terms of the agreement, the deposit is legally binding and refundable in the event that definitive transaction documents are not executed within the exclusivity period or otherwise upon demand, subject to specified conditions. Accordingly, the Company has classified the deposit as a current liability within accrued liabilities, as the amount represents consideration received in advance of the closing of the transaction and may be refundable until the transaction is completed. The deposit is expected to be applied against the purchase price upon completion of the sale transaction.

6. Notes Payable

On February 16, 2022, VME received a loan from the U.S. Small Business Administration (SBA) in the amount of $2,000,000. The loan is payable within 30 years, with interest of 3.75% per annum. The payment will have a 24-month deferral from the date of the loan. The outstanding principal balance was $2,000,000 as of June 30, 2026 and December 31, 2025.

On August 24, 2023, PT VME Process, VME’s Indonesia subsidiary, entered into a loan agreement with PT Bank Permata Tbk which was used for the purpose of financing the purchase of land to support the company's operational activities. The loan was $7,461,321, with 6.50% floating interest per annum payable within 36 months. Principal and interest payments were made during the six months ended June 30, 2026 in the amount of $373,066. The outstanding principal balance as of June 30, 2026 and December 31, 2025 was $2,986,3045 and $3,979,371, respectively. The loan is guaranteed by VME and is secured by certain land of PT VME Process and is subject to certain financial and reporting covenants. In June 2026 this note was amended to extend the maturity date until June 24, 2027, and the terms now include 10 payments of $220,000 starting June 24, 2026 through March 24, 2027 and 3 payments of $335,434.97 starting April 24, 2027 through June 24, 2027. As of June 30, 2026, the Company was in compliance with financial and reporting covenants.

F-45

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

On November 24, 2023, VME Process Asia Pacific, VME’s Singapore subsidiary, entered into a promissory note with TNT Engineering in the principal amount of $120,000. An additional promissory note of $200,000 was executed on April 3, 2024. Both notes bear interest at 1% per month on the outstanding principal balance. The Company was in default on these two loans as of June 30, 2026. Other miscellaneous loans include $30,351 of loans on fixed assets. As of June 30, 2026, the total outstanding balance of the notes was $350,351.

On December 18, 2025, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of financing the purchase of land to support the Company's operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the six months ended. June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $900,000. There are no accrued penalties, default interest, or incremental covenant compliance considerations due to this default.

On December 20, 2025, VME Process Inc. entered into a second loan agreement with a shareholder and related party, Kole & Marlee Holdings, which was used for the purpose of financing the purchase of land to support the Company's operational activities. The loan was $900,000, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the six months ended June 30, 2026 and on August 3,2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $900,000. There are no accrued penalties, default interest, or incremental covenant compliance considerations due to this default.

On March 10, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $198,134, with 8.50% fixed interest per annum payable for a 2-month term. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $198,134.

On April 27, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Vinson-Shea Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $200,000, with 8.50% fixed interest per annum payable within 90 days. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $200,000.

On April 27, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Kole & Marlee Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $200,000, with 8.50% fixed interest per annum payable within 90 days. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $200,000.

F-46

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

On June 26, 2026, VME Process Inc. entered into a loan agreement with a shareholder and related party, Kole & Marlee Holdings, Ltd., which was used for the purpose of general operational activities. The original loan amount was $250,000, with 8.50% fixed interest per annum payable within 180 days. No principal or interest payments were made during the six months ended June 30, 2026, and on August 3, 2026 this note was amended to extend the maturity date until December 2026. The outstanding principal balance as of June 30, 2026 was $250,000.

On December 05, 2025 VME Process Inc. entered into a loan agreement as a bridge loan for operating capital. The original loan amount was $3,000,000 at an annual fixed interest rate of 8.5% for a two-month term. This loan was issued as part of a potential land sale, where the Company may settle the loan in the purchase price of the land. As of June 30, 2026, this contemplated transaction has not yet been consummated, and this $3,000,000 is a current liability.

As of June 30, 2026, the contractual future minimum payments for the Company’s outstanding borrowing arrangements were as follows:

For the period ending June 30,	Amount

2026 (remaining 6 months)	$7,318,485
2027	1,706,980
2028	50,775
2029	52,919
2030	54,938
Thereafter	1,800,693
$10,984,790

7. Customer Concentration

The Company had two customers during June 30, 2026 and two customers during June 30, 2025 that individually accounted for greater than 10% of revenue. These customers accounted for approximately 65.9% and 85.9% of the contract revenues for the six months ended June 30, 2026 and June 30, 2025, respectively. Additionally, two major customers represented approximately 91.8% and 92.6% of trade accounts receivable as of June 30, 2026 and December 31, 2025, respectively.

8. Related Party Transactions

The Company utilizes the engineering services of a certain company wherein one of the Company’s stockholders has an ownership interest. Total engineering costs incurred on projects with related parties amounted to $0.7 million and $3.5 million during the six months ended June 30, 2026 and 2025, respectively. Amounts payable to related partiesand recorded in accounts payable as of June 30, 2026 and December 31, 2025 amounted to $4.6 million and $4.1 million respectively.

The Company entered into six loan agreements with investors who are related parties to obtain financing to support the Company's operational activities. See Note 6 for additional disclosures.

F-47

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

9. Commitments and Contingencies

Commitments

The Company enters into contractual agreements with various customers in the normal course of its business. All contracts are terminable, with varying provisions regarding termination. If a contract with a specific customer were to be terminated, the customer would only be obligated for the services that were received through the time of termination.

Contingencies

The Company is involved in various legal, contractual, and regulatory matters arising in the ordinary course of business. In accordance with FASB Accounting Standards Codification ("ASC") Topic 450, Contingencies, the Company records accruals for loss contingencies when it is probable that a liability has been incurred, and the amount can be reasonably estimated. When a loss is reasonably possible, but not probable, the Company discloses the nature of the contingency and an estimate of the possible loss or range of loss, or states that such an estimate cannot be made. Significant judgment is required to determine both probability and the estimated amount. There are no matters pending that the Company currently believes are reasonably possible or probable of having a material impact to the Company’s financial position, results of operations, or statements of cash flows.

In the normal course of operations, the Company may become involved in various legal proceedings. As of June 30, 2026 and December 31, 2025, the Company has recorded accruals for probable losses related to existing or pending litigation as the Company’s management has determined that there are matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s financial statements.

The Company has an ongoing contract and an intellectual property (IP) infringement dispute with a supplier. The supplier has alleged that the Company defaulted on its contract obligations and is claiming Malaysian Ringgit (RM) 22,880,000 (approximately $5.4 million) in damages. The Company filed a counter claim for IP infringement for approximately $20.0 million. In 2024, the judgement on this matter was determined and the supplier initially won a judgement for $5.4 million, which VME is currently in the process of appealing as of June 30, 2026. The ultimate outcome of the matter still remains uncertain; however, in accordance with ASC 450 the Company accrued for the legal settlement in the amount of $5.4 million upon receiving the judgement.

CNOOC Project – Sanctions-Related Receivable

The Company has outstanding receivables related to a project with CNOOC that was completed and delivered in 2024. In June 2024, a subcontractor involved in the project was designated as a Specially Designated National by the U.S. Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), which has resulted in the temporary restriction of payments associated with the project. As of June 30, 2026 and December 31, 2025, the Company has approximately $31.4 million in receivables subject to OFAC licensing requirements.

The Company has applied for a specific license from OFAC to authorize the receipt and settlement of these amounts. Based on the facts and circumstances, including that the project was completed prior to the sanctions designation and consultation with external legal counsel, management believes that approval of the license is probable and that the related receivable is fully collectible. Accordingly, no loss has been accrued in the condensed consolidated financial statements.

F-48

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Although management does not believe a loss is probable, if an unfavorable outcome were to occur, the Company estimates that a reasonably possible loss could range from $0 to $31.4 million. Management has also evaluated the risk of potential civil penalties under OFAC regulations and based on consultation with legal counsel, has concluded that the likelihood of such penalties is remote. Accordingly, no accrual or further disclosure has been made with respect to such matters.

Oil India Receivables and Variation Orders

The Company has outstanding receivables from Oil India totaling approximately $4.7 million as of June 30, 2026 and December 31, 2025. Collection of these amounts is contingent upon the completion of plant commissioning, which is controlled by the customer. In addition, the Company expects to bill approximately $860,000 for commissioning services and approximately $1.15 million related to variation orders.

Based on historical experience in negotiating and collecting variation orders, the Company has recorded a reserve of approximately $575,000, representing 50% of the variation order amounts. Management believes that the remaining receivables are collectible; however, collection is dependent on the customer’s completion of commissioning activities. Management estimates that reasonably possible additional losses related to these receivables and variation orders could range from $0 to approximately $575,000 in excess of amounts currently reserved.

Potential Litigation

In September 2023, a third-party entity (“Adverse Party”) exercised contractual step-in rights on a project, resulting in a change in the Company’s billing and cost recovery structure. On December 31, 2025, the Company entered into a conditional release agreement with Adverse Party that provides for a mutual release of claims upon the Company’s satisfaction of certain conditions, including obtaining financing, settling outstanding vendor obligations, and securing releases of vendor liens. These conditions must be satisfied by December 31, 2026.

If the conditions are satisfied, the parties will mutually release all claims associated with the project. If the conditions are not satisfied, the agreement will terminate and both parties will retain all rights and remedies under the original contract.

As of June 30, 2026 and December 31, 2025, the Company has no outstanding receivables related to this matter, and management has concluded that a loss is not probable. Accordingly, no accrual has been recorded. Due to the contingent nature of the agreement and remaining performance conditions, management cannot reasonably estimate the potential loss; however, such loss, if any, could be material to the Company’s financial statements.

General Matters

Legal and contractual matters are inherently uncertain and involve significant judgment. The Company’s estimates are based on currently available information and the advice of legal counsel, where applicable. Actual results may differ materially from these estimates, and such differences could have a material effect on the Company’s financial condition, results of operations, or cash flows in future periods.

F-49

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and may provide for indemnification of the counterparty. The Company's exposure under these agreements is unknown because it involves claims that may be made against it in the future but have not yet been made.

In accordance with the Company’s amended and restated certificate of formation and bylaws, the Company has indemnification obligations to its officers and directors, subject to some limits, with respect to their service in such capacities. The Company has also entered into indemnification agreements with its directors and certain of its officers. To date, the Company has not been subject to any claims, and it maintains director and officer insurance that may enable it to recover a portion of any amounts paid for future potential claims.

The Company’s exposure under these agreements is unknown because it involves claims that may be made against it in the future but have not yet been made. The Company believes that the fair value of these indemnification obligations is minimal; accordingly, it has not recognized any liabilities relating to these obligations for any period presented.

10. Leases

The Company leases a shop building and other office space in Tyler, Texas and accounts for the leases under ASC 842 beginning January 1, 2022. Operating entities in Southeast Asia lease office space, and apartments for employees in Singapore, Malaysia, and Indonesia.

The Company has non-cancelable operating leases, primarily for office buildings, and equipment that expire on various dates through 2028. The Company determines if an arrangement is a lease, or contains a lease, including embedded leases, at inception and records the leases in the Company’s condensed consolidated financial statements upon the later of the ASC 842 adoption date of January 1, 2022, or lease commencement, which is the date when the underlying asset is made available for use by the lessor. Active leases have initial terms ranging from one to five years and generally contain extension options at the approval of both parties. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has no variable lease costs as of June 30, 2026 or 2025.

During the three months ended June 30, 2026, the Company renewed four existing leases on residential property used for housing for expat employees. The lease renewals were all for 12-month terms and collectively represent $2,182 per month or $26,181 annually and are recognized on a straight-line basis over the 12-month terms.

	June 30, 2026	December 31, 2025
Operating leases:
Right-of-use assets	$1,052,137	$1,109,815
Short-term lease liabilities	458,384	486,401
Long-term leases liabilities	612,974	647,249
Total operating lease liabilities	$1,071,358	$1,133,650

	June 30, 2026	December 31, 2025
Weighted-average remaining lease term (years)	2.11	2.15
Weighted-average discount rate (%)	3.29	4.00

F-50

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Future payments due under operating leases as of June 30, 2026 are as follows:

Year ending June 30,	Amount
2026	$301,263
2027	475,599
2028	440,228
2029	69,570
2030	—
Total	1,286,660
Less: effects of discounting	(215,302)
Total Operating Lease Liabilities	$1,071,358

11. Segments

The Company operates as two operating segments, VME Process Solutions LLC (“VMEPSL”) and VME Process, Inc. (“VMEPI”). VMEPI operates overseas in Southeast Asia executing larger projects for FPSO (“Floating Production, Storage, and offloading”) customers needing our equipment installed on the ‘topside’ of their ships. VMEPSL is a smaller operating company located in Tyler, Texas which provides engineering, procurement, and construction services on a varied scale. The Company's chief operating decision maker ("CODM") is its CEO, Michael Thomas, who reviews financial information presented on both a segment and a consolidated net income (loss) basis on the condensed consolidated statement of operations in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s forecast model, which includes product development roadmaps and forecasted financial models, as a key input to resource allocation.

The CODM function approves of key operating and strategic decisions. The CODM function views the Company's operations and manages its business on a consolidated basis and between the two reportable operating segments. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include cost of revenues and general and administrative expenses, which are separately presented in the Company’s condensed consolidated statements of operations below. The CODM then reviews significant expenses within the cost of revenues and general and administrative category in detail. Other segment items within net income (loss) include interest income and interest expense, along with tax expense. See the condensed consolidated financial statements segmented below.

F-51

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

	Six Months Ended
	June 30,
	2026			2025
	VME Process, Inc.	VME Process Solutions LLC	Total	VME Process, Inc.	VME Process Solutions LLC	Total
Contract revenues	$16,177,488	$8,834,871	$25,012,360	$35,234,113	$5,080,996	$40,315,109
Cost of revenues
Manufacturing & other	(1,301,743)	665,984	(635,759)	(31,842,625)	(1,326,535)	(33,169,160)
Materials	(9,154,466)	(4,903,096)	(14,057,562)	(353,371)	(1,128,551)	(1,481,922)
Personnel	(2,856,711)	(1,216,595)	(4,073,305)	(6,150,500)	(815,295)	(6,965,795)
Cost of revenues	(13,312,920)	(5,453,707)	(18,766,627)	(38,346,496)	(3,270,380)	(41,616,876)
Gross profit (loss)	2,864,568	3,381,164	6,245,733	(3,112,383)	1,810,616	(1,301,767)
Operating expenses
Selling, general and administrative
Personnel	2,289,902	767,536	3,057,439	3,150,988	1,136,952	4,287,940
Banking and foreign exchange	(27,037)	8,919	(18,118)	1,470,381	4,927	1,475,308
Office & Supplies	478,117	82,201	560,318	670,001	96,215	766,216
Taxes	133,313	10,453	143,766	534,135	14,748	548,883
Legal	564,085	-	564,085	378,844	-	378,844
Sales, Travel, & Marketing	119,354	8,388	127,741	158,706	15,285	173,991
Insurance	118,857	3,769	122,626	271,058	2,822	273,880
Bad debt	3,500	-	3,500	1,504,095	-	1,504,095
Other	189,013	162,663	351,677	144,162	74,494	218,656
Accounting	184,320	4,620	188,940	191,428	3,840	195,268
Selling, general and administrative	4,053,423	1,048,550	5,101,973	8,473,798	1,349,284	9,823,082
Gain / loss on disposal of assets	(246)	-	(246)	13,122	-	13,122
Depreciation and amortization	221,685	3,565	225,250	182,885	18,513	201,398
Total operating expenses	4,274,862	1,052,115	5,326,977	8,669,805	1,367,797	10,037,602
Income (Loss) from Operations	(1,410,294)	2,329,049	918,756	(11,782,188)	442,819	(11,339,369)
Other income (expense)
Interest income	(29,095)	83,034	53,938	72,600	26,551	99,151
Interest expense	(282,111)	(5,217)	(287,327)	(214,323)	(4,146)	(218,469)
Total other income (expense), net	(311,206)	77,817	(233,389)	(141,723)	22,405	(119,318)
Income (Loss) before income tax	(1,721,500)	2,406,866	685,367	(11,923,911)	465,224	(11,458,687)
Income tax expense	(768,143)	(506,766)	(1,274,909)	5,893,387	(68,674)	5,824,712
Net income (loss)	$(2,489,643)	$1,900,100	$(589,542)	$(6,030,524)	$396,550	$(5,633,975)
Noncontrolling interest of a subsidiary	5,031	-	5,031	4,477	-	4,477
Net loss attributable to VME Process, Inc.	(2,484,612)	1,900,100	(584,511)	(6,026,047)	396,550	(5,629,498)
Cumulative translation adjustment	94,559	-	94,559	299,280	-	299,280
Comprehensive loss attributable to VME Process, Inc.	$(2,390,053)	$1,900,100	$(489,952)	$(5,726,767)	$396,550	$(5,330,218)

F-52

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

Additionally, the CODM reviews intangible assets by geographical location. All intangible assets as of both June 30, 2026 and December 31, 2025 totalled $0.2 million and were held in North America, primarily in the USA with certain immaterial patents in Canada.

12. Net Income (Loss) per Share Attributable to Common Stockholders

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding during the period. In periods of net loss, the two-class method requires that losses be allocated only to common shareholders. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted-average shares outstanding, as the inclusion of common stock equivalents would be antidilutive. As the Company does not have any dilutive financial instruments, basic and diluted EPS are the same.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Three months ended		Six months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Numerator:
Net income (loss)	$338,322	$282,998	$(589,542)	$(5,633,975)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	1,373	1,373	1,373	1,373
Net loss per share attributable to common stockholders - basic and diluted:	$246.41	$206.12	$(429.38)	$(4,103.40)

F-53

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

13. Income Tax

The income (tax expense) benefit includes the following:

	June 30,	June 30,
	2026	2025
Current
Federal	$523,807	$(8,605,671)
Foreign	45,923	2,088
State	—	—
Total Current	569,730	(8,603,583)
Deferred
Federal	679,954	2,982,188
Foreign	25,225	(203,318)
Total Deferred	705,179	2,778,870
Total (tax expense) benefit	$1,274,909	$(5,824,713)

The provision for income taxes differs from the amount computed by applying the U.S. federal statutory income tax rate of 21% due primarily to the impact of different tax rates and classifications on foreign earnings.

It is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of June 30, 2026 and December 31, 2025, the Company has not made a provision for U.S. or additional foreign withholding taxes on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. As of June 30, 2026 and December 31, 2025, no allowance has been provided for these deferred tax assets as the Company expects that it will more likely than not be utilized due to expected generation of future taxable income from contracted projects.

As of June 30, 2026, the Company's U.S. federal income tax net operating loss (NOL) carryforwards, net of valuation allowances, is $28,796,000

The years ending December 31, 2025, 2024, and 2023 still remain subject to examination by the Internal Revenue Service (IRS). The same tax years also remain subject to examination by the state of Texas tax jurisdiction.

	June 30,	December 31,
	2026	2025
Federal deferred tax assets and liabilities:
Net operating loss carryforward, net of valuation allowance	$6,047,160	$6,118,874
Basis difference in intangible assets	(21,342)	(27,470)
Timing difference of bad debt expense	(520,676)	94,500
Timing difference of business interest expense	428	-
Basis difference in fixed assets	(3,782)	(4,692)
Basis difference in net Right-of-Use assets under ASC 842	2,720	3,250
Total federal net deferred tax assets	$5,504,508	$6,184,462

F-54

VME Companies, Inc.

Notes to the Condensed Consolidated Financial Statements

14. Subsequent Events

The Company has evaluated its subsequent events from the period ended June 30, 2026, through the date these unaudited condensed consolidated financial statements were issued on September 8, 2026 and has determined that there are no subsequent events requiring disclosure in these condensed consolidated financial statements.

F-55

VME Companies, Inc.

Condensed Financial Statements

February 10, 2026 (Inception) to March 31, 2026

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

VME Companies, Inc.

Opinion on the Financial Statements

We have audited the accompanying condensed financial statements of VME Companies, Inc. (the “Company”), which comprise the condensed balance sheets as of March 31, 2026, and the related condensed statements of operations, and the related notes for the period February 10, 2026 (inception) through March 31, 2026 (collectively referred to as the “financial statements”). In our opinion, the condensed financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on the entity’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to VME Companies, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. VME Companies, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2026.

Las Vegas, Nevada

August 10, 2026

PCAOB ID Number 6797

VME COMPANIES INC.

CONDENSED BALANCE SHEET

MARCH 31, 2026

Assets
Current assets:
Cash	$-
Total current assets	-
Investment in subsidiaries
Total assets	$-
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,810
Total current liabilities	1,810
Total liabilities	1,810
Stockholders’ equity (deficit)
Common stock, $0.001 par value, 100,000,000 shares authorized, and 0 shares issued and outstanding at March 31, 2026	-
Additional paid-in capital	-
Accumulated (deficit)	(1,810)
Total Stockholders’ equity (deficit)	(1,810)

Total liabilities and stockholders’ equity	$-

The accompanying notes are an integral part of this balance sheet.

VME COMPANIES INC.

CONDENSED STATEMENT OF OPERATIONS

Period from February 10, 2026 (inception) through March 31, 2026

Contract revenues	$-
Cost of revenues	-
Gross profit (loss)	-
Operating expenses
Selling, general and administrative	1,810
Total operating expenses	1,810
Net (loss)	$(1,810)

VME COMPANIES INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1 Nature of Operations

VME Companies Inc. (“VME”) was incorporated in the state of Texas on February 10, 2026 in anticipation of a potential initial public offering (“IPO”) and related reorganization transactions.

This entity was created to serve as the parent entity of the operating businesses. Prior to the reorganization, VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC were separate entities under common shareholder ownership but were not in a parent-subsidiary relationship with one another. Following the IPO and the transactions related thereto, VME will be a holding company whose sole material asset will consist of ownership in VME Process Inc., VME Process Solutions LLC, and VME Services, LLC. After the consummation of the IPO and related reorganization transactions, VME will control and be responsible for all operational, management and administrative decisions relating to these businesses and will consolidate the financial results of VME Companies Inc. and its subsidiaries.

2 Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accounts are maintained and the condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of changes in stockholders’ equity and cash flows have not been presented because VME has had no operations, including equity or cash transactions to date. As reflected in the Condensed Financial Statements, the Company had a single incorporation cost to open the entity, which is a current liability on the balance sheet with no cash or equity impacts. The condensed statement of operations has been presented with the condensed balance sheet to show this immaterial formation cost of the new entity.

3 Stockholder’s Equity

VME is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share, no shares were issued or outstanding as of March 31, 2026.

4 Subsequent Events

VME has evaluated subsequent events through August 7, 2026, the date on which the balance sheet was available for issuance, and determined that the following significant subsequent events requiring disclosure:

On April 15, 2026, Vinson-Shea Holdings, Ltd. and Kole & Marlee Holdings, Ltd. (the “Contributors”) completed a series of reorganization transactions to establish VME Companies, Inc. as the holding company for the business. In these transactions, the Contributors contributed 100% of the outstanding membership interests in VME Process Solutions, LLC and VME Services, LLC to VME Companies as a capital contribution, for no additional consideration. Concurrently, the Contributors contributed all 1,373 shares of common stock of VME Process, Inc. to VME Companies in exchange for 1,373 shares of common stock of VME Companies (700 shares to Vinson-Shea Holdings, Ltd. and 673 shares to Kole & Marlee Holdings, Ltd.), intended to qualify as a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, VME Companies now directly owns 100% of the equity interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC. The holding-company structure was established to support public ownership, centralized governance, and disciplined capital allocation in connection with this offering. The reorganization did not materially change our operations, assets, management teams, or customer relationships.

VME Companies, Inc.

[•] Shares of [Common Stock]

PROSPECTUS

[•], 2026

Until [•], 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses and costs expected to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and Nasdaq listing fee:

Amount to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Nasdaq listing fee		*
Underwriters’ expense reimbursement		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*	To be provided by amendment.

Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

ITEM 14. Indemnification of Directors and Officers.

The TBOC permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its certificate of formation all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. [Article [•]] of our Charter provides that a director of the Company will not be liable to the Company or its shareholders for monetary damages for any act or omission by the director in the performance of his duties, except that, pursuant to the TBOC, there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to our Company or our shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to our Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that a corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent or officer of a corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from the Company to the same extent that directors may seek indemnification and advancement of expenses from the Company.

In addition, the proposed form of Underwriting Agreement [(to be filed by amendment)] is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.

[Article [•]] of our Charter authorizes us to provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Texas law.

We intend to enter into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set forth in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities.

On April 15, 2026, Vinson-Shea Holdings, Ltd. and Kole & Marlee Holdings, Ltd. (the “Contributors”) completed a series of reorganization transactions to establish VME Companies, Inc. as the holding company for the business. In these transactions, the Contributors contributed 100% of the outstanding membership interests in VME Process Solutions, LLC and VME Services, LLC to VME Companies as a capital contribution, for no additional consideration. Concurrently, the Contributors contributed all 1,373 shares of common stock of VME Process, Inc. to VME Companies in exchange for 1,373 shares of common stock of VME Companies (700 shares to Vinson-Shea Holdings, Ltd. and 673 shares to Kole & Marlee Holdings, Ltd.), intended to qualify as a tax-free exchange under Section 351 of the Internal Revenue Code. As a result, VME Companies now directly owns 100% of the equity interests in VME Process, Inc., VME Process Solutions, LLC, and VME Services, LLC. The contribution and share exchange were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)

Exhibit No.	Exhibit Title
1.1*	Form of Underwriting Agreement
3.1**	Certificate of Formation of VME Companies, Inc., filed with the Secretary of State of Texas on February 10, 2026
3.2**	Bylaws of VME Companies, Inc., adopted as of February 10, 2026
3.3*	Form of Proposed Certificate of Formation
3.4*	Form of Proposed Bylaws
4.1	Specimen Common Stock Certificate
5.1	Form of Opinion of Winston Taylor LLP
10.1**	Employment Agreement, dated June 29, 2026, by and between Michael Thomas and the Company
10.2**	Employment Agreement, dated July 2, 2026, by and between Kuoh Lee and the Company
10.3	Shareholder Agreement, dated March 1, 2003, by and among VME Process, Inc. and the shareholders party thereto
10.4	Unanimous Shareholder Agreement, dated June 10, 2019, by and among VME Process Inc., Terry Trofimuk, and VME Canada Ltd.
10.5	Memorandum of Understanding, effective as of September 1, 2025, among MODEC Offshore Production Systems (Singapore) Pte. Ltd., Offshore Frontier Solutions Pte. Ltd., and VME Process, Inc.
10.6	Payment Agreement, effective as of January 18, 2025, by and among Himile Mechanical Manufacturing (Shandong) Co., Ltd, VME Process Asia Pacific Pte. Ltd., and VME Process, Inc.
10.7	Personal Loan Agreement, dated December 18, 2025, between Vinson-Shea Holdings, Ltd. and VME Process, Inc.
10.8	First Amendment to Personal Loan Agreement, dated July 1, 2026, between Vinson-Shea Holdings, Ltd. and VME Process, Inc.
10.9	Second Amendment to Personal Loan Agreement, dated August 3, 2026, between Vinson-Shea Holdings, Ltd. and VME Process, Inc.
10.10	Personal Loan Agreement, dated December 20, 2025, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.11	First Amendment to Personal Loan Agreement, dated July 1, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.12	Second Amendment to Personal Loan Agreement, dated August 3, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.13	Personal Loan Agreement, dated March 10, 2026, between Vinson-Shea Holdings, Ltd. and VME Process, Inc.
10.14	First Amendment to Personal Loan Agreement, dated July 1, 2026, by and among Vinson-Shea Holdings, Ltd., Michael Thomas and VME Process Inc.
10.15	Second Amendment to Personal Loan Agreement, dated August 3, 2026, by and among Vinson-Shea Holdings, Ltd., Michael Thomas, and VME Process, Inc.
10.16	Personal Loan Agreement, dated April 27, 2026, between Vinson-Shea Holdings, Ltd. and VME Process, Inc.
10.17	First Amendment to Personal Loan Agreement, dated July 1, 2026, by and among Vinson-Shea Holdings, Ltd., Michael Thomas, and VME Process, Inc.
10.18	Second Amendment to Personal Loan Agreement, dated August 3, 2026, by and among Vinson-Shea Holdings, Ltd., Michael Thomas, and VME Process, Inc.
10.19	Personal Loan Agreement, dated April 27, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.20	First Amendment to Personal Loan Agreement, dated July 1, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.21	Second Amendment to Personal Loan Agreement, dated August 3, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc,
10.22	Personal Loan Agreement, dated June 26, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.23	First Amendment to Personal Loan Agreement, dated August 3, 2026, between Kole & Marlee Holdings, Ltd. and VME Process, Inc.
10.24	Bonus Agreement Key Terms, effective as of January 15, 2024, between VME Process, Inc. and Marcelo Malerba
14.1	Form of Code of Business Conduct and Ethics
21.1	List of Subsidiaries
23.1	Consent of Winston Taylor LLP (included in Exhibit 5.1)
23.2	Consent of Bush & Associates CPA
24.1**	Power of Attorney
99.1**	Consent of Kuoh Lee to be named as a Director
99.2**	Consent of Ian Stuart to be named as Director
99.4	Form of Audit Committee Charter
99.5	Form of Compensation Committee Charter
107	Filing Fee Table

*	To be filed by amendment.

**	Previously filed.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

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ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyler, State of Texas, on the 9th day of October, 2026.

VME Companies, Inc.

By:	/s/ Michael Thomas
Name:	Michael Thomas
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Thomas, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael Thomas	Michael Thomas Chief Executive Officer	October 9, 2026
Michael Thomas	(Principal Executive Officer)

/s/ Michael Parham	Michael Parham	October 9, 2026
Michael Parham	Chief Financial Officer (Principal Financial and Accounting Officer)

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